

ANNUAL AND SUSTAINABILITY REPORT 2017

brf

Summary

Introduction

BRF discloses to all its stakeholders its *2017 Annual Report*. This document contains the most relevant results and highlights for the year, and is based on international performance communication methodologies, providing financial, human, intellectual, social, and environmental aspects.

This report was developed based on the strategic pillars defined by our leadership and on our stakeholder's perception of the main impacts and sustainability topics of our business — the result of the full materiality cycle, conducted since 2009, was revised and expanded throughout 2017.

We present the economic and financial indicators, collected based on the Brazilian standards and on the International Financial Reporting Standards (IFRS). We also follow the guidelines of the Global Reporting Initiative (GRI) to report social and environmental data. We also adopt, throughout the report, the Integrated Reporting benchmarks of the International Integrated Reporting Council (IIRC).

In section *Open Doors: Transparency as a Value*, we address the Company's continuous initiatives by working the values associated with ethics and quality and the coordinated actions in response to the development and progress after the investigations.

IIRC

Integrated Reporting Guidelines are considered when describing our business and our results.

GRI

Since 2009, we have adopted the GRI methodology, a global benchmark for social and environmental reporting.

Capitals

Through the use of icons, we show how each section of this report connects with the capitals in the IIRC model.

Capitals


SOCIAL AND RELATIONSHIP CAPITAL
NATURAL CAPITAL
HUMAN CAPITAL
INTELLECTUAL CAPITAL
FINANCIAL AND BUILT CAPITAL
MANUFACTURED CAPITAL

Message from Management GRI 102-14, 102-15

Throughout 2017, we invested in important strategic pillars to consolidate our leadership position in the Brazilian market This work continues.

The 2017/2018 biennium marks structural changes in our Company, which gives us the confidence that we will put BRF on a new path of growth and sustainable profitability. We have adjusted our organization to reflect an operation that is more in line with the current reality of the Company, as we face a number of crises.

We made changes to the Company's management, which is currently composed of a team of executives who have vast experience in management and deep knowledge of the Company and of the industry, with the important mission of developing the future leaders of the Company. A new Board of Directors, chaired by Pedro Parente (Chairman of the Board) and Augusto Cruz (Vice-Chairman), was also approved in the Extraordinary General Meeting.

We faced one of the most challenging moments in the food industry with the outbreak of the operations called *Operação Carne Fraca* and *Operação Trapaça*, which impacted dozens of companies in the industry, including BRF, especially in the international market. The Company reacted quickly and appointed a dedicated team of external executives and consultants to deal with the matter in a more assertive, transparent and agile way, especially in dialogues with stakeholders and authorities involved. We spare no efforts to ensure the quality of our products and to investigate any issues in order to mitigate impacts upon the Company.

We reviewed BRF's quality and food safety processes and continue to reinforce the Company's control and compliance instances. This way, BRF further increased the rigor of its processes. These initiatives are permanent and will constantly be improved. They will continue to exist, with high emphasis on and importance to the Company's management processes.

In Brazil, we continue investing in order to consolidate our position as market leaders. As of the second quarter of 2017, we began a process to recover market share, reaching 55.3% at the end of the year. The year 2017 also marked the end of all restrictions imposed by CADE after the merger of the companies that gave rise to BRF five years ago, making it possible to successfully return Perdigão into new categories. We also announced the launch of the Kidelli brand to operate in a market segment responsible for more than 30% of the sales of processed foods in the country.

In the Halal Division, we efficiently consolidated our operation in Turkey - Banvit -, with results above those originally expected. Banvit marks the entry into a market not previously served by BRF. In addition to being a leader in market share in that country, this division has an integrated operation that goes from production to distribution and allows us to advance in products with greater value added and to be an export hub to neighboring countries. It is worth pointing out that the Halal Division, at the end of the year, achieved a better balance between supply and demand in the Persian Gulf region, sustaining prices in dollar at high levels and driving better margins in the region.

In the International division, which consolidates the operations in Asia, Europe, the Americas, and Africa, we initiated a management program called Global Optimization, whose purpose is to maximize the profitability of animals as a whole, taking advantage of the commercial opportunities of the various regions through dynamic reallocations of products. However, after the European market was closed for some Brazilian companies, among them BRF, our focus, in addition to the Brazilian market and the

Halal Division, will be on the Asian market, in line with the Company's new strategic guidelines. Thus, we announce the disposal of all assets in Europe, Thailand and Argentina. In addition, emphasis should be placed on the signing of the Memorandum of Understanding with COFCO Meat and the beginning of the work to expand cooperation between the companies in the area of R&D (innovation and brand), mainly focused on quality and food safety.

We also advanced in several aspects of sustainability and in the redefinition of our strategy and work toward sustainable development. We reduced, for example, the use of antibiotics, demonstrating the new way of addressing issues related to health and animal welfare, a cause that is highlighted in our business. BRF occupies a tier 2 position in the global ranking of Business Benchmark for Farm Animal Welfare (BBFAW). Considering our integrated producers, a true silent revolution took place, with a reduction in the number of partners from 18,000 to 13,000 - which became much more sustainable from an economic standpoint. In 2017 for example, we had a turnover in our integrated producer base of 2%, compared with 10% in 2013. With our employees, turnover was 17% against 30% in 2012 - today, voluntary turnover is 6%. We further reinforced, in recent years, our culture of workplace safety and managed to reduce by 50% the injury frequency rate by number of hours worked. We also reduced the number of accidents on the roads by 60%, with a drop in the number of fatalities by 45%, as a result of the initiatives that we implemented among our carriers.

our processes

for quality and food safety and our control and compliance bodies are permanent structures that are constantly improved, with high emphasis on and importance in management processes

In 2017, through the BRF Institute, we mobilized nearly 3,000 volunteers who conducted several initiatives within communities in the celebration of BRF's anniversary, totaling 149 actions worldwide that created an environment of engagement with the Company. In the environmental aspects, the highlights were the reduction in energy consumption and the increase in consumption from renewable sources. In 2017, we reaffirmed our commitment to the 17 Sustainable Development Goals (SDG) and with the principles of the Global Compact of the United Nations, intimately associated with our business and which will be covered throughout this report.

In June 2018, the Board of Directors approved the restructuring plan to readjust the corporate structure to the new market reality. This plan is based on four pillars: (i) divestiture in Europe, Thailand and Argentina, as mentioned above; (ii) disposal of non-operating assets; (iii) better management of working capital, mainly stocks of frozen raw material and finished products; and (iv) securitization of receivables. This way, quantitatively, the Company expects to receive an injection of cash of approximately R$ 5 billion. At the same time, BRF is committed to obtaining certifications and market recognition from our stakeholders. Thus, our plan includes the return to ISE (B3's Corporate Sustainability Index) and the DJSI (Dow Jones Sustainability Index - Emerging Markets) and standardization of certifications such as ISO, AS, OHSAS, among others, aiming to have an even more balanced and integrated chain.

Finally, we reaffirm our understanding that 2017 and early 2018, given all difficulties, reinforced the need to further increase the rigor and monitoring of BRF's existing standards, which should be clearly visible in the coming quarters. These lessons learned should show significant improvements in financial performance through local and global growth, recovery of margins and reduction of our leverage. These improvements will always be associated with a responsible performance in management of aspects involving Safety, Quality, Food Safety, Controls and Compliance, which are supporting and material foundations in our day to day in all regions where we operate.

Enjoy your reading!

Main Indicators GRI 102-7

Amounts in R$ million	2012	2013	2014	2015	2016	2017
Net revenue	25,975	27,786	29,007	32,197	33,733	33,469
Gross profit	5,902	6,910	8,509	10,089	7,526	6,904
Gross margin (%)	22.7%	24.9%	29.3%	31.3%	22.3%	20.6%
Operating income	1,360	1,896	3,478	4,228	1,815	736
Operating margin (%)	5.2%	6.8%	12.0%	13.1%	5.4%	2.2%
EBITDA	2,283	3,131	4,897	5,755	3,418	2,654
EBITDA margin (%)	8.0%	10.3%	16.9%	17.2%	10.1%	7.9%
Adjusted EBITDA	N/A	N/A	N/A	N/A	2,938	2,857
Adjusted EBITDA margin (%)	N/A	N/A	N/A	N/A	8.7%	8.5%
Net income	770	1,062	2,225	3,111	-372	-1,099
Net margin (%)	3.0%	3.8%	7.0%	9.3%	-1.1%	-3.3%
Market cap	36,810	42,969	55,350	48,335	38,552	29,688
Total assets	30,765	32,375	36,104	40,388	42,945	45,228
Net equity	14,589	14,696	15,690	13,836	12,219	11,713
Net debt	7,018	6,785	5,032	7,337	11,141	13,310
Net debt/adjusted EBITDA	3.07	2.17	1.24	1.28	3.77	4.46
Earnings per Share (R$)	0.92	1.17	2.46	3.62	-0.47	-1.35
No. of shares	872,473,246	872,473,246	872,473,246	872,473,246	812,473,246	812,473,246
No. of treasury shares	2,399,335	1,785,507	1,785,507	62,501,001	13,468,001	1,333,701

NET OPERATING REVENUE* NOR (R$ MILLION)


46
48
47
50
54
55
54
52
53
50
46
45
25,975
27,786
29,007
32,197
33,733
33,469
2012
2013
2014
2015
2016
2017

Brazil (%) International (%) Total

*Amounts consider only continued operations.

SALES (THOUSAND TONS)


52
55
48
47
57
57
48
45
52
53
43
43
4,808
4,587
4,725
4,515
4,688
4,919
2012
2013
2014
2015
2016
2017

Brazil (%) International (%) Total

NET EQUITY (R$ MILLION)


14,589
14,696
15,690
13,836
12,219
11,713
2012
2013
2014
2015
2016
2017

NET INCOME (R$ MILLION)[1]


770
1,062
2,225
3,111
-372
-1,099
2012
2013
2014
2015
2016
2017

OPERATING INCOME (R$ MILLION)


1,360
1,896
3,478
4,228
1,815
736
2012
2013
2014
2015
2016
2017

NUMBER OF EMPLOYEES[2]


113,560
109,426
104,400
105,733
104,035
105,408
2012
2013
2014
2015
2016
2017

ENVIRONMENTAL INVESTMENTS (R$ MILLION)


212,00
208,39
324,66
325,84
388,30
2013
2014
2015
2016
2017

[1] Amounts consider only continued operations.
[2] Considers employees with open-ended employment contracts and employees abroad.

1





BRF

Committed to quality products and global operations, we are present in the lives of consumers, from the breakfast table to great moments with family

MANUFACTURED CAPITAL

In this section

- ABOUT US
- BUSINESS MODEL
- OUR GOVERNANCE

BRF S.A. is a company whose purpose is to feed the world. A global food company, with headquarters in Brazil, and a history of more than 80 years. Through a portfolio of more than 4,000 products, we are present in the lives of consumers in nearly 150 countries and account for 16.3% of the global trade of poultry, according to Watt Global Media. GRI 102-1

We deliver convenient, practical and proper foods that cater to the needs of the various consumer profiles. One such example are individually frozen products, that avoid waste, or products that go directly from the freezer to the oven, for everyday convenience. Our portfolio also includes *in natura* protein, margarines for different consumption occasions, desserts, sandwiches, and mayonnaise, as well as several processed foods (marinated and frozen chicken, our famous Chester® - turkeys, which are synonymous with Christmas -, special meats, sliced products, ready-to-eat and convenient meals, frozen and processed food servings). In 2017, we entered the ingredients and pet food segment. GRI 102-2

In recent years, our strategy has sought to consolidate our presence in the Americas, Europe, Middle East, Africa, and Asia, relying on the strength of brands such as Sadia, Perdigão, Qualy, Perdix, Paty, Bocatti, Vienissima, Speedy Polo, and Hilal. GRI 102-6

In Brazil, we are absolute leaders in the categories of ready-to-eat meals, cold cuts, sausages, and margarines. Additionally, Sadia, our most international brand, is a market leader in several segments in the Persian Gulf countries. GRI 102-6

With Net Operating Revenue (NOR) of R$ 33.4 billion in 2017, BRF's market cap exceeds R$ 18 billion. Our shares (BRFS3) have been traded on the Brazilian stock exchange - B3 - for over a decade, and our securities are traded on the New York Stock Exchange (level III ADR). GRI 102-5

Ethics, integrity and transparency have always been part of our business, as well as our commitment to the quality of the products that for decades have been present on the tables of virtually every Brazilian home. We have in place governance and compliance policies in line with best practices in the industry, at national and global levels.



Acknowledgments

BRF was chosen the Company in the Poultry and Swine segment, in the Melhores do Agronegócio (Best in Agribusiness) award(Globo Rural). We rank 14th among the 1,500 companies in the Empresas Mais Ranking (O Estado de S. Paulo), 10th among the 1,000 Largest, and 12th among the Best in Consumer Goods in the Melhores e Maiores ranking (Exame Magazine)

About Us

Our history dates back to the development of the food industry in Brazil, with the establishment of Sadia and Perdigão - two family companies focused on offering consumers high quality food for the various moments of the day. BRF S.A. was created through the merger of the two companies, announced in 2009 and completed in 2012.

Since then, we have worked to reinforce our local and international presence, with a strategy to take us closer to consumers, increase volume and market share in key markets.

Today, BRF has in place an integrated production model, with operations that go from the fields to the table and cover more than 100 own units (including factories, offices, and distribution centers). From the procurement of grain and production of animal feed, up to the grocery stores, including rearing of animals, processing of food, distribution and sales, we rely on our own teams and on an extensive network of integrated producers, logistics partners, and providers of services and raw materials (*see map*).

The construction of our corporate identity is a challenge that drives us. Today, we are more than 105,000 strong, with people from 40 different nationalities, speaking nearly 20 languages. We address this multicultural characteristic in an internal environment that is open to innovation and diversity, connected to our values, principles, and vision of the future.



our operations

are based on an integrated production model - from the fields to the tables of our consumers

Our presence

GRI 102-4, 102-6, 102-7, 102-8

58
PLANTS IN THE WORLD


UNITED KINGDOM
1 1
BRAZIL
20 35
CHILE
9
ARGENTINA
3 9
URUGUAY
2

47
DISTRIBUTION CENTERS WORLDWIDE

30,000+
SUPPLIERS

105,000+
EMPLOYEES


HOLLAND
1
TURKEY
5
SAUDI ARABIA
3
KUWAIT
1
OMAN
2
QATAR
1
ABU DHABI
1
UNITED ARAB EMIRATES
1
CHINA
1
HONG KONG
2
THAILAND
5
SINGAPORE
1
MALAYSIA
1

- Brazil
- Latin America and Southern Cone*
- Europe and Eurasia*
- Halal Division*
- Asia*
- Africa*

Plants
Distribution Centers

** After the process to reformulate our management, we consolidated the regions of Africa, Europe/Eurasia, Asia, and Americas into a single commercial unit called International.*

Business Model

How we access capitals, execute processes and create value in our chain

Our processes

FEEDING THE WORLD

is our purpose

OUR BASES

Governance
Ethics, integrity and leadership development

Quality
In all processes, products and relationships

Innovation
Strong brands, engaged people and a solid and flexible operation

HUMAN CAPITAL

MULTICULTURALISM
Connect the natural diversity of our people to our values

HEALTH AND SAFETY
Protect the physical integrity and well-being of all our employees

NATURAL CAPITAL

ECO-EFFICIENCY
Conscious use of natural resources and management of emissions and waste

ANIMAL WELFARE
Follow responsible and ethical practices, from rearing to slaughter

SOCIAL AND RELATIONSHIP CAPITAL

CONSUMER
Address needs with a focus on health, quality and access

RELIABILITY
Protect reputation by being transparent with all our partners

BRF RADIUS
Be attentive to our power to impact the lives of communities

MANUFACTURED CAPITAL

PRESENCE AND RAMIFICATION
From factories to integrated producers to ensure delivery of products to nearly 150 countries

LOGISTICS
Always plan in order to keep the integration from production to sale

INTELLECTUAL CAPITAL

BRANDS
Research, develop and innovate, resulting in leading products

SCIENCE AND TECHNOLOGY
Connect in favor of quality, productivity and business connectivity

Our impact

Development and progress

Benefits for integrated producers and suppliers

Initiatives of measurable social impact in communities

Environmental and social investments consistent with the complexity of our business

Tasty and quality products

Strong brands and everyday partners of consumers

Access to safe and tasty meats and processed products

Customized portfolio that respects multiculturalism

Long-term value creation

Financial results for shareholders and investors

Efficient use of industrial assets

Leadership in the global industry and in key markets

Our Governance

We value an organizational model that allows us to have a modern governance that is agile and capable of addressing the challenges of recent years. We have been a publicly held Company since the 1980s and, in 2006, we entered the Novo Mercado segment on the Brazilian stock exchange (B3). Consequently, we follow best practices, focusing on ethics, transparency, equity, and corporate responsibility.

Our Corporate Governance team is responsible for ensuring a good relationship between leaderships and the management structure of the Company and for supporting compliance with the internal guidelines of governance, in line with best national and international practices. Examples are the exclusive maintenance of common shares, assurance of egalitarian rights to shareholders, policies in place to address transactions, negotiation of securities, and conflicts of interest and use of insider trading (*read more at* http://ri.brf-global.com/conteudo_pt.asp?idioma=0&tipo=52097&conta=28).

Our main governance bodies are the General Shareholders Assembly, the Board of Directors, the Fiscal Council, the Executive Board, and the administration advisory committees.

best practices

Our actions focus on ethics, transparency, equity, and corporate responsibility, in line with Novo Mercado

Decision-making bodies

GRI 102-18, 102-22, 102-23, 102-24, 102-25, 102-26

Our administration bodies, their composition and business mission

General Shareholders Meeting
It is BRF's main decision-making body, with ordinary and extraordinary meetings, where the most relevant topics for the Company are voted.

Board of Directors
Its roles are to provide the guidelines for the business and choose and oversee the performance of members of the Executive Board. Criteria for selecting board members are objective: reputation, ethical standards, experience in/knowledge of finance, governance, and our sector are instrumental, as well as the absence of conflicts of interest. Currently, eight of the ten board members are independent members, in line with the Sarbanes-Oxley Act (SOx), widely exceeding the 20% established by Novo Mercado. GRI 102-28

Board of Directors*

We reformulated our structure to efficiently coordinate and respond to market challenges

In an Extraordinary General Meeting, held on April 26, 2018, the shareholders approved a new Board of Directors. The collegiate body is composed of 10 members, eight of which are independent, whose mission is to address, in an efficient and coordinated manner, the challenges in the market. The leadership opted to quickly define key positions, a priority process for the new administration. See the complete credentials of the board members at ri.brf-global.com/pt-br/governanca-corporativa/diretoria-conselhos-e-comites/

See the composition of the Board of Directors on the side.

Pedro Pullen Parente
Chairman – Member

Augusto Marques da Cruz Filho
Independent Vice Chairman

Dan Ioschpe
Independent Member

Flávia Buarque de Almeida
Independent Member

Francisco Petros Oliveira Lima Papathanasiadis
Independent Member

José Luiz Osório de Almeida Filho
Independent Member

Luiz Fernando Furlan
Independent Member

Roberto Antônio Mendes
Independent Member

Roberto Rodrigues
Independent Member

Walter Malieni Jr.
Member

** At the end of 2017, the composition of the Board of Directors was: Abilio dos Santos Diniz (Independent Chairman); Francisco Petros Oliveira Lima Papathanasiadis (Vice President); Luiz Fernando Furlan (Independent Member); José Carlos Reis de Magalhães Neto (Member); Walter Fontana Filho (Independent Member); Flávia Buarque de Almeida (Independent Member); Marcos Guimarães Grasso (Independent Member); Walter Malieni Jr. (Member); and José Aurélio Drummond Jr. (Independent Member).*

- **Advisory Committees[1]**
  The groups are composed of representatives from senior management and were revised for 2018. Five committees were formally constituted:

- **Finance and Risk Management Committee**
  Members: Francisco Petros, Roberto Mendes, Walter Malieni, Dan Ioschpe, and Manoel Cordeiro Silva Filho (external).

- **Strategy and Marketing Committee**
  Members: Augusto Cruz, Flávia Almeida, Luiz Furlan, and Eduardo Fontana D'Ávila (external).

- **People, Governance, Organization and Culture Committee**
  Members: Flávia Almeida, Dan Ioschpe and Augusto Cruz.

- **Quality and Sustainability Committee**
  Members: Roberto Rodrigues, Luiz Furlan, José Luiz Osório, and Vicente Falconi (external).

- **Statutory Audit Committee** - a support, consulting and advisory committee that operates autonomously and independently to provide support to the Board of Directors on topics such as internal and external audits, complaints, grievances, and issues associated with SOx, escalating topics for investigation by the Compliance Department or independent companies. GRI 102-33
  Members: Francisco Petros, Roberto Mendes, and Walter Malieni Jr., Fernando Maida Dall'Acqua (external) and Sérgio Ricardo Silva Rosa (external).

Acknowledgment

Based on a survey conducted by Transparência Internacional in 2017, the publication Valor 100 ranked BRF 18th in the list of the most transparent companies among the 100 Largest in the Country.

five committees
in activity in 2017, reporting directly to the Board of Directors

Fiscal Council
Mostly composed of independent professionals, this committee ensures the integrity of all acts of business administrators, and of the balance sheets and financial statements.
Members: Attilio Guaspari, Independent Member; Marcos Vinicius Dias Severini, Member; André Vicentini, Independent Member.

[1] Committees in 2017: Finance, Governance and Sustainability; M&A Strategies and Markets; Marketing; People, Organization, Management, and Culture; and Statutory Audit Committee.

Executive Board*

Pedro Pullen Parente
Global Chief Executive Officer

Lorival Luz
Global Chief Operating Officer

MARKETS:

Sidney Manzaro
Vice-President of Brazilian Market

Patricio Rohner
Vice-President of Halal Market

Simon Cheng
Vice-President of International Market

OPERATIONS:

Vinícius Guimarães Barbosa
Operations and Procurement Officer

Leonardo Dallorto
Vice-President of Integrated Planning and Logistics

Neil Peixoto
Vice-President of Quality, R&D, and Sustainability

CORPORATE:

Elcio Ito
Chief Financial and Investor Relations Officer

Alessandro Bonorino
Vice-President of HR and Shared Services

Rubens Pereira
Vice-President of Strategy, Management, and Innovation

Bruno Ferla
Vice-President of Institutional Affairs, Legal, and Compliance

Executive Board
Responsible for managing the business, this body must operate in full compliance with the strategic guidelines defined by the executives themselves, discussed and approved by the Board of Directors. Members are selected and replaced by the Board of Directors and must have proven experience in the market and be aligned with our vision and culture.

In the first half of 2018, we underwent a broad review of this framework. Efforts to optimize cost and increase profitability included simplifying the organizational structure with a reduction in the number of vice presidencies from 14 to 10, divided into three broad areas: Markets (3 VPs), Operational (3 VPs) and Corporate (4VPs). See the composition of the Executive Board. For details on each member's credential, visit: ri.brf-global.com/pt-br/governanca-corporativa/diretoria-conselhos-e-comites/

* At the end of 2017, the composition of the Board of Directors was: José Aurélio Drummond Jr. (Global Chief Executive Officer); Lorival Nogueira Luz Júnior (Vice President of Finance and Investor Relations); Andelaney Carvalho dos Santos (Executive Vice President of Management and Information); Alexandre Moreira Martins de Almeida (Executive Vice President of BRF for Brazil); Simon Cheng (Executive Vice President of BRF International - Europe/Eurasia, Asia, Africa and the Americas and of Corporate Development & Growth); Patricio Rohner (Executive Vice President of the Halal Division); Jorge Luiz de Lima (Executive Vice President of Corporate Efficiency and Southern Cone - Argentina, Peru, Paraguay and Uruguay); Fabrício Delgado (Executive Vice President of Quality and Food Safety); Alessandro Bonorino (Executive Vice President of Human Resources, Corporate Integrity and Marketing); Leonardo Almeida Byrro (Executive Vice President of Planning, Distribution and Supply Chain, position assumed in 2018 by executive Elcio Ito); Hélio Rubens (Executive Vice President of Global Operations).

2





STRATEGY

Our ambition is to turn BRF into the most inspiring and important global food company

In this section

- RISKS AND OPPORTUNITIES
- OUR VIEW TOWARDS SUSTAINABILITY

Every day we produce foods that are energy sources to put people's lives in motion. Responsible for supplying this need, while positively impacting communities and families around the world, our industry's challenge is to be a part of the solution to feed the population, ensuring its physical and social well-being. Our operations in recent years reflect this purpose.

We have the responsibility of delivering convenient, innovative, flavorful, nutritious, and reliable foods that cater to the needs of consumers, while respecting the culture of the nearly 150 countries where we operate.

Furthermore, we are a Company with a vertical operation, and therefore, we must ensure good use of our assets (industrial and biological), be coherent with our values and practices, maintain a relationship of mutual gain in the value chain, and prepare leaders capable of properly guiding the business.

Aware of these aspects, BRF prioritized, in its strategic planning, pillars such as corporate culture, quality, innovation, brand, logistics, and supplier management As a result, we have achieved significant organic and inorganic growth in recent years.

There have been more than 10 acquisitions of companies in recent years, taking BRF into more markets - especially in Asia, Middle East, and Latin America. In addition to Sadia, our main global brand, we advanced by consolidating a true "house of brands", acquiring renowned names among consumers and making them market leaders in their regions. We also advanced the go-to-market model, strengthening relationships with nearly 200,000 clients, including small, medium and large retailers and companies in the global food industry.

our strategic planning
is based on the pillars of corporate culture, quality, innovation, brand, logistics, and supplier management

With an eye on the future

Defining the strategy is the task of our Board of Directors, together with our Executive Board and the advisory committees for governance. Annually, we promote a meeting of leaders to decide on the paths set out, design new goals, and evaluate Key Performance Indicators (KPIs) for the various markets, categories and business segments.
GRI 102-26

Today, we have an increasingly ramified operation, with many gains in productivity and value creation to be achieved. We believe that it is the administration's responsibility to carefully study shifts in the domestic and international markets - with projects such as those implemented in recent years, to acquire distributors and leading companies in different regions - and capture opportunities associated with innovation and differentiation in an industry with intense competition. We recognize the importance of developing a long-term vision to offer security to our stakeholders considering the Company's direction and vision.

Our Priorities

Between 2017 and early 2018, vice presidents, board members and other leaders joined efforts to develop a Strategic Plan, validated by the Board of Directors and translated into initiatives, projects, and investments, conceived to value efficiency, integration of operations, and greater profitability for the Company and, consequently, prepare an assertive long-term path, further reinforcing the Company's strengths. Through this planning, we will reinforce management in more sensitive areas and will advance in areas of achievement in recent years, always guided by our purpose to feed the world and create value in a consistent and planned manner.

In summary, our vision is to **turn BRF into the most inspiring and important global food company**.

Achieving this vision is based on our competitive advantages (*see chart*) and follows five core guidelines:

- **Global presence with strong brands** – Sadia is our major international brand and, together with other brands, is widely recognized by consumers: for example, Qualy and Perdigão, in Brazil; Confidence, Perdix and Hilal, in Islamic markets served by the Halal Division; and Paty and Dánica, in Argentina, among others. Our recent advances in the Middle East and Asia indicate


bio
FILÉ DE PEITO
CONGELADOS 1 A 1
Sadia
CONHEÇA QUEM CRIOU SEU FRANGO:
www.sadia.com.br/bio
CERTIFIED HUMANE
1 kg


Você sabe o que é SADIA BIO?
bio
Sadia
CERTIFIED HUMANE

that we should, in the coming years, evolve even further in terms of catering to consumer expectations by focusing on attributes such as innovation, convenience, affordability, and quality. In early 2018, another highlight was the launch of Kidelli, a brand created with 13 new products and a focus on atacarejos (a category that mixes retail and self-service wholesale), as well as distributors, exploring a segment in which we have high potential and represents 30% of the sales of processed foods in Brazil.

- **Focus on the main product categories in which we participate** – strengthening the portfolio and its quality and convenience is part of a constant effort, which requires prioritization and focus on our main categories, such as cold cuts, sausages, frozen foods, in natura and margarines.

- **Capturing opportunities** – growth through investments in production, joint ventures and partnerships boots pride for a BRF increasingly geared towards global presence. There are a number of ways to do this, including our own production platforms (such as our Abu Dhabi plant in the United Arab Emirates), distribution improvements and portfolio evolutions connected to local consumers. We will keep our eye on every chance to grow our business and increase market share.

- **Transformations** – based on competencies developed at BRF, we work to maintain our capacity to innovate in processes and business models, intended to create value. Some examples are the consolidation of the Ingredients businesses (coproduct segment) and animal feed (using the Güd brand), a highlight for 2017 (read more on page 28).

- **Our people** – in order to prioritize empowerment of key personnel to improve performance, and consequently drive Company results, the HR department works with five pillars - Revitalizing and reinforcing the BRF culture, and investigating potential opportunities; Renovating and cultivating the leadership model; Becoming a benchmark in people and talent management strategies; Enhancing the appraisal and development system; Promoting well-being and employee engagement.

- **Return of shares to ISE (B3's Sustainability Index) and DJSI (Dow Jones Sustainability Index – Emerging Markets)** – Reinforcement of our commitment to the environment, health and safety of our employees, diversity and inclusion, with the total quality of our processes and products, including animal welfare, nutritional profile and traceability, with ethics and transparency, defining sustainable business partnerships.

COMPETITIVE ADVANTAGES

The differentiators that ensure success and guide the future of our businesses

Broad distribution network in Brazil and in international markets

nearly 150
countries served

220,000+
clients worldwide

90%
capacity to serve the Brazilian territory

40%+
of the international sales volume comes from own distribution

Managers with experience in the market

- Governance in line with criteria set out by Novo Mercado (B3)
- The members of the Board of Directors, of the Committees and of the Executive Board have a formal individual performance assessment tool, including 360° assessment
- Renewal of the governance model - 10 VPs reporting directly to the COO, who reports directly to the CEO, and extensive knowledge of topics and key markets

Leadership in the Brazilian market, with strong brands and global presence

58
own plants
in 9 countries

440,000
monthly deliveries to clients in Brazil

- Undisputed market leaders in Brazil in cold cuts (53.7% market share), ready-to-eat meals (59.5%), margarines (62.8%), and sausages (40%)
- Sadia, Perdigão and Qualy are Top of Mind in the domestic market, respectively holding the first, third, and fifth places
- Sadia ranks first in industrialized foods, according to "Estadão Marcas Mais" (2017 edition) – Estadão

Quality, safety and diversified portfolio

4 million+ tons
of food produced

- We have independent boards with international professionals and institutions such as the International Association for Food Protection, and researchers

100%
of the portfolio assessed in terms of quality and security aspects

Affordable quality products in a growing global market

4,000 +
SKUs adapted to the characteristics of each region where we operate

- Competitive production costs for international markets
- Vertical efficiency in animal production, slaughter, and industrialization, a reference in Brazil
- Large-scale production and monitored plant footprint

Strategic geographical and diversified location

- Slaughterhouses strategically located in several regions in Brazil (South, Southeast, and Midwest), with favorable access to export corridors and proximity to the grain production belt
- Geographic diversity of the network of distribution centers
- Own production plant at the heart of the Middle East (Abu Dhabi)
- Experience in the implementation and operation of regional offices in 28 countries

Investments and projects 2017

A glance of our main actions throughout the year



Brazil

Development of a new brand, Kidelli, in order to capture new opportunities in processed foods geared toward distributors and cash and carry (retail + self-service wholesale)

Southern Cone

2.7 p.p. growth in market share in the hamburger category and 4.9 p.p. in breaded foods

BRF Ingredients

In 2017, we initiated the activities of this new division that focuses on the development of solutions for the ingredients and animal nutrition markets. The unit works with the concept of 100% use of organic raw materials throughout the production cycles, putting into practice our ideals of making efficient use of biological assets. The existing portfolio has products for nutrition of pigs, pets, and aquatic animals (including chicken protein, premium meal solutions, and oils) and ingredients such as breadcrumbs, vegetable oils, aromas and natural extracts (*read more at* http://brfingredients.com/pt/).

One of the highlights was the investment of R$ 65 million in a hydrolyzed animal protein plant, inaugurated in Concórdia (SC), adjacent to our industrial complex. Production of animal nutrition ingredients was initiated in that unit.

325 t/month

Production capacity of the hydrolyzed protein plant in SC



Halal Division

Consolidation of Banvit, largest poultry producer in Turkey

International

A management program called Otimização Global (Global Optimization) intended to maximize profitability of raw materials, taking advantage of commercial opportunities in the various regions through dynamic product relocation

Halal Division: expansion in the Middle East

The Company, a BRF subsidiary, serves a market of 1.5 billion people, with headquarters in Dubai, in the United Arab Emirates. GRI 102-10

Throughout the years, we have developed a strategic relationship between BRF and markets of Islamic predominance. We produce 1 million tons of food per year for the Middle East, with eight plants in Brazil dedicated to this operation, and we are the leading company in animal protein in the region, as well as global leaders in Halal products (product allowed for consumption following Islamic precepts).

Through its operation focused on the Middle East and North Africa, based on the Sadia and other renowned brands (Confidence, Hilal, Perdix), we advanced in several markets via distributors or directly, such as Saudi Arabia, the United Arab Emirates (where our plant is located, in Abu Dhabi), Qatar, Bahrain, Oman, Iraq, Lebanon, and Egypt.

Startup B-Connect Program

Across all BRF areas, this program has strong participation of the Agricultural and Industrial Operations area. More than 30 startups were connected to offer market, legal, Industry 4.0, biotech, precision agriculture, and pollution control solutions (*read more about this program by ABDI on page 67*).

Investments and projects 2017 GRI 102-11, 102-15, 102-30, 102-31, 201-2

BRF is committed to monitoring its activities and assessing potential risks and opportunities for improvement. By having a specific area to manage this topic, the Corporate Risk Department, an integral area within the Finance and Investor Relations Department, operates under a global, corporate, and integrated holistic vision of operations that focuses on four core management pillars:

- Monitoring, addressing, and reporting corporate and operational risks, including adherence to BRF's Corporate Guidelines;
- Upholding an environment of internal controls (including the Sarbanes-Oxley Act - SOx, among others) and disseminating the culture of controls at the Company;
- Prevention of loss and deviation of assets;
- Global insurance management.

We have in place an integrated management methodology for the risks that could potentially affect our operations, our strategy, and our capability to create value, taking into account an assessment of BRF's vulnerability, potential impacts, and response speed. With a comprehensive view, this model involves training of employees in all regions worldwide to implement a culture of mapping risks and opportunities.

Our risk map is regularly reviewed and takes into account critical aspects of the industry, market outlook/scenario, and social, environmental, financial, reputational, and regulatory aspects. We prioritize high and very high risks (considering impact and likelihood) and monitor medium and low risks, with the corresponding support and involvement of the Executive Board, the advisory committees, and the Board of Directors - which are the bodies responsible for evaluating and validating risks and the corresponding response to such risks. The Executive Board is also responsible for managing risks mapped and reported by the Corporate Risk Department.

See below a summary of our main risk categories and learn how we address possible opportunities to leverage results.

Integrated management

Our methodology identifies risks that could potentially affect our operations, strategy, and capability to create value, taking into account an assessment of BRF's vulnerability, potential impacts, and response speed

The risk

Our opportunity

Our response

Sanitation control

Any official notices of violations, temporary restrictions to imports, and embargoes resulting from non-compliance with market legislation; reputation problems broadly affecting the markets; unplanned financial investments.

Continuously improve our processes, ensuring export markets, opening of new markets abroad, viability of more plants, and greater trust among consumers and clients.

We mitigate this risk through integrated control, via the BRF Quality System and other instruments, sanitation requirements, monitoring and control of quality principles. In 2017, this was one of the main risks that represented an event with an impact upon the Company's businesses, which was addressed through instruments including governance - with the creation of a response committee - up to the daily operation (*read more about our response to operations Carne Fraca and Trapaça on page 43*).

Food Safety

Possible problems concerning the quality of our products that can have a negative impact on the health and preference of consumers.

Maintain quality as a management requirement at BRF, at all levels and instances, from the field to the table, reinforcing this message in the markets where we operate.

Our Quality System deals with aspects involving food safety, including the Program Best Practices in Production and Hazard Analysis and Critical Control Points. This was also a risk affected by the onset of *Operação Carne Fraca* and its effects upon BRF's image (*read more in Quality Management and in the section below*).

Environmental

Climate change GRI 103|201, 201-2

Climate change can significantly impact global supply and demand for agricultural commodities, affecting prices and, thereby, our stocks of raw materials, in addition to affecting energy safety and availability of water.

To become a benchmark for environmental efficiency initiatives and monitoring of climate risks that affect the acquisition of raw materials and our industrial processes. Expand the capability to anticipate and create a system to adapt to environmental and climate transformations.

We monitor the entire production chain attempting to anticipate impacts on operating costs and availability of grains. To this end, we manage opportunities combining market strategies and climate monitoring in the main grain producing countries in the world. We also prioritize risks and opportunities arising from climate change, evaluating the potential financial impact, considering those with greatest influence.


PRODUTO:
DATA VERDE:
LOTE:
MASSADA:
TAMBLER:
PERÍODO:
ORDEM:
PESO:

We work to ensure the quality of our products

Policies and hedge stocks ensure supply of inputs and minimize the risk of significant volatility in prices. We also regularly monitor climate variations such as temperature, rainfall, frost, and moisture in the soil. We monitor climate through public global reports: in the world, moisture in the soil; in Brazil, aggregate rainfall, forecast of frost and weather forecast; in Argentina, aggregate rainfall and rain forecast; in the United States, aggregate rainfall, rain forecast, and forecasts for temperature/rain - short, medium, and long-term forecasts.

Energy and water GRI 103|201, 201-2

Water shortage and difficulty in addressing aspects related to the operation. We also consider the following risk aspects: reduction of BRF's profitability; restriction of planned expansions in a given region due to lack of sufficient natural resources, for example; and situations that can lead to an increase in the cost of inputs caused by crisis in other regions producing the same or similar products. These movements may occur as a result of changes in demand and supply of key inputs, which can fluctuate significantly. Other risk factors are also considered: climate change impacting the domestic and global production of poultry and pigs; environmental and conservation regulations; economic conditions; animal diseases; cost of international shipping; currency variation.

Properly advance our preventive and innovation actions, integrating to planning and reinforcing the connection to the environment.

We have analyzed, in recent years, the risk of water shortage to which our plants are exposed; we have studied new forms of generating and using energy; and we have worked on reuse and/or full use of raw materials, reducing the disposal of biological and nonbiological materials. We also monitor regulatory policies and climate conditions. Mitigation of risk involves the analysis of internal consumption, opportunities to reduce demand, and modeling of the scenarios for the electric energy market under different climate projections in the short and medium term, taking into account the future impacts of the the energy market. BRF considers the principle of precaution in the development, production, and distribution phases.

Monitoring

We seek to anticipate impacts on operating costs and availability of grains along our production chain



In agriculture, the initiatives are developed to ensure animal welfare and productivity against any climate change scenario, such as improvement in the facilities and environments, improving Compliance Rate, energy consumption and rural insurance.

Supply chain GRI 201-2

Potential event of social and environmental non-compliance, failure in procurement process, and problems associated with quality of services or raw materials, and relationship with exclusive suppliers.

To develop quality programs with mutual gains for BRF and its partners, through long-term commercial relationships. Develop suppliers, leveraging new businesses.

We maintain global actions for each supplier category, analyzing levels of risk and providing policies and audits, in addition to an assessment of the Likelihood of Default (Prinad, in the Brazilian acronym), development and updating of Strategic Sourcing, and the Supply Chain Monitoring Program, focused on social and environmental aspects, that identifies and mitigates risks involving third parties that influence our businesses (*read more about the program on page 94*).

OHS and Operational

Events with potential to affect employee safety, productivity and continuity of operations, in addition to accidents with assets in general - problems with logistics, accidents in plants, incidents at worksites, etc.

Position BRF as the industry benchmark in operational safety, talent retention, and service level.

Our Health Safety and Environment Program (HSE), which will celebrate its 10th anniversary in 2018, reinforces a culture of risk and accident prevention, and relies on an Operational Risk Management pillar created in 2010. Our Operating Control Center, located in the city of Curitiba (PR) is another tool used to analyze and measure risks and data from BRF's plants. We also have insurance to protect from certain events.



Commodities GRI 201-2

Volatility of prices and seasonality of certain inputs and raw materials, such as corn, soybean, and beef cattle, resulting from market conditions, diseases, sanctions, or embargoes.

Reduce our production costs, reduce exposure to unavailability of essential inputs for our businesses, and increase value creation.

Also considered in the Financial Risk Management Policy, risks associated with volatility are monitored by our supply team, ensuring adequate planning and materials inventory. Climate indicators are monitored - consolidated by a market intelligence department for commodities, used to define strategies and positioning in relation to supply of grains, global production, buffer stocks, and foreign trade variables. Internal guidelines set out in corporate standard for acquisition of commodities and considers multiple sustainability aspects.

Compliance

Full compliance with the various anti-bribery and anti-corruption legislations, as well as economic sanction programs applicable to our business.

Disseminate an ethical behavior across the Company's relations and practices, including contractors, aiming to reduce exposure to undue operational, financial, and reputational risks.

We have in place an internal control system, a calendar of internal audits, a Code of Conduct called Transparency Guide and a structured compliance program, with a department exclusively dedicated to deal with this subject (*read more about Ethics and Compliance on page 48*).


brf

Image and Reputation

Possible incidents, crisis, and critical situations that could adversely affect BRF's image and impact its reputation before its stakeholders (society, public authorities, employees, consumers, suppliers, integrated producers, and clients, among others).

To become a Company that is admired and respected for its ethical, honest, safe, and responsible practices, avoiding any events that could generate negative impacts upon society or the environment, and that could harm our image.

BRF has in place a responsible marketing policy and adopts compliance standards in all its relations with the market. The company is committed to generating high-quality products, maintaining strict control of its processes. In 2017, we had high exposure to this risk as a result of operations *Carne Fraca* and *Trapaça*. (*read more on this topic in the next section*).



Corporate risks

A department responsible for assessing and monitoring potential business risks, and for pursuing improved results and preventing negative impacts

Financial

Transactions, exchange rates and negotiations that could affect BRF's financial soundness.

Create value in a consistent, solid, and responsible manner, with long-term view and recognition in the market - which in turn is reflected in the appreciation of the business.

We have in place the Financial Risk Management Policy and maintain an executive committee with the same name to define the limits of exposure to the main associated risks (exchange, commodities). If necessary, we veto proposals and business initiatives considered inappropriate to BRF's business continuity. The Risk Management Policy, revised every two years and monitored by the Finance and Risk Management Committee and the Board of Directors, is also a guideline in this sense, as well as the Sarbanes-Oxley Act (SOx), an international reference in this field.

Legal and tax GRI 201-2

Exposure to sanctions caused by cases of non-compliance and problems associated with tax collection and fiscal aspects.

Increase our competitiveness and protect our capital structure, avoiding any losses arising from sanctions, fines, and punishment.

Monitoring of regulatory, legal and non-compliance aspects, and permanent dialogue about tax and fiscal aspects in the markets, with greater predictability and safety of the operations. The legal department is responsible for an important task in risk management, which includes: joint analysis of all legal risks; increase in standards to address regulatory and civil requirements, including the structuring of a specific flow to address infringement notices and demands from authorities; work to determine and debate with the various areas the main legal risks to which BRF is exposed (example: MAPA and environmental); prepare suitable provisions for any eventual contingencies to which the Company may be exposed as a result of any convictions or risks; among others.

Our View Towards Sustainability

At BRF, we work to develop our understanding and comprehension of how sustainability can guide our businesses. As an influential Company, not only in the lives of consumers, but also in the markets, in the industry and in the day-to-day of communities, we have huge potential to generate benefits and mitigate natural impacts of a Company of our size.

Our sustainability vision is broad and is not restricted to the growth of our business, to respect to people and to the environment, or to compliance with laws. We also wish to leave a positive legacy, taking development, fair and transparent relations, and social gains to all those within our area of influence.

BRF's journey in this topic covered a series of policies, publicly disclosed since the end of the 2000s. Since 2009, we have been conducting materiality processes - based on which we map impacts and key relationships of the business, and determine how people perceive the Company, its challenges and responsibilities.

In 2017, governance on this topic was carried out in the Vice Presidency of Corporate Integrity and in leadership through the Finance, Governance and Sustainability Committee - currently called Quality and Sustainability Committee. As a transformation process, in 2018, the Sustainability Management reinforces its global and cross-sectional role through its integration with the Vice presidency of Quality and Food Safety and by reporting to the Sustainability and Quality Committee, periodically advising and reporting to the Board of Directors . In 2017, the area reported to the Vice Presidency of Corporate Integrity. Our executives have direct responsibility over financial and nonfinancial aspects, and address sustainability aspects in their meetings. We have been working to engage and motivate leaders on social and environmental topics, studying trends and best practices, taking them to strategic agendas, with presentations in meetings, including results of market instruments, HSE (health safety and environment) indicators, and animal welfare. GRI 102-20

The achievements related to the topic were important in 2017, with expansion in 2018. One of these achievements was to link collective goals concerning the environment, animal welfare and labor aspects to all leaders of the Company's production units and to all executive leadership, through a tool called "TIER da Qualidade" ("Quality TIER"). This is a management tool that aims to strengthen BRF's requirements in the areas of quality, processes, and sustainability and to map and mitigate risks related to the production chain, customers and markets. These sustainability criteria in the "Quality TIER" were valid at the beginning of 2018. GRI 102-19, 102-20, 102-29

Sustainability Vision

Have a balanced and integrated chain, based on collaboration and shared value creation for all those involved in it.



Voluntary Commitments

We are committed to social and environmental pacts and we encourage our suppliers to learn about and adhere to these initiatives

Global Initiatives GRI 102-12, 103|205

Some external initiatives with which we are engaged

Global Compact
Created to encourage companies to adopt policies for corporate social responsibility and sustainability, we have been signatories to the GC since 2011.

Corporate Pact for Integrity and Against Corruption
Since 2011, BRF has been signatory to the Pact, which aims to unite companies to promote a more honest and ethical market, eradicating bribery and corruption.

Instituto Pacto Nacional pela Erradicação do Trabalho Escravo - InPacto (Institute of the National Pact for the Eradication of Slave Labor)
InPacto is a corporate initiative that focuses on fighting slave labor in production chains.

***Na Mão Certa* (On the Right Hand)**
This program focuses on eradicating sexual exploitation of children and adolescents on Brazilian highways. We are engaged with this initiative through our logistics chain.

Brazilian GHG Protocol Program
We adopt the calculation methodology of the GHG Protocol and use the Public Emissions Registry to report our global inventory of greenhouse gas emissions.

CDP (Climate Change, Water and Forest)
It focuses on responsible management of emissions, water and forest resources, and addresses issues such as climate change, supply chain, water, strategy, risks and opportunities

***Empresas pelo Clima* (Companies for the Climate)**
Network that advocates for a low-carbon economy in Brazil.

Save Food Initiative
In 2017, BRF joined this initiative of the United Nations Food and Agriculture Organization (FAO) and the United Nations Environment Programme (UNEP), which fights to control waste in the food chain.

World Animal Protection
A partnership with an animal protection NGO to identify opportunities for improvement that prove to collaborate to the well-being of animals and, together, we seek continuous advances in all processes that involve our animals.

Global Reporting Initiative and Integrated Reporting
GRI Guidelines to report the social and environmental data and references of the International Integrated Reporting Council (IIRC).

Sustainable Development Goals (SDGs)

Launched in 2015, as an advancement of the Millennium Development Goals (MDGs), the SDGs develop a new cross-industry agenda to promote aspects such as eradication of poverty and hunger, access to water and sanitation, respect for human rights, and promotion of well-being. These goals are being incorporated into our operating model given their capacity to transform and connect each area of our business, and provided guidance to our materiality process. The SDGs are mentioned throughout the sections and in the GRI content index of this report.

Materiality

GRI 102-21, 102-29, 102-40, 102-42, 102-43, 102-44

As part of our adherence to the methodology set out by the Global Reporting Initiative (GRI) and of the guidelines of the International Integrated Reporting Council (IIRC), we conducted materiality processes where engagement is instrumental to expand dialogue with the audiences and mapping their perceptions and expectations helps us report on aspects considered a priority and incorporate them into our strategies.

Since 2009, BRF has had in place a continuous consulting cycle, with initiatives to engage its main internal and external stakeholders - employees, suppliers, financial institutions, communities, among others. In 2016, we proceeded with this movement by more deeply analyzing these topics along with specialists, which helped us evolve in our approach toward these aspects.

In 2017, we focused on revising the topics consolidated in the strategy, addressing the challenges that each topic represents for the Company, broken down into quality, food safety and traceability; sustainable partners; nutritional profile; animal welfare; environment; health and safety; communities; diversity and inclusion.

It was decided to internalize discussions with multidisciplinary teams, allowing us to expand the understanding about the topics, from the standpoint of BRF's management. Professionals from various hierarchies, including the production units, participated in rounds of debates, facilitated by an external consultant at the Company's units in São Paulo (SP), Jundiaí (SP), and Curitiba (PR).

The process made it possible to determine current and future challenges, in addition to potential risks and opportunities within an agenda adopted by BRF to manage sustainability. In turn, this set of aspects correlates with the GRI aspects prioritized for this report.

Additionally, a management tool was created for macro social and environmental impacts, consolidating the impacts captured into this and the previous materiality process. The impacts were associated with the topics and with Agenda 2030, of the Sustainable Development Goals (SDG). In 2018, a workshop will be conducted to analyze the significance of the macro impacts. Compared with the last revision of materiality, there were changes concerning the coverage of some aspects: slave and child labor, which received greater emphasis; and ethics and integrity, and fight against corruption, which have gained more strength.

The page below contains a summary of our key topics, their connection to other reference instruments (IIRC capitals and Sustainable Development Goals) and our approach toward each topic, in addition to the relationship with GRI topics covered by the report.


brf

BRF Material Topic GRI 102-47

Material topic	Description	SDG	GRI	Capitals	Stakeholders
QUALITY, FOOD SAFETY AND TRACEABILITY	Ensure compliance with the requirements of the BRF Quality System, in order to protect the health of our consumers and our corporate reputation. We seek to ensure proper planning and execution of the strategy, focusing on complying with strict ethical requirements, on communication, and on accountability.	4, 5, 7, 8, 9, 13, 16	201-1, 201-2, 201-3, 201-4, 205-1, 205-2, 205-3, 206-1, 307-1, 419-1	FINANCIAL AND BUILT CAPITAL; SOCIAL AND RELATIONSHIP	Society; Public authorities; Employees; Consumers; Grain suppliers; Integrated producers; Logistics suppliers
SUSTAINABLE PARTNERS	Mobilize suppliers to adopt social, environmental, and human rights principles in performing their businesses, in addition to strengthening BRF's management mechanisms concerning traceability, quality, environmental efficiency, and compliance.	1, 2, 5, 8, 12, 14, 15, 16	204-1, 308-1, 308-2, 408-1, 409-1, 414-1, 414-2, FP1, FP2	SOCIAL AND RELATIONSHIP	Society; Employees; Clients; Grain suppliers; Integrated producers; Logistics suppliers
NUTRITIONAL PROFILE	Renewal of BRF's healthiness and nutrition principles in the Company's processes, practices and products, connecting pleasure to the well-being of our consumers and reinforcing brand preference.	2, 3, 12, 16	416-1, 416-2, 417-1, 417-2, FP5, FP6, FP7	MANUFACTURED; INTELLECTUAL	Consumers; Employees; Clients; Grain suppliers; Integrated producers; Logistics suppliers
ANIMAL WELFARE	To align BRF with the forefront of the industry in aspects of animal welfare, through engagement of employees and integrated producers, and adherence to the commitments made with internationally recognized organizations in the field. The objective is to transform the entire global chain by operating with ethics and responsibility	2	FP10, FP11, FP12, FP13	NATURAL; SOCIAL AND RELATIONSHIP	Integrated producers; Public authorities
ENVIRONMENT, HEALTH AND SAFETY	Guarantee the best performance of the Company's industrial and logistics operations in order to reduce impacts and optimize the use of resources, especially concerning energy and water consumption, and the aspects of emissions, waste, and effluents; and ensure protection of health and safety of employees.	3, 6, 7, 8, 12, 13, 14, 15	302-1, 302-2, 302-3, 302-4, 302-5, 303-1, 303-2, 303-3, 305-1, 305-2, 305-3, 305-4, 305-5, 305-6, 305-7, 306-1, 306-2, 306-3, 306-4, 306-5, 403-1, 403-2, 403-3, 403-4, 408-1, 409-1	NATURAL; HUMAN; INTELLECTUAL	Integrated producers; Logistics suppliers; Grain suppliers; Employees; Society
COMMUNITIES	Manage the social and environmental impacts upon communities surrounding BRF, aiming to maximize positive social impacts resulting from the presence of the Company and provide actual progress in the lives of people.	1, 2, 3, 5, 7, 8, 9, 10, 11, 17	203-1, 203-2, 413-1, 413-2	SOCIAL AND RELATIONSHIP	Employees; Integrated producers; Logistics suppliers; Grain suppliers; Clients; Society
DIVERSITY AND INCLUSION	Value BRF's human capital through a strong and integrated culture, retention and appreciation of talents, and training of leaders committed to the values, mission, and vision of the business	3, 5, 8, 16	401-1, 401-2, 401-3, 405-1, 405-2	HUMAN; INTELLECTUAL	Employees; Integrated producers; Logistics suppliers; Society

3





OPEN DOORS: TRANSPARENCY AS A VALUE

The underlying values of BRF`s culture are safety first, integrity always, and quality in everything we do.

SOCIAL AND RELATIONSHIP CAPITAL

In this section

- *OPERAÇÃO CARNE FRACA*
- ETHICS AND COMPLIANCE

Ethics and transparency are deemed essential for the conduction of upstanding and fair businesses in all Company relations and activities. BRF continues to invest in the expansion of its global corporate Ethics and Compliance Program, in order to promote its ethical standards to all its employees and those who integrate its chain so that the development of the Company can be constantly guided by the sustainability of the businesses generated and with a proactive assessment of compliance-related risks.

2017 was a year of further advancing compliance initiatives and strengthening transparency in dialogues with stakeholders through the Portas Abertas (Open Doors) portal, a communication channel used to bring investors and other Company partners up to date with Company efforts, including those in response to the operation called *Operação Carne Fraca*.

In 2017, management created the Transparency Committee, an administration body that supports the CEO in managing compliance issues and in periodic reporting to the Board of Directors and its advisory councils. The Transparency Committee is composed of CEO, CFO, VP of Human Resources, Compliance and Legal Departments. Under critical situations, the Board of Directors is directly involved in decision making, giving support to BRF's ethics culture.


brf

Operação Carne Fraca

Brazilian authorities are investigating the meat processing industry in Brazil through the operation called *Operação Carne Fraca*, which became public on March 17, 2017. The investigation involves several companies in this sector in Brazil.

On March 17, 2017, we learned of a decision issued by a federal judge in the state of Paraná authorizing the search and seizure of information and documents and detention of certain individuals under *Operação Carne Fraca*. Two BRF employees were detained - both currently released - and three were summoned for questioning.

In addition, our unit in the city of Mineiros was temporarily shut down by the Ministry of Agriculture, Livestock and Supply (MAPA) on March 17, 2017, to allow MAPA to conduct an additional audit in its production process. After conducting an audit, MAPA authorized the Mineiros unit to resume operations starting on April 8. The plant reopened on April 10, 2017 and resumed operations on the following day.

On April 15, 2017, the Brazilian Federal Police issued a report on the investigation and recommended charges to be brought against three BRF employees. On April 20, based on the Brazilian Federal Police investigation, Brazilian federal prosecutors filed charges against two BRF employees - a Regional Production Director and a Manager of Corporate Affairs.



The main allegations in this phase, based on the claims made against the two employees, involve allegations of misconduct in relation to inappropriate offers and/or promises to government inspectors. BRF informed regulatory agencies and government entities, including the U.S. Securities and Exchange Commission and the U.S. Department of Justice, regarding *Operação Carne Fraca*, in cooperation with authorities.

BRF's Statutory Audit Committee initiated an independent investigation concerning the allegations involving BRF employees and former employees under *Operação Carne Fraca* and hired external legal advisors. The independent investigation is being conducted and, in addition to the impacts already recorded by the Company, the advancement of this operation can result in penalties, fines and sanctions from governmental authorities and other liabilities.

The effects of *Operação Carne Fraca* had operational consequences for us. In 2017, provisions for inventory losses arising from *Operação Carne Fraca* totaled R$ 363.4 million, of which R$ 157.5 million related to media and communication expenses, legal fees, freight storage and inventory losses arising from markets closed and/or suspended products. Furthermore, redirection of inventories of finished products for use as raw material generated a supplementary provision for adjustment of the realizable value totaling R$ 205.9 million.



response

The Statutory Audit Committee initiated an investigation regarding the claims.

On January 22, 2018, the 3rd State Public Prosecutor's Office of the State of Goiás filed a claim against the then Industrial Manager of the Mineiros unit, in Goiás, during the events under *Operação Carne Fraca* and current member of our corporate engineering team, and against a former employee, terminated on August 16, 2016, who was head of quality control of the Mineiros plant. Both were indicted for alleged crimes against consumers, as provided in article 7, item II of Law No. 8,137/90.

According to the Public Prosecutor`s Office, laboratory tests (drip tests) found excessive levels of water uptake by chicken products seized at the Mineiros plant. The Public Prosecutor's Office alleges that we make chicken products with water levels that exceed the limits allowed by the MAPA, with potential damages to customers, considering that they would be buying chicken meat products weighing less than the weight shown on the product packaging, since part of the weight of the frozen chicken would consist of water contained in the product.

Operação Trapaça

On March 5, 2018, BRF learned of a decision issued by a federal judge of the 1st Federal District Court of Ponta Grossa, State of Paraná, authorizing a search and seizure of our information and documents and of certain employees and former employees, and temporary arrest of certain individuals. As identified in media reports as part of "*Operação Trapaça*," eleven current and former BRF employees were temporarily detained for questioning, including the former CEO and former Vice President of Global Operations. All such current and former employees were released. A number of other BRF employees and former employees were summoned for questioning. Based on the decision of the judge who authorized the temporary arrest and search and seizure operations, the main allegations in this phase involve suspected misconduct related to breaches of quality, misuse of feed components and falsification of test results at certain plants and at laboratories accredited by BRF.

We are cooperating with the authorities. BRF's Statutory Audit Committee initiated an investigation concerning the alleged misconduct involving BRF employees under *Operação Trapaça* and involved the presence of external attorneys. The investigation is still in its early phases and the results obtained thus far have not indicated the need to make adjustments to our financial statements. The effects of *Operação Trapaça* have already led to adverse operational consequences for us, since we incurred expenses totaling R$ 12.8 million in the first quarter 2018 in terms of expenses for communication and law firms, among others.

operation

Results obtained from investigations thus far do not indicate the need for adjustments to our financial statements

As a result of *Operação Trapaça*, on March 5, 2018, we received a notice from the MAPA immediately suspending exports from our units in Rio Verde (GO), Carambeí (PR) and Mineiros (GO) to 12 countries that have specific sanitation requirements to control the group of Salmonella spp and Salmonella pullorum bacteria. The MAPA temporarily suspended exports from nine other BRF units to the European Union on March 15, 2018, but revoked such decision on April 18, 2018. The European Union suspended poultry imports from certain production facilities in Brazil (including ours), allegedly due to sanitation issues. As a result, we did not sell products from these production facilities under embargo from the European Union and, depending on the extent of such suspension, our operating results may be further adversely affected if we are unable to divert to other markets, at similar prices, any surplus production capacity resulting from the suspension.

The outcome of this operation may result in penalties, fines and sanctions from governmental authorities or other forms of liabilities. Furthermore, as a result of this operation, we might report losses related to contingencies, adjustments to the net realizable value of inventories, and possibility of recovering certain assets, which cannot be determined at this point and, therefore, no provisions have been recorded.

As a result of investigations by regulatory agencies and public disclosure of allegations of misconduct involving BRF and other Brazilian meat companies under these operations, some export markets were temporarily closed and our average selling prices for certain products and markets have dropped.

Sources

This and other information about operations *Carne Fraca* and *Trapaça* are publicly available in Form 20-F - a document published and made available to the U.S. Securities and Exchange Commission (SEC) containing operational and financial data - in BRF's Financial Statements, pursuant to the investigation phase available at the time of publication of each document, and in the Portas Abertas (Open Doors) channel. Visit

- **ri.brf-global.com/pt-br/arquivos/20-f-2018**
- **ri.brf-global.com/pt-br/informacoes-financeiras**
- **www.brf-global.com/portasabertas/en/comunicado-geral-sobre-a-operacao-trapaca.html**



To learn more

Throughout this *Annual Report*, we cover several aspects related to our response to *Operação Carne Fraca* - such as our quality and safety policies, our conduct and transparency guidelines, and adjustments to our governance structure to quickly respond to the demands of regulatory agencies and the market.

Below is a brief content index of topics that can help you understand the operation and how we responded to the challenges of 2017:

Quality and food safety certifications in our operation › *Quality Management, page 54*

How we investigate cases of corruption and misconduct › *Ethics and Compliance, page 48*

How our leaders responded to Operação Carne Fraca › *Our Governance, page 43*

Our strategy for managing sanitation, legal, reputational/image and food safety risks › *Risks and Opportunities, page 30*

Ethics and compliance GRI 103|205

The basis of our ethical commitment to people, the market and society is BRF's Transparency Guide, our code of conduct. This document covers issues such as human rights, anti-bribery, anti-corruption and behavioral norms and is available on the Internet and on the intranet in three languages (Portuguese, English and Spanish). Locally the Transparency Guide is translated into Dutch, Burmese, Cambodian, Laotian and Thai. GRI 102-16, 205-2

We also have in place policies to support our initiatives in the various aspects associated with compliance. Among them are the Corporate Anti-Bribery and Anti-Corruption Policy, published in 2014; Corporate Policy on Reporting Claims and Non-Retaliation, of 2016 - both available on BRF's intranet. In 2017, these policies were revised and their contents were approved by BRF's Board of Directors, along with Conflict of Interest, Donation and Sponsorship Policies, and the Gifts and Entertainment Policy.

60,000 employees

trained in topics of the Transparency Guide

Since 2014, we have invested in the development and expansion of our Ethics and Compliance Program. We put in place a Compliance Department, responsible for management of BRF's Ethics and Compliance Program in two fronts: Compliance Department, that works in a preventive manner, providing guidance and training the business areas on how to assess compliance risks in everyday operations; and the Fraud Investigation Department, which investigates reports made in good faith associated with situations that could be in breach of our code of conduct, the legislation applicable to BRF or internal processes and policies.

BRF is subject to compliance with anti-corruption legislation in numerous jurisdictions in which it operates, especially, to Brazilian anti-corruption law (Law No. 12,846/2013), the Foreign Corrupt Practices Act (FCPA), of the United States, and the Bribery Act of the United Kingdom (UKBA). We are also subject to economic sanction programs, including those managed by the United Nations, the European Union, and the United States, including the Office of Foreign Assets Control - OFAC).

The Compliance Department provides training to our employees to always be in compliance with the law and the ethical commitments assumed by the Company, mitigating risks of anti-ethical practices and fostering a corporate culture based on values such as ethics, respect, and transparency. Throughout 2017, the Compliance Department worked to disseminate BRF's Transparency Guide, the BRF Transparency Channel (our reporting channel), and in the training of employees on aspects related to compliance. In the past year, more than 60,000 employees were trained in topics covered by the Transparency Guide and 700 were subjected to classroom training on the anti-bribery and anti-corruption policy. The target audience for these training courses is chosen based on risk factors and leadership positions. GRI 205-2



In addition, in 2017 we adopted different initiatives to reinforce the continued acculturation of ethics, transparency and integrity at the Company, such as: continuous improvement of the reputational due diligence process of third parties, including Politically Exposed Persons (PEPs); evaluation of donations, events and sponsorships considered by the Company; management of risks associated with the relationship with countries sanctioned by the U.S. (OFAC); and timely management of complaints received through BRF's Transparency Channel.

In order to track the progress of the initiatives in this area, the following key indicators are monitored:

- Percentage of employees trained on topics associated with the Transparency Guide, as well as the Anti-Corruption and Anti-Bribery Policy;
- Number of due diligences conducted with third parties considered as posing high and medium risk;
- Number of consultations made to the Compliance Department, in order to measure the volume of consultations conducted by those who seek guidance on aspects associated with compliance;
- Analysis and negotiation of the anti-corruption and money laundering provisions added to the agreements signed by the Company;
- Timely management of the Transparency Channel;
- Mapping of areas and locations with the highest number of reports and a survey of the most recurring types of claims, for prioritization.

When the Company determines that there is a possibility of fraud or misconduct by one of its employees or business partners, the Compliance Department works to identify what could be going on, the extent of the risk, if the risk materializes, what losses are likely to occur, who is responsible for the conduct, and which processes and controls were eventually vulnerable to allow this conduct to occur, among others. These measures help provide feedback to our processes and controls, resulting in continuous improvements.

Among the initiatives to strengthen BRF's Ethics and Integrity Program taken in 2018, we have:

- Continuous improvement and dissemination of compliance policies and of the Transparency Channel;
- Development of new correlated policies, as necessary;
- Continuous training (classroom and online) on the content of the Transparency Guide and policies. GRI 205-2

In order to report any claims regarding ethical non-compliance, we have made available to our audiences (employees, suppliers, contractors, clients, business partners, and the population in general) BRF's Transparency Channel. We guarantee the confidentiality of information and protect anonymity of whistleblowers, who choose not to be identified, whenever allowed by local legislation. Management of claims about ethics received is the responsibility of the Compliance Department. All contacts received are documented and addressed through a specific investigation methodology. GRI 103-2, 205-2

Compliance Program GRI 102-17

The Ethics and Compliance Program covers, among other things, the dissemination of our code of conduct and related policies, employee guidance and training, as well as proactive assessment of risks related to compliance. Some of the tools are:

- Training about aspects of ethics and compliance. In 2017, more than 60,000 employees were trained in the topics covered by BRF's Transparency Guide and in anti-bribery practices and other anti-corruption policies, focusing on those in leadership positions;



- Reputational due diligence processes conducted with third parties considered as posing high risk; Mapping of potential risks associated with suppliers, service providers and partners with whom BRF intends to do business;

- Assessment of risk of corruption, covering reputational surveys, due diligence, anti-bribery and anti-corruption for potential M&A processes, or commercial partnerships; and investigation of claims and grievances submitted via the Transparency Channel.

For 2018, among other objectives, the Compliance Department intends to: enhance compliance policies; expand training programs; increase communications associated with the Compliance Program; improve the due diligence process of third parties; map relations that could represent a conflict of interest; and address claims received via the Transparency Channel within the agreed-upon term. GRI 103|205

Means to access the Transparency Channel are:

- *Online:* www.brf-global.ethicspoint.com
- *Email:* denuncia@brf-br.com, *for certain countries (list on the website)*
- **Intranet: electronic form**
- **Telephone: number for each location is available on the website and is a toll-free number; available 24x7.** GRI 103-2



4


Qualy



PRODUCTS

Our portfolio seeks to understand the various client profiles in order to be present in the lives of consumers in Brazil and worldwide

SOCIAL AND RELATIONSHIP CAPITAL

INTELLECTUAL CAPITAL

In this section

We are present in the everyday lives of people who consume our various products. These are foods that, in addition to being flavorful, have quality and convenience, such as individually frozen servings, that avoid waste, and those that can go to the oven without defrosting. We are also present in special moments of families, through our traditional Chester® and the Sadia turkey, synonymous with Christmas - we work all year round to ensure the year-end festivities by being part of the tables of nearly 43 million homes that consume poultry and pork, representing one quarter of the Brazilian population.

We offer an array of options to facilitate the lives of our consumers: margarines for the most demanding tastes, desserts, sandwiches, mayonnaise, marinated and frozen chicken, special meats, sliced cold cuts, practical and ready-to-eat meals, frozen servings and processed foods.

With all these products, our brands are recognized by consumers in nearly 150 countries: Sadia, Perdigão and Qualy, in Brazil; Confidence, Perdix and Hilal, in the Islamic markets served by the Halal Division; and Paty and Dánica, in Argentina, among others.

In 2017, we inaugurated a new business unit, BRF Ingredients, which adds value to our co-products and turns them into ingredients to cater to the health and nutrition industries. The mission of this business unit is to improve quality of life worldwide with new solutions and technologies that provide environmental benefits by reusing resources of the food chain, thereby adding more value to these resources.

Our concern is to always deliver quality products and ensure the safety of our manufacturing processes. We rely on our capability to innovate, one of our major attributes, gradually promoting the development of healthier products.

Our Brands

Consumers in nearly 150 countries recognize our brands when consuming our products daily

Quality Management

We are attentive to BRF's responsibilities in delivering products to clients and consumers in the four corners of the world. Our growth depends directly on the trust that people place in us and in our activities, especially concerning the quality and safety of our processes.

Quality has always been a key attribute of our brands and is among the most relevant topics for the Company in the perception of our audiences (*read more on page 26*). Additionally, it has always been a priority in our strategy, which has motivated improvements in recent years - such as, for example, in 2017, the creation of the VP of Quality, with responsibility over the global operation teams.

With a corporate vision on this topic, we operate based on the idea that "quality is in each of us" - a motto that we consistently seek to reinforce - and we incorporate to this cross-sectional and global operation the sustainability aspects that are present in our daily routine. The Sustainability Department, in 2018, reports to the VP of Quality in order to strengthen its role as an essential value of the BRF culture.

In this sense, two fronts centralize the work of this new department: *Food Safety and Food Transparency*

- We advocate the technical work to ensure high-quality products, produced without variation, and respecting the legal and sanitation requirements of the markets where we operate;

- Our focus is to provide precise information to our business partners and consumers about the standards adopted in the production and routing of our products, from the plant to the shelf.

As a reflex of our lessons learned after *Operação Carne Fraca* and in response to the disclosure of reports concerning our operation, we were audited by a world-class certification company (DNV-GL) - certification valid for 2017 -, we further requested from an international consulting company an assessment of our primary chain, obtaining very positive results.

We put together independent external councils, formed by renowned professionals worldwide in the


Salame
Salamitos

field of Food Quality - including former executives from this industry, members of organizations such as the International Association for Food Protection, and university researchers. Throughout 2017, two on-site meetings were held to discuss BRF's practices and action and communication requirements on this subject. The first meeting was held in Jundiaí (SP), and involved BRF's senior management, and had the participation of multidisciplinary groups, and the second, was held in Beijing, prior to BRF's participation in the China International Food Safety & Quality Conference.

Another important achievement concerning the Company's advances in terms of Food Safety, was the election of a representative from BRF, at the end of 2017, as a member of the Board of the Global Food Safety Initiative (GFSI), an international nonprofit collaborative group led by food safety specialists worldwide, operating in the retail, industry, and food service chains. The mission of this group is to promote continuous improvements in systems that manage food safety in order to ensure confidence in the delivery of safe foods to consumers.

Internally, we also strengthened our integrated and cross-sectional management on this subject

100%

of our portfolio is covered by standard procedures that allow for controlling sanitary and regulatory risks

through the Tier BRF tool that assesses legal, environmental, labor, animal welfare, and quality aspects across all industrial plants, classifying them and providing a view of the risk map for each unit, and the development of a focused and assertive action plan. This tool is directly linked to the Company's goal for 2018.

These measures supplement a consolidated model in place for decades in the BRF units, which includes obtaining internationally recognized certifications that ensure our integrity to clients, regulatory agencies, and institutions.

Thus, from product conceptualization to their arrival in the homes of consumers, we evaluate possible impacts upon health and well-being of consumers, including aspects associated with packaging, transportation, and consumption.

Our main references are the Food Quality and Safety Policy, BRF's Quality System and the Program for Hazard Analysis and Critical Control Points (HACCP). In practical terms, they establish standard procedures, control measures and criteria that cover 100% of our portfolio, allowing for control of sanitation and regulatory risks. GRI 103|416, 103|417

We are externally audited by agencies responsible for inspections in our sector - Ministry of Agriculture, Livestock, and Supply (MAPA) and the National Sanitation Agency (ANVISA) - in addition to regulatory agencies in the countries where we operate, such as the Ministry of Agriculture and Cooperatives/Department of Livestock Development (DLD – Thailand) and Servicio Nacional de Sanidad Y Calidad Agroalimentaria (Senasa – Argentina), and others. GRI 103|416, 103|417

Additionally, we comply with the standards of several international certification agencies, such as the Global Standard for Food Safety (BRC), International Food Standard (IFS), Global-GAP, Agricultural Labeling Ordinance (Alo Free), GenesisGap and ISO 17025:2005 (see table). These requirements cover aspects from food safety to animal welfare, environmental controls and processes. GRI 103|416, 103|417

Internally, we have in place a system of audits, called Audits of the BRF Quality System (Auditorias do Sistema da Qualidade BRF - SQBRF), which are conducted annually and whose purpose is to ensure adherence of the Company's internal processes to the legal requirements and to client and certification standards, as well as to provide a critical analysis and continuous improvement of the quality system. External audits aim to certify or register adherence of the internal processes to client and certification standards, applicable to legal requirements of a given market, allowing for a critical assessment and adjustment of the SQBRF in terms of such standards or requirements. GRI 103|416, 103|417

We are also externally audited by clients in all our plants enabled for exports, and we maintain a calendar of internal audits on production, supported by risk management teams, who report directly to senior management.

At BRF, 100% of the significant product categories are assessed in terms of impact on health and safety, aiming to promote improvements. We began this monitoring process in January 2017, when coverage of iconic products in the nutrition table was 80%. In December 2017, this percentage was 97% - our goal is 100%. GRI 416-1

Global Standards

Understand the certifications adopted by BRF in its production

IFS
Set of regulations of the International Featured Standard, applicable to all food processors and packers. These standards are in place in 13 units.

BRC
Developed by the British Retail Consortium (BRC), a commercial retail organization in the United Kingdom, it establishes guidelines for due diligence, supplier approval, quality in the industry, compliance with legal obligations, consumer protection, and product safety. We adopt BRC in 13 units.

ALO Free
This Swiss program for traceability controls the production of broilers and turkeys, without the use of antibiotics and/or antimicrobial growth promoters. It applies to the entire production chain, from hatcheries to slaughterhouse, including animal feed. This certification is recognized by other nations, in addition to Switzerland. Today, three BRF units have this certification (Capinzal, Marau, and Serafina Corrêa).

Genesis GAP Standard
One of the most renowned standards for best practices in agriculture and animal welfare. 100% of our producers of broilers in Thailand have third-party certification, in other words, certified by an independent accredited organization. These standards are in place at our GFS units.

Global G.A.P. CFM
This standard covers best practices in the production of animal feed and is adopted in two BRF units (Chapecó and Marau).

Global G.A.P. IFA
This standard covers pre-farm-gate (before leaving the production unit) management and animal welfare practices, which covers the entire agriculture chain, from broiler breeders, to incubation and integration of broilers.

Certified Humane
International certification regarding the quality of life of animals from birth. The demands are more stringent than many global standards and ensure, among other factors, that the animals have freedom to express their natural behavior. Today, there are more than 180 BRF poultry farms certified in Buriti Alegre (GO) and 80 poultry farms in Lucas do Rio Verde (MT) (*read more in section Animal Welfare*).

See the complete list of certified units in the Attachment, page 161.



Iconic products: a new view of the portfolio

In 2016, we initiated a relevant project to improve the quality standards of our product. We established a list of 12 iconic products, strategic for BRF, and began to more closely monitor these products, in terms of quality in a more comprehensive manner - from perceived characteristics, sensory and packaging conditions, up to aspects of quality in production, such as the presence of foreign bodies and state of the product after its distribution in the retail market. The products selected are at a higher level of rigor.

With an initial focus on Brazilian points of sale, the initiative involved multidisciplinary groups that included managers from production units, and representatives of the areas such as Marketing, Quality, and Research & Development.

Although we control 100% of BRF's portfolio in criteria, standards and policies, this program allows for an in-depth view to understand how each consumer and client perceives our products, thereby associating perceived quality with process quality and reinforcing the identification of food safety and the control of the proposed product expiration date, avoiding impacts upon the health of consumers.

In 2017, we expanded the project through a Compliance Index, which made it possible to carry out a complete sensorial analysis of 90 products, which account for 80% of the volume produced by the Company. Based on a score for these products, we determined the need for new standards, adjustment to processes, and specific care to ensure the preservation of the unique characteristics of each product.

Quality Assurance

From the conception of our products, up to their arrival in the homes of consumers, we conduct assessments of any impacts upon the health and well-being of people, including third-party certifications

QUALITY & FOOD SAFETY

A CROSS-SECTIONAL PRINCIPLE OF THE CHAIN


23
feed plants in Brazil
ZERO
hormones or animal cloning in the pig and poultry chains

FROM GRAINS TO FARMS

SELECTION
The Commodities area is responsible for selecting grain suppliers, with the support from the Quality team

FEED
Feed with high nutritional value is sent to our farms and used to feed grandparents and breeding stock of sows and broilers, in addition to great grandparents of pigs, broilers finishing of pigs

AGRICULTURE

ANIMAL WELFARE
5 freedoms for animals, management of environment and of sanitation frequency

MONITORED INDICATORS
Mortality rate in the field and transportation, weight gain, feed conversion, density, among others

ENVIRONMENTAL AND QUALITY STANDARDS

- Criteria of the Ministry of Agriculture, Livestock and Supply and foreign agencies, with periodic audits
- World-class certifications: Global G.A.P., Certified Humane and AloFree
- Client audits (such as Tesco Company, McDonalds, YUM, Migros, among others)


PRODUCT
RESEARCH AND INNOVATION
Detailed study of consumer needs, which is reflected in sensory, flavor, packaging aspects, etc.
FORMULATION CONTROL
Attention to the amounts of nutrients and ingredients, focusing on healthiness and flavor
TRANSPARENCY
Monitoring of compliments and grievances concerning our products in customer service (SAC), investigating all cases reported
LOGISTICS
TRANSPORT
Control of temperature, routes and speed. Strict care in storage of products
IN THE MARKET
On-site evaluation of the quality of products at points of sale
36
quality standards applied in the production process, such as BRC and IFS
90
products subjected to sensory evaluations
INDUSTRY
INSPECTION
100% of raw materials and inputs checked upon entry
ALLERGENS
Control and screening in the production process
INDUSTRIALIZED PRODUCTS
Hazard Analysis and Critical Control Point (HACCP)
Conformity Index: sensory analysis of 90 products that account for 80% of the volume produced
SLAUGHTER
Control of storage chambers and humane slaughter
PACKAGING
Monitoring of supply, physical conditions and quality
IN NATURA CUTS
Cutting room: temperature control and cleanliness
Control of metals in primary and secondary packaging

Brand, Innovation, and Knowledge

INTELLECTUAL CAPITAL

Our strategy involves being a company with strong brands and global presence. As such, we understand that BRF, as a corporate brand, should be a platform capable of providing consolidated products and portfolios according to the needs, profile, and culture of consumers in each region, with each brand finding its proper position. This path leads to continuous evolution in terms of perception of the Company regarding opportunities and challenges, and whose purpose is to promote growth in key categories based on strengthening our renowned brands.

Sadia is our international brand of excellence which, along with our other brands, has ample recognition among consumers: such as the case of Qualy and Perdigão, in Brazil. The end of the restrictions imposed, in 2011, to the Perdigão brand by the Administrative Council for Economic Defense (CADE) resulting from the approval for the creation of BRF, allowed for the development of new brands and product lines (*read more about the new brand in this section*). We also managed to consolidate certain products launched in 2016, for example, Salamitos and Qualy Multigrãos.

We furthered our understanding of which attributes should be applied and perceived as differentiators of our main brands in Brazil: Sadia and Perdigão. The innovations for each of them (*see more below*) show that aspects such as quality, healthiness, and adequate prices may be worked on in order to build and strengthen ties with consumers in Brazil. We also invested in advertising campaigns for Sadia and Perdigão, focusing on what each brand and each product has to offer to consumers.

Recognition of our brands and products

The quality and prestige we have with our consumers were reaffirmed through awards received from various institutions in 2017, important drivers for the image and reputation of the Company. We received the following awards:

Top of Mind (*Folha de S.Paulo*)
Top Frozen Meals, Top Turkey Breas and Margarine

Top of Mind – 2017 (*Grupo Amanhã*)
Sadia: Broilers

Preferred Brands Award (*Diário de Pernambuco*)
Sadia: Cheeses

Great Brands (*Diário do Nordeste*)
Sadia: Chilled/frozen chicken

Prêmio Apas – Acontece 2017 (*Associação Paulista de Supermercados – Apas*)
Frozen perishables and chilled perishables

Gold Lion – Cannes Festival 2018
Sadia

MARKET SHARE BY CATEGORY (MOST RECENT READING - 2017)

In Brazil (%)


59.5
40.0
53.7
62.8
READY-TO-EAT MEALS
SAUSAGES
COLD CUTS
MARGARINE

Halal Division – Gulf Region (%)


62.0
46.2
20.2
CHICKEN CUTS
GRILLER
PROCESSED FOODS

Kidelli: A new option

We began 2018 launching a new brand - Kidelli - offering consumers products with the BRF quality at competitive prices. These are processed foods based on poultry and pork, with a product line composed of 13 products, including hams, breaded products, baloney, sausages, and hamburger.

Five units produce the brand, especially the ones in Uberlândia (MG) and Videira (SC). The products are distributed only through the cash and carry networks (self-service wholesaler and hypermarket-type retail), and independent distributors.

With this new brand, we intend to secure a relevant share of the Brazilian market for processed foods, estimated between 30% and 40%, in which the Company does not participate. Strategically, we will be able to better plan our chain, optimizing production processes, reducing costs, and ensuring the use of remaining raw materials, from animals and proteins, whether *in natura* or processed.

Launches and INNOVATIONS in 2017

83 + mi
views of the Christmas Tale campaign video


Frango Fácil!
Sadia
sadia.com.br/frango-facil

Sadia

The brand introduced innovations in its packaging for breaded foods and ready-to-eat meals. They are now made of plastic, facilitating the work of retailers in the replacement and distribution on shelves and optimizing space. For consumers, this innovation addresses the need to keep products better protected, without the risk of soaking, like the paperboard package, facilitating storage in the freezer, taking up less space than boxes.

Complementing the Frango Fácil product line, we launched "Frango Fácil com Legumes Sadia" (Sadia chicken with vegetables), and "Frango Fácil de Panela Sadia" (Sadia chicken stew), which do not require defrosting prior to preparation.

Campaigns

Tradition

With the tagline "This has been Sadia's No. 1 commitment since grandma's times: putting care and quality on the tables of Brazilian families. Sadia, healthier day after day," the brand valued the 73-year relation with consumers and its presence in the lives of Brazilians.

Christmas Tale

Sadia, as an iconic brand at Christmas time, launched a story to convey the spirit of this time of year. The campaign brought a positive message of love and gratitude, in which the brand reinforced its Christmas tradition and its relationship with consumers. The film, with a movie plot, tells the story of a young girl with Down's syndrome, who is training to participate in an important Christmas race at school. During the whole time, without her knowing it, she is helped by her neighbor, who only has his dog for company. With a captivating ending, the story, which is filled with solidarity, touched all those who watched it, from the beginning to the end.

As an iconic brand at Christmas time, especially due to its star on Christmas tables - the Turkey - Sadia is responsible for keeping the flame of this date burning. Through this story, the idea was more than putting a Turkey on Christmas tables, but to spread the Christmas spirit in the hearts and homes of Brazilians.


Qualy
MULTIGRÃOS
Chegou
Qualy
MULTIGRÃOS

Qualy

Undisputed leader in its category found in seven in every 10 Brazilian homes, Qualy is one of the brands with highest recall among consumers.

We launched Qualy Multigrãos (Multigrain), which innovates by blending the original Qualy flavor with the benefits of six whole grains, providing access to the benefits of grains and making the Brazilian breakfast table healthier and more nutritious.

Perdigão

Perdigão, a brand that promotes gathering of friends and family members, has a new visual identity. More striking, modern and with features that establish a greater connection between the everyday life of consumers, this new identity also reinforces one of the most important values of the brand - being democratic. In the new logo, the Partridges (birds shown on the brand logo since its launch in 1934), for example, gained greater relevance and further integrate to the heart-shaped logo, demonstrating that Perdigão is a brand that is close to its consumers. The brand also initiated a project to replace the cartridge-type packaging, made of paper, with plastic packaging, aiming to optimize space in refrigerators at home and on supermarket shelves.

Following the end of restrictions imposed by CADE, we brought back the most recent categories from Perdigão - lasagna, ready-to-eat meals, and cheese muffins - expanding the line called Na Brasa Perdigão, with sausages and seasoned chicken cuts for grilling. We also launched the baloney called Mortadela Ouro Gran Bologna Perdigão and the Mini Chicken Minions Perdigão.

Campaigns

Hearty Table

With the allure of the Perdigão brand to promote and reinforce the importance of gathering family and friends around a good hearty table, whether in everyday situations or special occasions, we launched the campaign "Gostoso é Mesa Cheia e Mesa Cheia Perdigão" (in loose translation, Good is a Hearty Table filled with Perdigão). A campaign that was activated in different media outlets, with ample acceptance by consumers.

Activation with Chester Perdigão

Again, in 2017, Perdigão donated one Chester to a needy family for every purchase in Brazilian retail (limited to 250,000 units of the Chester Perdigão). This Christmas campaign is consistent with the brand's purpose to promote the importance of gathering with family and friends around a table of good food, and the brand believes that everyone deserves a Hearty Table at Christmas. This initiative was conducted in partnership with the program called Mesa Brasil by SESC Nacional, benefiting 250,000 families in all regions in Brazil. In addition to the donations, the brand established a partnership with Gastromotiva and prepared Christmas dinners (in the week before the great date) to nearly 500 homeless in the streets of São Paulo and Rio de Janeiro.




brf

CROSS-SECTIONAL INNOVATION

BRF has tradition in development and a trend for innovation. The Innovation Center in Jundiaí (SP), for example, is a reference in the market, with more than 100 professionals working to provide great innovation potential to the market. This proves that the culture of innovation must permeate all our activities, and that's why intellectual capital is one of the relevant pillars of success in our strategy: to become a global company, with a relevant position worldwide in the food industry, captivating consumers with a set of strong brands and a high-capacity value chain.

In order to reach this goal, in recent years, we have focused on aspects such as launching and renewing products in key categories, customizing our portfolio for the nearly 150 countries we serve in global regions, and generating and sharing knowledge in production and agricultural processes.

In 2017, we invested R$ 49.7 million in new products alone, with over 380 product innovations and renovations developed based on the Brazil platform, which represents a consolidated renovation rate of 12.7%. We launched 94 products in the Brazilian market and, in the international market, 200 products were launched in the regions of Asia (72), Europe (21), Africa (45), Southern Cone (32) and Middle East (10).

Among the initiatives we implemented in 2017, we highlight:

- Optimization of the use and of processes that involve subproducts;
- Reformulated packaging;
- Launch of new chicken and pork SKUs for the frozen and grilling product lines;
- Relaunch of the line of Perdigão lasagnas in the domestic market;
- Launch of Qualy in the Argentine market;
- Implementation of pilot projects to ensure the success of future innovations and constant investments in maintaining and improving the quality of all products in our portfolio;
- Adoption of a flow pack concept, a more sustainable packaging for the frozen product market, resulting in optimized usage of space for retailers and end consumers;

380+

product innovation and renovations were conducted in 2017, which represent a renovation index of 12.7%



Acknowledgments

Our work on innovation was awarded by the economics journal Valor Econômico, ranking second among the Most Innovative Company in the food, beverage, and ingredients industry. The Brazilian Packaging Association gave BRF the ABRE Award for Qualy Multigrãos, in the category Great Packaging Cases, and for our new packaging, in the Breaded Foods and Ready Dishes category

- Expansion of the product line Na Brasa Perdigão;
- *In natura* sliced and frozen pork products.

Every year we allocate resources for research and development in products and agricultural studies. The idea is to anticipate and guide consumption trends, improve our market share in strategic categories, and strengthen the presence of our brands. Agricultural studies are also responsible for improving the genetics of our assets (animals), improving feed conversion (ratio of weight gain to animal feed consumption) and generating important gains in aspects such as animal welfare.

We have five innovation centers worldwide: Brazil, in Jundiaí (SP); Argentina, in Buenos Aires; United Arab Emirates, in Abu Dhabi; Thailand; and Holland, in Oosterwolde. For the coming years, we will have a series of new launches thinking of the future and of the specific challenges, such as being more present at all moments in the everyday lives of consumers, and having a brand with a sensorial preference - our unique flavor - , with a focus on healthiness.

2017 HIGHLIGHTS

R$ 49.7 million

invested in Brazil in new products alone

94 products

launched on the Brazilian market

200 products

products launched on the international market

More robust processes

Innovation in our processes has been gaining relevance since 2014, when we established a manufacturing footprint, a multi-area project to increase productivity, speed in execution, maintenance of an operating presence, and elimination of idleness in BRF assets. It is a task force that mobilizes teams from different regions and studies ways of improving the company's sales, distribution and production rationale based on the identification of key production units and product lines with greater opportunity for expansion, also based on idleness, correcting problems with potential to impact operating costs.

In 2017, our investments targeted increased production and improvement in efficiency. In all, we invested R$ 684.6 million in: expansion and improvement of production lines (R$ 256 million), productivity and cost reduction (R$ 82.9 million), and support (R$ 345.8 million).

In the industry, in addition to the implementation of the management program called Otimização Global (Global Optimization), we advanced in the Industry 4.0 concept, in order to make our processes even more robust, representing an evolution in management in our business (*read more about Industry 4.0 on page 67*).

Task force

teams from different regions working on innovative solutions to increase productivity and eliminate idleness

R$ 684.6 million

was invested in 2017, targeting increased production and improvement in efficiency

We are confident that the basis for efficient management is having good information, with KPIs and metrics that monitor the business and the operation as a whole. From a system, information and productivity standpoint, we work to ensure traceability, using tools such as Blockchain (see box) and sensors; we believe that it is possible to associate technology with production in the food industry, ensuring observance of already tested quality standards while we advance in technological innovation.

Our extensive chain, which goes from poultry farms to points of sale, demands control and constant updating of information. We want the smallest timeframe possible to update information within the chain, in order to become more resilient, make faster decisions, and streamline our response capabilities. In this sense, we invested in numerous fronts in 2017:

- Online indicators: information, total investments per category (region, channel), stock, level of services. All these indicators are now easily provided through systems or cell phones, resulting in greater mobility.
- Use of sensors and IoT (Internet of Things) technology: online data for plant and poultry farm operations. Five poultry farms already operate using this advanced technology, which provides information on temperature and quality of feed, with real-time access to data. For 2018, our plan is for 800 producers/poultry farms to start using this system.
- Procurement System (Ariba): a portal for the procurement area that includes online quotes, contract management, and greater control of Company guidelines, including the Supplier Code of Conduct.

- Telesales Center: we implemented a project to consolidate customer relationship (B2B), with the migration to a new customer service (SAC) platform, initiating a partnership journey. The consolidation of the global Customer Service (SAC) is planned for early 2018.

Thus, more than having an integrated central base, we are advancing to become an online company based on the Industry 4.0 concept. We are attentive to and testing the main technological trends, such as: IoT, to provide us with relevant data from the production chain (feed, agriculture, transport, factory, and stock); Big Data to compile and organize information; and artificial intelligence through machine learning and deep learning tools to improve decision-making and increase efficiency and productivity of processes and, consequently, BRF's competitiveness.

All of these technologies were implemented to give our products a unique identity with the traceability required by our clients, through the Blockchain technology.

Implementation of the Industry 4.0 concept throughout the entire production chain

In 2017, pursuant to a call for bids from the Brazilian Industrial Development Agency (ABDI), we received the task to challenge four startups to develop innovative solutions for our production processes. Each startup received R$ 80,000 to develop proof of concept.

The solutions chosen by BRF were associated with the Industry 4.0 concept focusing on the development of sensors through cameras, increased productivity, plant optimization, and agricultural chain. Under this concept, a roadmap of innovation projects was also prepared to increase overall competitiveness in the production chain, improve the quality of products, eliminate risks to the environment and to workplace safety, leverage assets, and develop new businesses.

Technology provides greater transparency to information

We began a pilot project in 2017, the NPQ, together with Carrefour to track BRF products, from production to supermarket shelves. In a partnership with IBM, we use Blockchain technology for Sadia's frozen pork loin, allowing consumers to know factory of origin, production date, packaging, transportation, and expiration date, through a QR Code stamp on the package. Any occurrence in production or distribution can be detected by customers.

Traceability technology works as a certification, generating reliable and public information, with the participation of the several links of the chain, streamlining the traceability process, including possible needs for recall.

For 2018, our challenge will be to implement traceability in other product lines. We are certain that this technology will provide an important advancement in quality assurance of our products, in addition to allowing for greater control of the information provided by the chain.

Portfolio and Nutrition

GRI 103|416, 103|417

Challenges associated with improving the nutritional profile of industrialized foods are an integral part of the day-to-day activities in this industry. Nutritional value must take into account several elements, including convenience, flavor, affordable prices, and origin of the ingredients - a task that has become increasingly important for consumers and the market. This requires companies such as BRF to significantly invest in innovation, covering research centers and regional divisions, and the production chain as a whole.

In this scenario, it is our understanding that innovation is instrumental to ensuring business renovation and catering to the changing needs of consumers. Thus, we gradually promote the development of products with a healthiness appeal, annually increasing our portfolio and improving the status of products already in line, investing in innovation processes and, across the sector, in agreements within the industry to reduce the content of fats, sodium, and sugar in the products.

We also mapped the various nutritional needs of the population, which resulted in important advances in the healthiness pillar, with efforts in research and development (R&D).


Torta de
FRANGO com PALMITO
Milho e Requeijão
MASSA DE IOGURTE
Sadia

Through the Brazilian Food Industry Association (ABIA), we have actively participated in the debate about healthiness in the food industry, in addition to contributing to agreements and public policies associated with this topic. Since 2008, we have worked to eliminate the use of trans fats in our products, through research, sensory and performance tests, and safety assessments in all product categories and product attributes. Also through ABIA, since 2013 we have been committed to reducing sodium content in our products in the meat category (hams, wieners, sausages, hamburgers, breaded chicken, and baloney). Goals were established for 2016 and 2017, and are scheduled for review in 2020.

To this end, we revised our nutritional strategy, advancing in the reformulation of the "healthy product" concept and defining as a focus the nutritional adequacy in relation to the moment of consumption; we further reinforced our commitment to animal welfare as a key element for the quality of our products. Under this new strategy, we are reviewing the nutritional criteria of our products, making this a stronger pillar for the coming years. In 2017, we advanced in the nutritional value of our industrialized products through the modification and improvement of the nutritional composition of BRF products. The goals towards reducing sodium in processed meat products under the Perdigão and Sadia brands by 2017 were fully addressed. For the Sadia brand, the internal challenge of reducing the sodium content by 30% in 2016 left the portfolio of this brand of products with sodium content much below the goal established by the industry agreement.

Improvements in nutrition and in the composition of the products in the portfolio demanded the internal development of innovative technical solutions - in production processes, and in the combination of components in the formula of the products - and externally, in the technical-scientific development of solutions for ingredients from our suppliers.

Reduction in sodium content to levels below those of our product poses major challenges for our industry. The current levels are already a challenge in maintaining a good perception of sensorial quality by our consumers, and for their role in conservation and stability of products,


NUGGETS
TRADICIONAL
Sadia
PESO LÍQ. 300g
EMPANADO DE PEITO DE FRANGO

which are instrumental for a major part of the products in our portfolio, such as baloney, sausages, and bacon, which are marketed without refrigeration.

In 2017, we consolidated and made minor adjustments, when necessary, to products that have undergone sodium reduction in recent years, especially in 2016, the year in which a large portion of Sadia's processed product portfolio had their sodium content reduced by nearly 30%. The 6.05% value (sum of volume by category) in relation to the total volume, at first, seems low. However, if we do not consider the volume of *in natura* products - in which improvement processes are not possible - this index grows to 17.05%. GRI FP6

Also in 2017, we expanded the scope and frequency with which we monitor the results of the attributes listed in the nutritional facts table of our products. For 2018, we will expand this performance towards reducing variability arising from raw materials and processes for industrialized products.

SHARE OF TOTAL REVENUE* WITH THE ADDITION OF VITAMINS AND MINERALS (BY CATEGORY) (%) GRI FP7


Addition of Vitamin A, Iron and Zinc
0.43
1.07
4.67
4.37
Vitamins
0.50
1.04
3.53
4.07
Minerals
0.50
1.04
3.47
4.07
2016
2017
BREADED FOODS
SAUSAGES
MARGARINE
WIENERS

*Percentage of products that claim the addition of vitamins and minerals, on label. Considering operating bases in Brazil, Argentina and Abu Dhabi. Most of the addition of vitamins and minerals occurred in 2016. In 2017, we maintained the portfolio.

SHARE OF TOTAL REVENUE WITH REDUCED SODIUM CONTENT (BY CATEGORY)* (%) GRI FP6

	2016	2017*
Hams	1.03%	1.27%
Wieners	0.74%	0.57%
Breaded foods	0.22%	0.27%
Sausages	2.27%	2.68%
Seasoned	0.52%	0.50%
Smoked foods	0.74%	0.26%
Hamburgers	0.02%	0.10%
Ready-to-eat Meals	0.26%	0.41%

*Percentage of products that claim reduction of sodium, on label. Considering operating bases in Brazil, Argentina and Abu Dhabi.

30%

sodium reduction is the approximate percentage we have achieved in recent years in a large portion of Sadia's portfolio of processed products, a result of the brand's technological innovations. Sodium is an essential component for conservation and maintenance of sensorial attributes and flavor of products. Nevertheless, we are - as well as the rest of the industry - developing and adopting new formulations with reduction of this ingredient in order to improve the profile and flavor of our products

Consumers and the market

SOCIAL AND RELATIONSHIP CAPITAL

We employ continuous effort to understand and address the needs of each consumer profile and, thereby, develop and customize our products and services, with a focus on quality and healthiness. We are also committed to rapidly offering objective information to all our audiences.

We strive to fully comply with the Consumer Defense Code and to control risks to our reputation, based on the Corporate Standard to Serve Consumers and Clients.

We have in place the Customer Service for Consumers (SAC) for the various brands worldwide, whose role is to improve relationships and answer questions. We have a team of BRF employees especially trained to interact with consumers and clients, answering questions and receiving complaints and compliments.

SAC in Brazil has its headquarters located in the city of Itajaí (SC), where the Shared Services Center (SSC) operates, has more than 40 people and serves consumers and clients in Brazil and other countries in South America, for all brands. In receiving a call, SAC escalates the issue to the corresponding area. The time frame to resolve and properly answer consumers is no more than five business days.

The level of satisfaction in terms of services provided by BRF to consumers was 96% in 2016, and 89% in 2017. For complaints, we have in place the BRF Transparency Channel (*read more in section Ethics and Compliance*). GRI 102|43

Among the most recent priorities is the adoption of a more proactive role for customer services (SAC) called SAC Estratégico (Strategic SAC), which aims to address two strategic objectives: continuous improvement in the relationship with consumers and clients; and improvement of internal processes based on information captured by SAC.

One of the initiatives put into place was the program Conexão Viva, intended to take the voice of consumers to the production and corporate units, through a live customer service (SAC) to alert business areas and provide greater connection with our consumers. Additionally, we inaugurated our experimental kitchen in the SAC to provide a connection between our attendants and the products, providing an actual experience and participating in people's day-to-day. Thus, we managed to improve our relationship with consumers.

Issues captured via SAC involving problems with products and health of consumers rely on the support of the legal department for handling, mainly in more critical cases. All legal complaints are managed by internal lawyers and through the Tedesco system, where each issue is recorded individually. One hundred percent of the cases involving problems with products are reported to the quality assurance area. GRI 103|416, 103|417

Other important interaction tools are BRF's digital channels. We have a specific website for our corporate brand (brf-global.com), as well as social networks – Twitter (@brf_brasil), LinkedIn (linkedin.com/company/brf) and YouTube (youtube.com/user/brfglobal). Brands such as Sadia, Perdigão, Qualy, Campo Austral, and Perdix, among others, also have their own accounts on social networks and websites; in addition to nutritional information and tips, there are recipes and information about consumption of each product.

To foster more conscious purchasing choices, we comply with all labeling and brand communication legislation. Our employees at the SSC and at the quality department are trained to ensure that each consumer has access to precise information about our portfolio. We also monitor changes in legislation and specific aspects of all markets where we operate globally.

We develop products that comply with the applicable legislation, with standards set out by Technical Regulations for Identity and Quality (RTIQs) and/or other applicable laws, ensuring safety of products as well as prevention of situations that could be construed as economic

89%

is the level of satisfaction in terms of services provided to our consumers

fraud. Product formulations are duly registered at the regulatory agencies (DIPOA, ANVISA, etc.), as provided in the registration of labels.

Compliance with labeling standards and adjustment to regulatory changes are important challenges in our risk management, avoiding sanctions and ensuring corporate reputation. Raw materials used in our packaging comply with strict technical standards and are composed only of provably safe substances. Care is also given to machines, equipment, and facilities used in the production of packages. We also assess compliance with the labeling rules for 100% of the product categories, raw material and packaging that come, or may come, into direct contact with the products. In Brazil, ANVISA is responsible for regulating, controlling and inspecting all packaging. We further include information on: outsourcing of components of products or services; content, especially in terms of substances that could have environmental or social impact; safe use; disposal of products, and environmental or social impacts. GRI 417-1

We seek to go beyond the requirements of the legislation when we include certain additional information on our labels, such as recycling seals and waste sorting for packages in Brazil; indication of allergens, currently mandatory in Brazil; and certifications required by specific markets, such as Halal (which indicate the production of foods following Islamic standards). We further reinforce, especially for products under the Sadia Brand, information on healthiness and animal welfare.

We adopt certain basic guidelines applicable to all countries where we operate and specific obligations in certain markets. Such as the phrase "Destination People Republic of China," mandatory on the labels for products to the Chinese market; the stamp for packaging on boxes and product labels and the acronym EAC, in Russia; and the specific stamp for labels for the European Community, among others.

Acknowledgments

For the fifth consecutive year, Sadia has won the Época Reclame Aqui Award - Best Companies for Consumers, in the food category - perishable, frozen and dairy products. We were also highlighted in the Respect for Consumers category in the award Most Beloved Brands in Rio de Janeiro (O Globo)

GRIEVANCE MECHANISMS – SAC GRI 102-34

Grievances	2015	2016	2017
Total number of grievances identified through the mechanism	478	688	656
Number of grievances resolved	478	688	656

Impact management GRI 103|416, 103|417

We consider that impacts and incidents related to consumer health and safety are critical, since they can directly affect the Company's image, reliability, and reputation, and may be harmful to health, reflecting on financial results with reprocessing, product destruction and costs related to recalls, loss of sales and quality problems.

In terms of social and environmental impacts, we work in different phases in the life cycle of our products:

- research and development: screening of suppliers and safety standards are critical aspects;
- certification: transfer of knowledge and best practices to third-party companies;
- production: featuring production of inputs in third-party companies and compliance with hygiene and safety standards;
- marketing and promotion: includes disposal of products and the form of preparation and consumption, communicated in order to avoid errors or questions;
- storage and distribution: traceability and the cold cuts chain are highlights on this front.

In the specific aspects of logistics and distribution, temperature, hygiene, product presentation, and conservation of vehicles are constantly monitored. In the POSs, training and consulting is provided to clients in order to ensure best practices in handling and storage of our products. Nonetheless, deviations occur in POSs and a more effective operating plan is discussed continuously.

(BRF-standard labeling 417-1

Mandatory items for packaging for all markets

- List of ingredients: must be shown on the label pursuant to the legislation specific to each market
- Net content: indicated on the main label of the product
- Identification of origin
- Name or corporate name and address of the establishment
- Name or corporate name and address of the importer, for imported animal products
- Official stamp of the Federal Inspection Agency: when applicable - there are cases where products exempt from registration at ANVISA do not require the SIF stamp
- Category of the establishment, pursuant to official classification
- CNPJ (Corporate Taxpayer Registry)
- Product conservation
- Commercial brand of the product
- Identification of the lot
- Production date
- Best if consumed by
- Product composition
- Indication of registration: when applicable - there are cases of products exempt from registration at ANVISA
- Instructions on the preparation and use of edible products of animal origin or food, when necessary
- Best practices and market differentiators

INTERACTIONS OF CLIENTS AND CONSUMERS THROUGH FORMAL CHANNELS + SOCIAL MEDIA + LOCAL CHANNELS


13%
2017
87%
POSITIVE
NEGATIVE
16%
2016
84%
26%
2015
74%

Market: our partners

Maintaining the level of services associated with customer relationship is one of the components for building a relationship of trust between the company and its stakeholders, together with quality in all BRF's processes and value chain. The idea is to create a lasting base for a long-term relationship.

Relationship with retailers and business partners is also based on the Corporate Standard to Serve Consumers and Clients, having as priorities, in recent years, the improvement in the level of services, the development of lasting business relations, and

engagement of the various points of sales - from bakery shops, food service sector and small- and medium-sized grocery stores, up to major wholesalers.

In order to become a supplier recognized in Brazil and worldwide, we need to invest in technology, training, and intelligence to improve the services that we provide. To this end, we adopt several business indicators associated with the service, such as OTIF (On Time In Full), stock out in stores, level of services, etc. These indicators are monitored on a weekly basis and are associated with goals and remuneration of our employees.

Since 2016, we have had in place a management model that allows for improving service levels and segmentation of the commercial approach, improving deliveries and sales in the market. To this end, we created four programs for BRF Brazil, whose objective was to gain differentiated experience, increase profitability of clients, contribute to their development and clearly map the so-called "cost to serve" - associated with our logistics and negotiation processes, with direct influence on business competitiveness. They are:

- **Conecta BRF:** this program establishes a specific relationship for 100 regional retailers with strategic volume for negotiations, including quarterly business meetings, lectures on business management, and initiatives for knowledge exchange. The idea is to build a mutual gain relationship, sharing our strategy throughout the chain.

- **Top Padarias (Top Bakeries):** this program aims to establish closer relationships with owners of bakery shops, covering quality aspects - such as training and qualification of employees who work in the deli slicing department (hams, cheeses, salamis, chicken breast, etc.). Our goal is to increase visibility of our brands at POSs, prioritize negotiation of our cold cuts line and products for transformation, provide return on the performance and train partners to allow them to better handle BRF's products, and provide information to consumers about packaging and nutritional characteristics of each product line. The program encompasses 263 delis that account for 11% of total sales in this channel.

Customer service

A new vision was put in place through the systematization of surveys and identification of specific opportunities to improve the level of services provided to clients. From a SAC standpoint, indicators were restructured and there was a better connection with business areas.

- **Ideal Store Project:** geared toward hypermarkets and wholesalers, the project allowed for leaps in quality throughout 2017. The focus of the project is to improve commercial performance at points of sale, aiming to provide a correct product positioning, in addition to working on availability, product mix, and pricing according to customer profile.

- **Missão Rota:** program created in 2017, which allocates sales teams and investments in trade market according to the profile of BRF's clients. The initiatives achieved positive results: clients at the top of the pyramid alone are growing 20% in volume.

Consistency of our operations means improvement in the excellence of services. In this sense, in 2018 we will intensify existing programs to ensure effectiveness of our sales force, productivity and excellence parameters and, especially, have a brand that generates differentiated business and services to clients.

5





IMPACT AND CREATION OF VALUE

We invest efforts and resources to create value to society and maximize the positive impacts on the entire chain

SOCIAL AND RELATIONSHIP CAPITAL

In this section

- BRF CHAIN
- HUMAN CAPITAL
- SUPPLIER MANAGEMENT
- LOCAL COMMUNITIES
- ENVIRONMENTAL EFFICIENCY

Vertical operation

Our chain is formed by suppliers of inputs, raw materials, and services, and by integrated producers

Managing BRF's complex value chain is a task that demands constant effort. Directly or indirectly we are aware of the influence our business has on the lives of millions of people and organizations, including suppliers, clients, business partners, end consumers, local communities and other players in the industry, in addition to governments and public institutions. Consequently, this is a strategic topic for our business.

All this ramification is challenging for the Company due to the potential negative impacts generated, but it is also an opportunity to expand creation of value for society and maximize positive impacts.

The efforts undertaken in recent years include expanding the scope of our actions to monitor suppliers with practices that go from the agricultural chain to services providers. We took part in the global industry agenda on animal welfare, in which we have recorded major improvements since 2012, and on the efficient use of natural resources, in which we implemented initiatives to protect and preserve the environment in our vicinity and in our chain.

We also invest in training and qualification of our workforce, which is responsible for conducting the business in line with our values and guidelines. Through the BRF Institute, we seek to establish a long term relationship with the community aimed at building solutions that foster local development.

In this section, we cover some of the initiatives that gradually transform our business model.



BRF Chain

We are a vertically integrated Company, composed of suppliers of inputs, raw materials, and services, and of integrated producers who are responsible for rearing animals according to BRF standards, which include animal welfare conditions.

The corporate guidelines for animal rearing and slaughter are the same in our own units and in integrated units, so that the guidelines of the global program Animal Welfare Made By BRF are adopted as the standard for the Company's entire production (*read more on page 110*).

We value ethical and upstanding behavior in the value chain, conducting reputational due diligence processes, assessing suppliers, services providers and partners. In the case of non-compliance, a joint action plan is established for adjustment, leading to breach of contract for failure to comply with standards.

We keep a ramified model in our supply chain, always seeking to create and share value from the farm to the table. Learn about our production model, from the acquisition of grains and raw materials to end consumers.

We use select grains

in the composition of animal feed to ensure its quality.



Grains

We buy inputs such as soybeans, corn, and oils from farmers, grain dealers, cooperatives, or traders. These inputs are essential to manufacturing animal feed.


Sadia

Animal feed plant

In these units, we produce the animal feed that will supply BRF's poultry and pig farms, and its integrated producers.



Farms and integration

Our hatcheries and poultry farms follow the principles of the World Organization for Animal Health (OIE). Our integrated producers follow our guidelines and must meet safety, quality, environmental, human rights, and animal welfare requirements, among others. BRF's pigs and poultry must be able to express their natural behavior and be free from hunger, thirst, fear, stress, pain, injury, and disease. Our integrated producers are familiar with and follow our Supplier Code of Conduct and are subjected to an annual sustainability checklist.



we do not utilize hormones or animal cloning in the pig and poultry chains

Slaughter and industrialization

After humane slaughter, animal protein is processed in our plants in Brazil (35) and abroad (23). The production of other foods, such as margarines, cheeses and desserts, also occurs in this phase. We value the quality of the process and health and safety of people at all phases.




FRIOS

Distribution Centers

We have an extensive network of DCs (more than 40 worldwide), as well as more than 1,200 logistics partners that transport products from plants to clients, DCs, or export centers.

Retail

Finished products are delivered to grocery store chains, small and medium retailers (warehouses, small grocers, etc.), companies and restaurants (food service), as well as wholesalers. Quality, level of service and presence at points of sale are our priority.

Global operations

We are an international company based in Brazil. We serve our consumers and global clients in different ways: with final products, selling protein to distributors and partners, or producing directly at our plants abroad.

50%+

of BRF results come from global business

100%

of primary operation carriers are involved in health, safety, and environmental actions

HUMAN CAPITAL

Our workforce is responsible for conducting the business in line with our values, practices, and purpose. In BRF's structure, we see organizational culture as a living process that happens across the entire hierarchy in all BRF levels, business units, and networks – from plants and poultry farms to corporate offices. In recent years we have been seeking to transform multiculturalism and diversity of experience into strategic assets on which it becomes possible to build a strong and integrated culture.

The transformation process was initiated by the VIVA BRF movement, which, since 2014, has combined actions, attributes and values built by the Company's internal audience. In the following year, we conducted workshops in a process to include business partners – such as integrated producers – who are essential for maintaining our culture. We

Journey of our culture

2014
Beginning of VIVA BRF

3,400
people involved in discussions of attributes and commitments

(Our Attributes

- Owner's passion
- Appetite for more
- Quest for performance
- Right Away
- Doing together
- Inspired by consumers
- Healthy life

in 2015
evolution

Dissemination of culture and understanding of human capital as a core strategy

89%
of employees claim to be very committed

"People at the center and the center at the edges"

in 2016
time of consolidation
Construction of a strong base to consolidate organizational culture

- Expansion of VIVA BRF in the value chain
- Operating as a network and in the BRF community
- Redefinition of the role of each employee

Significant results show the positive impact of the strategy to consolidate the organizational culture

- Consolidation of the purpose
- Corporate positioning: employee engaged in feeding the world



continued on that journey in 2016, allowing BRF's internal audience to consolidate the understanding of their role within the organization and in society. The result was having a greater perception of our responsibility and essential role on feeding the world. Concurrently, the employees' sense of belonging of and their connection with this purpose makes them passionate about food and increasingly more conscious of their importance for the development of BRF and of the planet.

Throughout 2017, we strengthened talent management and advanced in leadership development, leveraging the cultural aspects of the organization – particularly Amor de Dono (Owner's Passion), identified as the aspect most present in our DNA.

in 2017

Acknowledgment of the power of our origins and materialization of certain attributes of Viva BRF

This was the year when we connected to our origins, unleashing the power of the Owner's Passion and putting into place movements to integrate the various areas of the Company:

- We conducted three events, called Generations, which connected our employees to our consumer brands and acknowledged the history of entire families in Brazil who have worked at the Company for years.
- A spontaneous movement by employees in an internal communication channel, during crisis management, reinforcing the Company's commitment to ethics and quality. This movement demonstrated the power of Owner's Passion present throughout the chain and resulted in BRF's first television commercial.
- The creation of a multidisciplinary group, the BRF Connect, which defined which pillars must guide our efforts, materializing the attributes Doing Together and Quest for Performance, providing greater integration between the various areas of the Company and helping to establish the pillars that support our Vision of Success.

Agenda for 2018

For 2018, our goal is to have a solid people agenda to prioritize the key capabilities, aiming at improving performance and driving results for the Company. We are going to have a significant focus on Commercial and Operational Excellence, Integrated Planning, Business Digitization, and Management of Categories and Brands. The implementation of this agenda by our people is based on five pillars:

- Revitalizing and reinforcing BRF's culture, focusing on Owner's Passion, and working on potential areas of opportunity;
- Renewing and cultivating the leadership model;
- Being a reference in people strategy and talent management;
- Improving the evaluation and development system;
- Promoting employee well-being and engagement.

Culture and Performance

We have a broad network of knowledge, qualified to produce product innovation and technologies in various geographies. In order to channel capabilities, our strategy is to enable employees from all areas of BRF to work together, with a "glocal" growth agenda (global purpose, local view), providing greater potential for innovation in products and business models.

Investments made in recent years have focused on innovation and human capital management, a process conducted based on VIVA BRF attributes and on the guidelines of our strategy, valuing meritocracy, multiculturalism, innovation and high performance and the search for a more entrepreneurial vision in each professional. The most recent survey conducted in 2016 had 84% engagement. Connection and engagement of employees with the culture are monitored through regular surveys and annually though the High Performance Cycle. GRI 405-1

We are one of the largest employers in the food sector in Brazil and we prioritize the hiring of local professionals in our national and international operations. In 2017, more than 100,000 employees were part of BRF's workforce including direct employees, outsourced employees, interns and apprentices (*see more details in the Attachment*). GRI 102-8



17.8%

was the turnover rate in 2017, significantly lower than the rate of 28.21% recorded in 2015

We have in place a business model and an organizational culture that value and foster the plurality of ideas. Gender, race, and religion do not influence the hiring of professionals, their pay, or the day-to-day relationship. We attract and select people based on their competencies and diversity. Salaries are in line with market standards and with the professional's performance and length of service (*read more in Attachments*). GRI 405-1, 405-2

Therefore, we promote a work environment that is free from any form of discrimination, presenting equal opportunities strictly based on technical competence and individual performance. Adopting a strategy that favors low turnover and talent retention is extremely relevant for the health of a company. However, this has been an increasingly complex task since the employment relations have undergone significant changes over the years and the external environment is constantly changing. GRI 103|401

This way, management of turnover and people engagement are critical for the stability of BRF, which are influenced by the economic outlook and the highly competitive nature of our business. The efforts undertaken by our units are aimed at people retention and efficient management of the workforce. Results can be verified through turnover rates, which have shown gradual decline over the years, especially in Brazil, the country that accounts for 82% of our workforce. The turnover rate dropped from 28.21% in 2015 and 21.33% in 2016 to 17.80% in 2017 (*see more details in the Attachment*). GRI 103|401, 401-1

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER GRI 102-8

Type of contract	2015			2016			2017*		
	Male	Female	Total	Male	Female	Total	Male	Female	Total
Open-ended contracts	53,630	36,904	90,534	51,058	34,924	85,982	52,822	34,611	87,433
Fixed-term contracts	346	154	500	211	156	(367)	297	153	450
Employees outside Brazil	4,458	787	5,246	9,547	6,567	16,114	9,495	6,531	16,026
Interns and apprentices	791	(725)	1,516	770	802	1,572	737	762	1,499
Total	**59,225**	**38,570**	**97,795**	**61,586**	**42,449**	**104,035**	**63,351**	**42,057**	**105,408**

** No data for Turkey. Since this is BRF's most recent acquisition, information has not yet been fully integrated. In Turkey, there are 4,325 employees. Considering this number, BRF had a total of 109,733 employees in 2017.*

Diversity & Inclusion GRI 103|405

We believe that capitalizing on and driving diversity promotes a network of competitive advantages, which maximizes BRF's purpose of becoming a global reference organization. Therefore, being diverse is decisive for our sustainability and that is why we value each person and respect his or her culture, religion, age, gender, sexual orientation, race or disability. The bigger the difference in professionals' background (previous experience and knowledge), origin and culture, the bigger the chances of meeting the needs of markets and of our different audiences around the world. That is why we developed fronts aimed at valuing diversity within the Company (*read more in the Attachments*). GRI 405-1

We launched an internal study in 2016 to expand BRF's vision on the culture of diversity and its connection with the business, and also aimed at fostering reflection about the level of maturity of this aspect within the Company and defining the priority actions for 2017. The study involved one stage of document analysis – demographic data, strategic direction, parameters for management (ex.: ISE/Bovespa, Dow Jones Sustainability Index, among others) and the development of five focal groups in Brazil, one focal group in Argentina, one focal group in Dubai as well as internal interviews and surveys with employees in our European and Asian units. Given the complexity and scope of the subject, the aspects addressed in this study were gender, generations, and multiculturalism.

In the last three years, BRF has advanced in topics associated with equal opportunities considering the evolution of comparative wages between genders.

In 2017, along with strategic areas of the business, we defined a new diversity positioning for the Company, and developed a strategic plan based on four pillars:

- Areas to promote diversity of ideas in the search for innovative solutions;
- People who are aware of and prepared to recognize, celebrate, and welcome diversity;
- Inclusive processes and environments;
- Mindful and engaged leaders.

The actions for each of the pillars will be developed in the coming years.

In the pillar related to inclusion of people with disabilities, in 2017 we had 3,645 employees with some type of disability or rehabilitated. Aiming to expand inclusion, we implemented actions to qualify people, map job positions, monitor goals, partnerships with institutions, a specific guideline for People with Disabilities, the inclusion of this topic in promotional materials and work with entities and associations, both to recruit and develop people with disabilities.

The Internal Communication area improved communication channels in 2016, adapting tools to assist people with visual impairment, thus ensuring equal access to information. In 2017, we established the inclusion of subtitles in all global and internal videos as a policy, in order to assist people with hearing impairment. All types of communication and training are available in the local languages. In Brazil, we have English and French translators in all units where we have employees from Haiti and Senegal to make sure that training and communication reach and include these groups.

Development, career, and talents

The transformation and reorientation journey established in recent years has allowed the High Performance Cycle to add to the definition of remuneration the development of individuals in aspects such as alignment to culture, learning, and establishment of collective goals, in addition to individual deliveries.

Performance assessment metrics include actions that promote a more open and transparent dialogue, allowing for the construction of a personal development plan in line with BRF's values and expectations. In 2017, we advanced in the performance assessment process by developing a two-phase model: the first, with a focus on employee performance; and the second, intended to analyze future possibilities and develop a career plan, thereby doubling the opportunities to discuss about people. In the year, there were also career and succession meetings carried out for the executives, and all reward processes are the same as in 2015. The current cycle includes bonus eligibility for an average of 4,500 employees for positions between senior analyst and CEO levels, and all other levels are eligible for the Profit Sharing Program (PLR) and performance assessment. And, with a more clear discussion about performance, it is possible to recognize those who contributed to the results of the Company.

Another aspect on which we seek to evolve is the satisfaction and well-being of each employee within the company, focused on a climate that allows for the full development of people.

As an example of concrete actions already in place, we highlight the goals that include individual and team items as well as the initiatives focused on the healthy life, such as gyms, Pilates classes, weight loss support groups, nutrition assistance, home office for corporate operation, the *Viva + Saudável* Program, etc.

We also reinforce our understanding of what is a talent for BRF, adding to this concept the transformation capability, operating in a network and one's learning curve within the Company.

Based on this new concept, in 2017, our recruitment process started hiring talents, while our retention and people maintenance process focused on the employee's evolution within the Company.

Advances

Our performance assessment process advanced in 2017, through a model that focuses on employee performance and on the analysis of future possibilities in order to develop a career plan.



Vida + Saudável

With the purpose of taking care of the health of our employees and of their families, working in a preventive manner, we formalized the program called *Viva + Saudável* (Healthier Life).

The main initiatives of the program are:

Novo Ser Program

Helps and guides pregnant women (employees or dependents) during pregnancy, discussing topics such as nutrition, prenatal care, legislation, family, newborn care, psychological support, among others. This programs also aims to provide a quality prenatal care as well as access to all the necessary care during pregnancy by means of benefits and exemption of copay in the healthcare plan.

Cancer Monitoring Program

Identifies employees with a high risk of developing one or more of the five types of cancer that may be detected at an early stage (breast cancer, intestinal cancer, uterine cancer, lung cancer, and prostate cancer) and directs them for preventive tests, exempt from healthcare plan copay, in order to increase the chances for treatment in cases identified at an early stage of the disease.

Health Program by Gender and Age Group

Provides exemption of copay (employees and dependents) for some routine tests, specific to each age group – example: mammogram for women over 40 or PSA for men over 40.


GINÁSTICA RÍTMICA

Benefits GRI 401-2

All employees in Brazil receive the following benefits:

- Programs of appreciation and acknowledgment for length of service;
- Transportation allowance;
- Food allowance or basket of staples;
- Meal allowance or internal restaurant service;
- Health plan;
- Dental plan;
- Outpatient care;
- Complementary private pension;
- School allowance;
- Life insurance;
- Day care allowance;
- BRF Market (store with company's products);
- Employees association;
- Maternity/paternity leave;
- Gifts on commemorative dates and gifts for children up to 10 years of age;
- Training on integration and technical qualification for the activities.

Only the stock purchase plan is restricted and optional to the executive level; some benefits, such as daily meals, do not apply to all part-time employees.

For maternity/paternity leaves, we follow the local legislation, with no discouragement, oppression or censorship related to this aspect. On the contrary: we have in place the Novo Ser program, which offers quality prenatal care for pregnant women, providing a number of tests and doctor visits exempt of copay for employees and dependents (read more in the Attachments). GRI 401-3

100%

of our employees are covered by agreements and/or represented by trade unions, or the like, according to the multiple realities

Salary and social negotiations take place every 12 months (depending on the baseline date), with regular meetings during the term of the collective bargaining agreement. In Brazil, 100% of the employees are covered by collective bargaining agreements and represented by the Labor Union (71 Unions, 70 agreements and collective bargaining agreements). Abroad, we follow the labor law of each country and, in case there is an entity representing the workers, collective bargaining agreements are 100% observed. In Argentina, 79% of employees are unionized and 21% have contracts directly governed by the country laws – through which the contracts cover the unionized workforce. GRI 102-41

Health and safety GRI 103|403

Through the Health, Safety, and Environment program (HSE) and its global policy, implemented in 2006, we developed and carried out actions that enable safe behavior and value life in our operations. We extend our health and safety management practices to all stakeholders, through control and/or influence actions, when appropriate.



In all business areas we adopt principles that are appropriate to international best practices and to the legal requirements of the locations where we operate. The health and safety indicators, goals, and programs are established taking in account the risks assessed (focused on risks with the highest potential) and the Company's commitment to promoting quality of life and accident prevention, and are cascaded to the locations, as applicable.

We have in place several mechanisms to assess the effectiveness of the health and safety management approach in order to evaluate compliance with the Company's global guidelines and improve management. These mechanisms include internal audit and recognition programs; definition of safety objectives and goals; systematization of KPIs; and external audit in certified units.

Management of the results from evaluation mechanisms includes disclosure of external reports (among which this Annual Report), a critical analysis of the management of KPIs and audit processes, regular discussions in health and safety committees to decide on relevant matters and, whenever necessary, replanning of actions and evaluation mechanisms.

By focusing on risk management, we developed policies and programs that comprise advances in the performance of this topic and show our commitment to our employees and stakeholders.

The areas with greater occupational risk at BRF are the manufacturing and agricultural areas, in which some of our employees are more exposed. Therefore, we conduct a continuous mapping, analysis, and monitoring work and have in place operational and administrative controls to eliminate or minimize these factors. Mapping covers work conditions, existing risks, monitoring of employees' health, and analysis of indicators for accidents, absenteeism, grievances and occupational diseases, among others, according to each process. Programs such as the Medical Control of Occupational Health, Respiratory Protection, Hearing Conservation, and Prevention of Environmental Risks are in place to ensure the well-being of our people. GRI 403-3


Dinamica

Quality of life

We have the ongoing challenge of ensuring integrity and well-being to our employees and communities

Our constant challenge is to ensure the integrity and well-being of employees and communities in a process that is consolidated in Brazil and already in place in the Abu Dhabi (United Arab Emirates) and Argentina plants since 2015. In Thailand, the process to implement the health and safety management according to BRF's guidelines is already being consolidated. In Turkey, the most recent acquisition, the process started in 2017 and is in implementation phase, according to our model. GRI 403-1

Health and safety management prioritizes the eradication of accidents, work place-related diseases, and fatalities. In 2017, there was an increase in the absolute number and in the rate of injuries and diseases, partly due to adjustments pertaining to classifications of the legal aspects in each location. We also carried out several initiatives to reduce the severity rate of accidents. Considering data for Brazil and Argentina, regions with the highest number of incidents, there was a 43% decrease in the severity rate for typical lost-time accidents and 28% for occupational diseases resulting in lost time when compared with 2016. For 2018, we expect a 25% decrease in the absolute number of lost-time accidents (typical and commuting). GRI 403-2

43%

reduction in lost time injury frequency in Brazil and Argentina, where our largest operations are located

Among the impacts associated with health and safety, above all is the loss of lives and/or health of an employee, in addition to medical expenses, compensations and claim administration fees, indirect costs incurred due to damaged equipment and assets, loss of production and quality, interruption of processes, loss of revenue, workforce replacement, overtime, disputes, damages to customer relationship and to public image.

The guidelines established and disseminated through the HSE Management System guide the definition of indicators and goals, as well as the commitment to continuous improvement and improved performance in health and safety. This system was revised in 2016 and is based on the Method; Behavior/Culture; and Facilities/ Infrastructure pillars. Among the main practices are the formal commitment from leadership, including goals linked to variable pay, clearly defined roles and responsibilities, committees, working groups, established standards and procedures, employees trained and qualified to perform their activities, health and safety dialogues and behavioral tools carried out by leadership, investigation of accidents and critical deviations, risk analysis and emergency response plan, among other tools. In addition to the individual responsibility of working with prevention, all our employees must inform management of any risk condition they identify, ensuring everyone the right to question work conditions that do not comply with the Company's guidelines.

BRF's leadership has a key role in fulfilling and consolidating the health and safety policies and guidelines, acting proactively to reinforce governance, through positive examples, committees, provision of the necessary resources and responding for the management results of this topic. In 2017, we began standardizing the health strategy in the other regions. Several leaders have their goals tied to their health and safety performance, a guideline applied to the VP of Operations, Directors of Manufacturing, Industrial Managers and Process Managers and Supervisors. GRI 102-19

It is up to our leaders to give positive examples, show commitment to management of this topic and work proactively through initiatives such as ensuring compliance with the guidelines, programs and action plans in place, providing the necessary resources, and being accountable for the health and safety management results.

One of the advances in implementing the HSE management in recent years has been the development and evolution of the Transformation Groups (TGs) at corporate and local levels. The purpose is to reduce losses and foster continuous improvement through studies and analyses conducted by the coordinating members, who manage the groups, and by specialists in these topics. The main expected results for the TGs are the development of transformative actions and guidelines, their correct implementation and, as a consequence, a reduction in the number of accidents and incidents. GRI 403-1

The formal committees have approximately 10% participation of our workforce, representing all levels of the Company. Today, approximately 4% of the employees act as first responders in emergency situations and 100% of them are trained to act in these occurrences. GRI 403-1

By means of the BRF Health Centers, we have in place a strategy to monitor the health of our employees. Among the programs implemented are the health of pregnant women and newborns (*Novo Ser*), immunization campaigns, changes of life habits (encouragement for physical activity, to stop smoking, etc.) and other local actions specific for each population.

INJURY TYPES AND RATES* GRI 403-2

Employees	2015	2016	2017
Lost-time injuries[1]	289	306	522
Injury rate	1.54	1.72	2.57
Injuries without lost-time	1,561	3,588	6,170
Injury rate	8.30	20.15	30.41
Occupational diseases[2]	0.02	0.11	0.21
Total number of lost days	18,614	19,885	23,415
Total number of fatalities	**1**	**3**	**1**

Contractors	2015	2016	2017
Lost-time injuries[1]	ND	47	56
Injury rate	ND	1.20	1.33
Injuries without lost-time	ND	ND	125
Injury rate	ND	ND	3.39
Occupational diseases[2]	ND	ND	0.00
Total number of lost days	**ND**	**ND**	**1,067**
Total number of fatalities	**ND**	**ND**	**2**

Note: the injury and occupational disease rates are calculated by the number of incidents x 1,000,000, divided by man-hours worked; the absenteeism rate is calculated by the number of hours absent, divided by the sum of hours absent and regular hours.

**Data were not presented by gender because some units abroad have not yet been integrated with the management of this information and refer to incidents with direct employees in all BRF units and businesses in Brazil, Argentina, Abu Dhabi, Malaysia. Data do not include information on hired employees who are not yet registered and are monitored separately. Data on Europe and Turkey have not been presented, since the plants were acquired recently and the units' indicators have not yet been formally incorporated to BRF's database.*

1 The injuries reported include, work-related accidents, typical accidents, occupational diseases and commuting accidents, including first-aid classifications, medical treatment, restricted work and leave.
2 Occupational disease rate considers only those with lost-time.
Read more in the Attachments.

HSE: main actions

Health, Safety and Environment Dialogue (DSSMA in the Brazilian acronym)

In order to engage employees and third parties in this aspect, every week we provide information on safe behavior, health, and preservation of the environment, a content that is shown on the bulletin boards and TVs in the plants, on communication materials, etc.

Fábrica Legal Project

The occupational health and safety in Brazilian companies in the area of slaughter and processing of meats and their byproducts complies with Regulatory Standard No. 36, which we have followed since 2013.

In compliance with current legislation – particularly Standards NR 10, NR 12, NR 13, NR 17, NR 36 –, in 2014 the *Fábrica Legal* (Legal Factory) Project was implemented, aimed at improving health and safety conditions in the meatpacking industry in order to minimize employees' exposure as much as possible. A letter of intent was signed with the Regional Labor Court at the 12th Region in 2014, establishing an institutional committee to implement regional programs and actions to prevent work-related accidents.

The first phase of the project mapped improvements in various work fronts, with the development of actions in the units of Capinzal (SC), Concórdia (SC), Videira (SC), Toledo (PR) and Rio Verde (GO). In the second phase, in 2017, we reached the units of Uberlândia (MG), Chapecó (SC), Lajeado (RS), Lucas do Rio Verde (MT), Dourados (MS) and Dois Vizinhos (PR).

Agreements and conventions

We currently have 71 Unions, 70 agreements and four collective bargaining agreements, 95% of which include health and safety topics, such as the provision of uniforms and equipment. GRI 102-41, 403-4

Health programs

In order to improve our employees' work conditions and their quality of life, we developed a few programs. Some of them are: Occupational Health Management; Ergonomics Program and Ergonomics Committees; Environmental Risk Prevention Program; Program for Medical Control and Occupational Health; Hearing Conservation Program; *Viva + Saudável* Program; and Respiratory Protection Program.

Safety in logistics

The last phase of the HSE Program in transportation and distribution was completed in 2015 in all BRF units and distribution centers in Brazil. The teams took part in actions to promote safe behavior, whose themes were: safety, health, environmental protection, and fight against sexual exploitation on highways. The methodology "10 Management Elements" of the program seeks to eradicate transportation accidents and incidents, with initiatives that include:



- Regular audits of carriers using the Supplier Integrated Management tool, which has as one of its pillars the HSE of services providers;
- Training to apply a daily checklist;
- Engagement of drivers in safety dialogues;
- Conduction of the Road Prevention and Observation Program (POP in the Brazilian acronym) to monitor behavior of drivers.

In risk management, we carry out the following procedures:

- We have advanced posts to manage risks in the main units;
- We control tachographs to monitor speeding;
- We monitor driver work hours;
- We conduct HSE meetings with the teams;
- We conduct lectures to provide guidance on highway speed, signage and the fleet's HSE checklist;
- Quality Circle program (CIQ, in the Brazilian acronym), seeks improvements in all transportation processes and conducts projects to optimize the entire operation, reducing costs, time, and continuously improving safety of employees.



Supplier Management

103, 103|308, 103|408, 103|409, 103|414

Our supply chain has a global profile and conducts procurement, quote, and negotiation processes in the various markets where we operate, generating a high volume of expenses and investments. Proper management of this relationship is strategic to BRF, connecting it to the Company's internal and external audiences; capable of controlling social, environmental and compliance risks that can influence the future of the business and of generating opportunities for development in different locations.

We prioritize optimization of costs, continuous monitoring of the effectiveness and management model, gains in profitability and efficiency and attention to environmental and social aspects. Our challenge is to build lasting bonds of trust and respect, fostering a mutual agenda that turns BRF into a driver of growth to communities, ensuring quality of supply, continuity of operations and quality of the products we place in the market.

Our suppliers are broken down into four large management groups: those called integrated producers, who work in agriculture; the procurement groups, including suppliers of inputs, packaging, energy, among others; the logistics groups, including specialized services and freight; and the commodities groups that include grains, meals, and oils. Our suppliers are also subject to standards and requirements, especially from the MAPA's standpoint, in the case of Brazilian companies. The entire volume negotiated with our suppliers is in compliance with our procurement policies. GRI 102-9

For each group, we have in place specific programs with initiatives focused on risk monitoring and on the aspects of sustainability and actions of engagement and mobilization related to our culture – in line with the VIVA BRF movement (*read more in Human Capital*).

The Supplier Code of Conduct, the Health Safety and Environment Policy (HSE), and the Transparency Guide are the documents that support our supplier management. They are all available to our partners

and were published in Portuguese, English, and Spanish to guide our own teams, and those of our suppliers regarding Company policies. We also rely on our own methodologies to manage certain supplier categories – such as the Integrated Management of Suppliers, in the logistics segment (*read more on page 98*). GRI 103|204

Results of suppliers are measured annually by a computer-based system and the evolution and position among the indicators that are part of the Compliance Index are monitored monthly. Furthermore, all contracts have clauses related to the Code of Conduct for Suppliers (considering from legal compliance and social and environmental best practices to fight against corruption), including those related to possible subcontractors of suppliers, and to child labor and slave labor. GRI 408-1, 409-1

Our operation is directly affected by the management of the chain given its clear influence on financial results. However, other high-impact influencing factors are the sustainability criteria considered mandatory for a company to become a BRF supplier. Failure to comply with these criteria may result in termination of contracts for nonconformities we deem unacceptable; And possible issues related to certain items and suppliers, such as inputs for animal feed, animals for slaughter, ingredients, and packaging, whose pricing may change current and future business scenarios. We are also naturally exposed to political, cultural, and legal aspects due to our presence in various markets.

Our base

We maintained a relationship with approximately 35,000 suppliers in 2017, an extensive group of companies and agricultural producers that supply the Company with essential inputs, raw material, and services that are critical to our activities.



ACTUAL AND POTENTIAL NEGATIVE IMPACTS MAPPED IN THE CHAIN AND ADDRESSED BY BRF (2017) GRI 308-2, 414-2

		Social Impacts
Number of suppliers assessed on impacts	32,734	32,685
Number of suppliers identified as having the most relevant negative impacts	1,149	1,166
% of suppliers identified as having negative impacts, with whom improvements were agreed as a result of the assessment.	100%	100%
Number of suppliers identified as having negative impacts, with whom relationships were terminated as a result of the assessment.	17	13
% of suppliers identified as having negative impacts, with whom relationships were terminated as a result of the assessment.	1.48%	1.11%

100% of the volume purchased is in compliance with our procurement policy.

BRF'S SUPPLY CHAIN* GRI 102-9, FP1

Type of business	Profile and categories	Number of partners[2]	Supplier regions
Agriculture	Certain pig suppliers are considered partnerships, buying and selling, consignment and loan (VMI and CMI method), while other pig producers, poultry producers and egg suppliers are considered partnership contracts	13,000	Brazil (GO, MG, MS, MT, PR, RS, SC)
Procurement	Direct Indirect Freights Partnerships Logistics	19,934	South Africa, Germany, Andorra, Antilles, Saudi Arabia, Argentina, Australia, Austria, Belgium, Bulgaria, Canada, Qatar, Chile, China, Cyprus, Singapore, Colombia, Croatia, Denmark, United Arab Emirates, Slovakia, Spain, United States, Philippines, Finland, France, Greece, Holland, Hungary, India, Ireland, Iceland, Israel, Italy, Japan, Kuwait, Lebanon, Liechtenstein, Lithuania, Malaysia, Morocco, New Zealand, Oman, Panama, Paraguay, Poland, Portugal, United Kingdom, Czech Republic, Serbia, Sweden, Switzerland, Thailand, Turkey, Ukraine, Uruguay. Brazil (AC, AL, AM, AP, BA, CE, DF, ES, GO, MA, MG, MS, MT, PA, PB, PE, PI, PR, RJ, RN, RO, RS, SC, SE, SP, TO)
Grains, meals, and oils	Farmers: direct purchase from the farm to BRF (account for 84% of the number of suppliers) Grain dealers: small businesses that are middlemen in the commodities market (grains) Trading companies: large companies that operate as middlemen in the grains market Cooperatives: civil/commercial nonprofit organizations formed by groups of rural producers	2,402	Paraguay Singapore Turks & Caicos Brazil (GO, MG, MS, MT, PR, RS, SC, SP, BA, PI, TO, PA, DF)

Scope considers at a global level.



Chain Monitoring Program

GRI 103, 103|204, 103|308, 103|408, 103|409, 103|414, 308-1, 414-1

Structured to strengthen the control of social and environmental risks, the dissemination of an ethical and responsible business model and the evolution of partners in this aspect, the program mobilizes approximately 35,000 suppliers (except Banvit, in Turkey), with quality audits, dissemination of the Supplier Code of Conduct, consultation to public data and requirements provided for in contractual clauses. These best practices are adopted globally by Procurement and are being implemented in the new operation in Turkey.

The Supplier Code of Conduct is the initial basis of the program, something suppliers have to agree on prior to working with BRF. For cases that fail to meet any requirement, depending on their severity, improvement plans are put into place or the supply contract is canceled. The main irregularity causing contract termination is the presence on the public lists below.

100%

of BRF's new suppliers follow the criteria in the Supplier Code of Conduct and are evaluated on social and environmental criteria.

The main suppliers undergo a risk assessment in the quality, services, sustainability, compliance and economic-financial pillars. We also make a prior assessment of suppliers during the bidding process in order for suppliers to become familiar with the requirements of the Code. Consultations are made every two weeks to public lists, available in the Brazilian territory, to identify suppliers that are not in accordance with the legal and BRF's standards. The aspects evaluated are environmental (list of areas embargoed by the Brazilian Institute for the Environment and Natural Resources – IBAMA), labor-related (List of Transparency on Contemporary Slave Work by InPacto and data from the Ministry of Labor and Employment) and aspects related to overall compliance (national registry of ineligible and suspended companies – CEIS – from the Transparency Portal). Each and every irregularity may be reported anonymously in our Transparency Channel, available on the BRF website.

One hundred percent of new BRF suppliers follow the criteria in the Code of Conduct for Suppliers, whether for a contract or spot purchase, and evaluated on social and environmental criteria. GRI 308-1, 414-1

Responsibility in commodities

GRI 103|308, 103|408, 103|409, 103|414

For procurement of commodities, critical suppliers are those with operations located near the Amazon Biome areas and the soybean crushing tradings that buy and process raw material and depend on other suppliers of grains for their production process. The affiliated trading companies are ABIOVE and ANEC – together, they control 94% of soybeans produced in the country – they are required to adhere to the Soy Moratorium, an environmental preservation commitment to ban the trading of any soybeans from areas originating from deforestation, in the Amazon Biome.

For this reason, there are controls related to origin of the grains and their byproducts, to ensure that the raw materials purchased do not come from environmental preservation areas (Amazon Biome) and that the suppliers have no irregularities at IBAMA. These controls are made via public lists and contractual clauses. The Code of Conduct for BRF Suppliers is communicated to all suppliers of commodities, with specific environmental management guidelines (waste management, water consumption within legal parameters, air emissions, and environmental preservation areas) and social management (legislation on labor, social security and work relations). A control of the signatures of the Code is carried out in our units. In 2017, a total of 92% of these suppliers of commodities signed an acknowledgment of receipt and 87% submitted their self-assessments.

In 2017, procurement of commodities had a decreased in its number of critical suppliers, from 238 to 209.

Procurement: relationship as a competitive advantage

GRI 103|200, 103|204, 103|308, 103|408, 103|409, 103|414

We have in place a procurement policy that ensures greater cost competitiveness, safety in operations and compliance in all relationships, mitigating risks and optimizing market opportunities. We work with large corporate contracts and with regional or local contracts, taking advantage of the best in both models, with gains in scale and faster service. The procurement practices span across all our units, integrated producers (business partners) and suppliers through the Procurement Norm and our Supplier Code of Conduct. Part of the objectives established is mandatory (labor legislation, for example) and part is voluntary, such as replication of the pacts undertaken by BRF and their guidelines. In order to ensure adherence to the rules listed in the procurement policy, we carry out process audits and apply system tools that prevent non-compliance. GRI FP1

Our efforts to build an integrated management of the global procurement processes at BRF, standardizing models, parameters, governance, and auditability, according to criteria that is previously tested and proven in the domestic market, have gained strength in the last three years. As a result, the model is consolidated in all regions: Latin America, the Middle East and North Africa, Europe/Eurasia and Asia.

Global reach

Our global presence leads us to study forms of synergy, implement improvements in results in procurement categories with a global profile, and negotiate in order to supply different regions



The regional teams report and generate results, as well as key projects to the Global Procurement Department, which is responsible for establishing goals, key indicators and performance assessment cycles. Our Procurement team is present in offices in Dubai, Argentina, Holland, China, Thailand, Singapore, and Turkey, in addition to Brazil. These professionals study the forms of synergies ad improvement of results in the procurement categories with a global profile, negotiating in order to supply different regions – an aspect that is critical for our result, since a part of our production platform is currently outside of Brazil.

Thus, we reinforce BRF's focus on adopting global procurement practices geared toward regional processes when necessary, as in the case of specific service provision in certain units. By carefully analyzing how local procurement and purchases may contribute to the strategy, we strengthen our management discipline and mitigate risks related to the supply chain. We have also evolved in our partnership with suppliers that provide us with cutting-edge technology, applicable to production processes.

Third-Party Portal

Supplier approval is done by a management team that analyzes documents and the acceptance of the Supplier Code of Conduct, in addition to monitoring compliance with legal requirements and internal standards.

Local suppliers are companies that have headquarters or affiliates in the municipality and/or state of the unit requesting the material and/or service, as we understand that this impacts the area of operation (*read more in Attachment, page 164*). These negotiations reduces logistics costs, which impact the total cost of raw material, an extremely relevant aspect for BRF given our high purchasing volume of agricultural commodities for production of animal feed. GRI 204-1

The main products purchased from local suppliers are all kinds of direct and indirect materials, corn and soybean grains, poultry and pigs. In commodities, the share of local suppliers decreased in Paraná, due to the increased volume of corn imported from Paraguay as well as to corn from Mato Grosso do Sul, in Brazil. In 2017, we reduced purchases for cost control and implemented medium- and long-term contracts aimed at establishing lasting partnerships. This also reduces the percentage of local purchases, since not all suppliers can meet national or regional demand. GRI 204-1

We advanced in the dialogue with local suppliers through trade associations, which is a way to get closer to this audience. With the vision of the "BRF radius" we intend to have a broad understanding of the positive impact that can come from the creation of links with companies from the regions where we operate, building trust in the community, a lower footprint for procurement processes, and relationships of mutual gain with local suppliers. We currently have ongoing dialogue initiatives in states such as Paraná and Santa Catarina, located in the South of Brazil.

The procurement process is computer-based, using SAP, intranet, and other systems that ensure the application of the approval purviews and other requirements established in the norm. Furthermore, we have the Supplier Portal, a more clear communication front with suppliers, that provides more transparency and compliance to the process. Implementation of SAP's Ariba tool is underway and will allow for centralization of the entire procurement process (order to pay) in a single platform, including the legal and finance departments, ensuring greater compliance with the process.

A third-party management team is responsible for approval of suppliers, via the Supplier Portal, using document analysis, acceptance of the Supplier Code of Conduct and monitoring of compliance with legal requirements and internal guidelines for those who provide services in our facilities in order to ensure that BRF purchases quality materials that are safe for consumers. The approval system involves the areas of Corporate Sustainability, Compliance, and Logistics (Integrated Management of Suppliers - GIF), and a biweekly analysis of public lists. In certain categories, we also conduct on-site audits of suppliers, with automatic blocking of the supplier's registry in case of non-compliance.

In order to meet all mandatory requirements, the process is constantly audited internally, through BRF's own system, by the area of Internal Controls (processes) and by the Corporate Audit (guidelines, legislation, SOx), and through external audit. It is up to the Procurement and Audit areas to monitor the implementation of requirements, with the procurement back office using a filter based on the requirements of the norm.

We conduct supplier performance management, providing technical support, including to our factories, mitigating the associated impacts. The Supplier Quality area at BRF conducts technical visits focused on the process and on the cause of irregularities both in supplier and/or Company plants in order to identify the cause of the problem or improve the quality of processes and products delivered. In cases of proven irregularities, a policy of severe consequences is applied. Suppliers are also audited in terms of requirements related to their quality and process management. Effectiveness of suppliers' processes is evaluated based on the number of Non-compliance Reports (RNCs in the Brazilian acronym) registered by BRF. The



Global Market certification program is under implementation and the results may be verified at the end of 2018, with an increase in the number of suppliers with GM status. In 2017, the Supplier Quality Management recorded a reduction of 29% of RNCs/number of orders.

In agriculture, the relation between integrated producers and BRF is one of interdependence, in other words, both have common goals and strategies, aiming at the sustainable growth of the parties. Movements and external crises do not have a significant impact, since we have policies, guidelines, and contracts between integrated producers and the Company. The establishment of a budget basis is supported by multidisciplinary studies, with research institutions and trade associations.

Logistics GRI 103|308, 103|408, 103|409, 103|414

The services related to product logistics and transportation are a significant part of BRF's processes and costs. Aware of the potential gains in this link of the chain and of the opportunities to manage the associated negative impacts, we developed the Logistics Health, Safety and Environment Program (HSE) with actions to reduce accidents, mitigate environmental impacts, fight sexual exploitation of children and adolescents on highways and compliance with Law 12,619/12, which governs the profession of truck drivers in Brazil.

All hiring of load carriers follow the HSE Criteria Guideline. The purpose of the HSE Guide for Services Providers of Road Transportation of Cargo is to inform carriers about the HSE rules that BRF demands from its suppliers, and is distributed to 100% of the suppliers hired. Carriers must implement the Integrated Management for Suppliers (GIF) Program to meet requirements such as smoke emission control and the correct disposal of waste, such as oil, batteries, and tires.

In addition, we have in place guidelines related to aspects that include drivers' assessment, vehicle inspection, emergency action plan, and investigation of accidents and incidents. In the hiring process, logistics suppliers are assessed for indicators such as health and safety, routes, accidents and incidents for speeding, and non-compliance with work hours.

Almost 100 carriers in the refrigerated cargo sector are part of the GIF program, which also guides suppliers on aspects such as business profitability and sustainability. The GIF program comprises a self-assessment tool, validated by BRF, and includes the emission of polluting gases.

Data from 2017 show that 66% of the carriers properly dispose of waste and 56% of the fleet undergoes smoke tests. Also, 58% of the carriers scored above 750 points in the GIF (basis of 0 to 1,000 points).

In 2016, all carriers in the fleet signed a terms of commitment for safety management, taking

Highlights of 2017

66%
of carriers properly disposed of waste

58%
scored 750 points or higher on the GIF

56%
of the fleet was subjected to smoke tests




PROIBIDO
CARONA
VOLVO
ITG-6166

in account primary and agricultural operations (referring to the transportation of animals and raw materials). Through a routing process via software, it was possible to identify alternate routes, thereby reducing the average distance per trip (7.3%) and resulting in logistics and environmental gains for BRF's operations.

In animal feed transportation, we began to implement a system to block the vehicle when the tube is in the upright position – in order to reduce the risk of collisions of the discharge tube with the power grid.

After two and a half years of dedicated management, speeding violations of the fleet vehicles in the agricultural segment were reduced by almost 100%, also reaching gains in terms of animal welfare, an important cause for the Company. We have never had history of incidents involving child and/or forced labor in the transport operation.

In 2017, we proceeded with the GIF program in the agricultural segment.

HSE Standarts

Carriers and their agents who are working for BRF need to comply with the following standards:

- Maximum speed limit of 80 km/hour on normal days and 60 km/hour on rainy days;
- Make 30-minute stops for every 5 1/2 hours of continuous driving;
- Maximum daily shift of 12 hours, considering that 8 hours are normal, and additional 2 hours or 4 hours upon collective bargaining agreement;
- Always travel with headlights on, even during daytime, even inside BRF's units and DC's;
- Report any accident to BRF (unit of origin) and to Líder insurance company (0800 7030 373);
- Carry the safety kit on the truck (reflective vests, four cones, two tire wedges, 100 meters of striped tape, and flashlight);
- Drivers must mandatorily wear the standard BRF uniform and safety shoes;
- Drivers must be approved by the risk manager, have Occupational Health and Safety Certificate (ASO), and defensive driving training, valid for one year;
- Trucks must have four palette clamps, refrigeration test certificate valid for six months, and smoke test valid for one year.

Failure to comply can result in administrative sanctions.

Agricultural Chain

GRI 103|308, 103|408, 103|409, 103|414

The long-term partnership with our more than 13,000 integrated producers is a result of several actions carried out in recent years. In 2012, we were the first to narrow relationships with integrated producers, bringing them in house. Our annual survey, for example, showed that 67% of the integrated producers have a relationship with BRF that exceeds 10 years. In 2017, through the Monitoring, Development, and Reconciliation Committees (CADEC), we conducted regular meetings to listen to demands and claims, as well as to provide information. In the last five years, we have contributed to making this link of the chain more sustainable from an economic standpoint and managed to reduce turnover from 10% in 2013, to 2% in 2017.

As part of our management practice, we disseminate BRF's Transparency Guide and the Supplier Code of Conduct to integrated producers. The documents address several social and environmental aspects, including ethics, compliance, operational eco-efficiency, and respect to human rights. The policies related to producers are periodically reviewed to align our management with the characteristics and specific legislation of the markets where we operate. We currently have integrated producers in Brazil (nine states) and abroad.

Every month, the team of BRF extensionists visits 100% of the properties to offer help and guidance on necessary issues. In Brazil, 100% of integrated producers and 100% of the applicants to become business partners are submitted to a sustainability assessment based on the Agricultural Expansion and Growth Standard. We have also significantly evolved in the adherence of our partners to high animal welfare requirements on a global scale (*read more on page 110*), and we see this category as essential within the Chain Monitoring Program.

Through the program, we ensure that 100% of integrated producers in Brazil, a highly relevant group of partners, are monitored and evaluated in terms of sustainability aspects, according to criteria of the Sustainability Index – a BRF tool to evaluate risks and create value in its agricultural chain. Participants are assessed on 30 topics related to aspects of quality, environmental management, labor management, and human and economic rights, including business continuity. Subsequently, participants undergo an individual assessment and receive plans for improving and addressing all aspects. We also have in place a technical field team that visits and monitors the integrated producers' base every month. GRI 408-1, 409-1


brf
CLASSIC
There are more than 13,000 integrated producers in Brazil

Contracts for integrated production contain several clauses with recommendations and guidance, such as notifications for compliance, which, if not observed, may result in suspension of accommodations (animals delivered in the poultry farms); the suspension is not summary, except in very specific conditions, such as serious events. In 2017, there was one case of contract termination due to environmental issues.

Among the partners, we choose some of the most critical suppliers to establish closer relationship – such as those that provide services in poultry loading, a process called "catching". This was the theme of the 2015 Discovery Workshop, an event that gathered integrated suppliers, buyers, agricultural technicians, and work safety technicians in a two-day discussion forum. The goal was to have an action plan for improvements in the sector.

After completing this event, the Program called Apanhamento Legal (Humane Catching) was created in 2016, with three work fronts: pilot project for team internalization, at the Concórdia (SC) unit; supplier-model management in HR, safety, training and productivity standards, implemented in nine units; and studies on transport alternatives. Another preventive measure for BRF is maintaining a system that manages the environmental licensing of properties.

Due to its concern about succession in the rural area, BRF initiated a pilot project, in partnership with state institutions, in the Dois Vizinhos (PR) unit to raise awareness among integrated producers and train the internal team to meet the demands of the families.

Satisfaction of integrated producers

In 2017, we conducted for the third time a relationship/engagement/satisfaction survey with integrated producers. Since 2015, we have consolidated the movement called *VIVA Integração*, serving 100% of the producers in 2017 through local movements in the communities.

Goals and objectives for 2018

5%
evolution in the Sustainability Index of BRF partners

100%
of the properties licensed

0%
Child labor

100%
Codes of Conduct signed

Local Communities GRI 103|413

Our global operation implies responsibilities that go beyond mitigation of the negative impacts of the operation. The purpose of our actions is to establish a long-term relationship with communities, creating a positive and inclusive agenda aimed at developing solutions that promote local development.

The BRF Institute is responsible for performing these actions, going from an impact mitigation agenda to an agenda of positive contribution to sustainable development of communities, in collaboration with local players. Created in 2012, the Institute is committed to coordinating activities in neighboring communities through shared management of the Company's social investment. The Institute also serves as an incubator for actions that result in systematic advancement regarding regional corporate social responsibility issues. GRI 103-2|203

In recent years, we have developed a strategic relationship with the communities in order to maintain operations, establishing a reliable and legitimate relationship. When the Institute was founded, it was very much connected to ensuring BRF's social license to operate. The result of this work is that today we have leaders who independently interact with community stakeholders. The Institute now acts more as a strategic consultant than an executor, defining or conducting lines of reasoning, a mentor of these local teams.

In 2017, the Institute became part of the governance of the HR Department. This is an opportunity to take knowledge on social impacts and expertise in the sector to the business, building an even more consistent alignment with management, in addition to increasing the protagonist role of BRF's employees, strengthening their volunteerism.

Purpose

The Institute developed a strategic, long-term relationship with communities, through a positive and participatory agenda

Our work fronts

One of the challenges for the Institute is to drive relevant positive impacts upon communities, promoting local development and balanced food. Our goal is to promote different approaches to food as a tool to drive transformation in the communities where we operate.

We have the perception that food is a central element to promote well-being and quality of life, enabling each person to make reasonable choices and lead a healthier life, as advocated by the World Health Organization (WHO), which defines health as a "state of complete physical, mental, and social well-being."

Since 2016, when the UN launched the Sustainable Development Goals (SDG), the work of the BRF Institute has become more intense, going beyond occasional projects and grounding the work on two of the Goals: SDG 1 (End poverty in all its forms everywhere) and SDG 2 (End hunger, achieve food security and improved nutrition and promote sustainable agriculture). We believe that, this way, our work can become not only more relevant and consistent with the major issues that affect mankind, but also more capable of generating impacts on a large scale.

This purpose guides the way we work in some key fronts to reinforce the protagonist role of communities, with actions that offer opportunities, promote transformation and materialize the feeling of belonging in collective public spaces and the generation of general, technical, and specialized knowledge in the search of positive changes in habits, as well as the improvement of services provided. The Institute also plays an advisory role to help the Company in legal compliance with matters that relate to social and community aspects.

In 2017, we worked with two programs: a balanced diet, aimed at bringing individuals closer to food by means of playful activities, focused on reducing malnutrition and chronic diseases in the communities; and life in the community, aimed at creating opportunities, promoting ownership and transformation of collective areas in order to produce knowledge and changes of habits to improve quality of life.

Through the BRF Volunteers Program, which is present across all work of the Institute, we implemented the *Sentido e Sabores* (Sense and Flavors) project in associations of the municipalities, organizations and other institutions, in partnership with the Center for Dietary Recovery and Education (CREN - *Centro de Recuperação e Educação Nutricional*), an organization that works in the area of dietary education and treatment of conditions such as malnutrition and obesity aimed at the integral development of people and their families. The focus of this project is to address nutrition and health in a way that is playful and adapted to the various age groups in the municipalities where we operate, in order to promote healthier communities. Through this program, we also managed to care for the volunteers: in order to work and implement the project with children in the community, volunteers had to undergo a self-awareness process. Thus, we caused changes not only in the children, but also in the volunteers and their families.

In all, in 2017 the BRF Institute invested, through projects supported by the Volunteers Program, a total of R$ 173,000 in infrastructure, benefiting the communities of Buriti Alegre (GO), Campos Novos (SC), Capinzal (SC), Carambeí (PR), Chapecó (SC), Concórdia (SC), Dois Vizinhos (PR), Faxinal dos Guedes (SC), Herval D'Oeste (SC), Itajaí (SC), Jundiaí (SP), Rio Verde (GO), São Paulo (SP), Serafina Corrêa (RS) and Vitória de Santo Antão (PE). GRI 203-1

We also increased the number of local partnerships in 2017, with social organizations, schools, associations of residents, etc., ensuring local relevance to the activities developed. The plants had the possibility of creating and leading projects of local relevance, developed with local partners. In 2017, we named this front as Project Fund, and used it to support more than 40 projects. GRI 203-1

Another project is the ReciclAção program, which is based on changes in behavior by increasing environmental awareness and engaging community residents through educational and mobilization processes so that they can correctly manage waste and promote recycling. Waste sent for recycling is sold to partner recycling plants and generates resources that the community itself reinvests in local projects, improving living conditions. In 2017, we maintained the project in Rio de Janeiro, in the community of Santa Teresa, where the pilot project was developed. In 2018, we are considering its repositioning. GRI 203-1

Respect, transparency and co-responsibility are requirements for the relationship between the BRF Institute and its partners in order to drive a protagonist role, respect community values, strengthen bonds, and activate the role as citizens of every player involved.


brf
Mercado

BRF INSTITUTE
INITIATIVES IN 2017

GRI 203-1, 203-2, 413-1

Open Doors
Facilitates visits of families, schools, universities, social organizations, Union representatives, community groups, residents of the municipalities, and other stakeholders to the Company's production units, administrative headquarters, and distribution centers.

On these visits, BRF's best practices about Health, Safety, and the Environment (HSE) are disseminated. In 2017, a total of 74 people visited the units, in four tours.

BRF Volunteers
A volunteering program carried out in the units Brazil and abroad; the program promotes the voluntary participation of employees in projects and initiatives that are important for their communities.

In 2017, the BRF Volunteers Program further expanded its work in Brazil and abroad carrying out actions in European and Asian countries – in addition to those already carried out in Argentina, Singapore, and the United Arab Emirates.

For the second consecutive year, we have relied on our volunteers in the Company's anniversary celebration. We created our own way to celebrate, promoting actions on behalf of the communities where we operate. In 2017, a total of 149 actions were carried out around the world with the participation


BRF
BRF

PHOTOS: EDI PEREIRA

Nearly 3,000

volunteers took part in the celebration of BRF's anniversary, conducting actions in more than 30 Brazilian communities


sentidos e sabores

of almost 3,000 volunteers; we broke the record in number of participating countries – 11. In terms of engagement, adherence was unprecedented and placed the program in the regular agenda of the Company's anniversary celebrations.

In Brazil, the Institute promoted simultaneous volunteering actions in this celebration in more than 30 cities where BRF operates, such as Vitória de Santo Antão (PE), Ponta Grossa (PR), Faxinal dos Guedes (SC), and Várzea Grande (MT). The initiative mobilized more than 2,700 volunteers and benefited more than 60,000 people.

BRF Volunteers Challenge

It is an initiative from the Institute that proposes that the Social Investment Committees present a video featuring their highlighted action of the year. In its second edition, there were 13.

Sentidos e Sabores (Senses and Flavors)

In 2017, the Institute worked to change people's relationship with food, strengthen the bond between parents and their children through food, and disseminate knowledge of nutrition to families, collaborating to improve food quality in the communities.

Esporte é Alimento (Sport is Food)

In partnership with the foundation Fundação Gol de Letra, in São Paulo, the Institute promoted the *Esporte é Alimento* project in Rio Verde (GO). The purpose of the initiative is to guarantee social rights to sports and the occupation of public spaces with physical activities by means of workshops, projects, and training of local educators. We estimate that more than 1,000 participants, including children, adolescents, and women were in the conversation rounds and in the sports rounds carried out in the community. The project also trained more than 100 sports professionals.

sports rounds

More than 1,000 participants - children, young adults and women - participated in the conversation groups and sports rounds

Our Management

The BRF Institute is qualified as a Civil Society Organization of Public Interest (OSCIP) and, therefore, does not make investments through fiscal incentives, working in the selection of projects for sponsorships with the support from incentives, mainly at state level. The activities of the Institute are subjected to financial audit.

To select projects, we use criteria such as adherence to BRF's business strategy while addressing the demands of the communities, creating shared value. Starting in 2017, the projects proposed locally by the BRF Volunteers Program are supported through a Project Fund, that is, they are evaluated by a technical panel and by peers (Social Investment Committees) so that we can increasingly carry out projects that are relevant and transformative to communities. This was a path to ensuring volunteer engagement, which proved to be more effective and capable of obtaining local support (often other local players also invested in the projects). GRI 203-1

350

Employees participated in the social investment committees in 2017

Governance is composed of the Board of the Institute, formed by several BRF leaders and departments involved in the governance processes and structures; by the Social Investment Committees; and by volunteer teams, distributed in units in Brazil and in other markets.

Strategic decisions on investment and projects are influenced by discussions, including data analysis of platforms and indices such as ISE



Employees working on the sausages production line

(BM&FBovespa), Dow Jones Sustainability Index - it is a goal from management the return of BRF's actions to these indices - and GIFE Census. Corporate Social Investment Benchmarking (BISC, in the Brazilian acronym), is another important management tool, which guides practices according to positive market trends and experiences. The managers of more developed social projects hold bimonthly conferences with the Institute to monitor the indicators of each work and enable decision making in a participatory manner.

There are also groups that work similarly to the Social Investment Committees in Brazil. They convene periodically to plan social actions and mobilize volunteers in Argentina ((Buenos Aires, Baradero and San Jorge) and others that convene as required in the units and offices in Dubai, Singapore and in the European headquarters.

Our leaders were involved and active in the engagement and mobilization of employees and new partners, members of local communities. In 2017, a total of 350 employees participated in the Social Investment Committees to address demands and identify social opportunities in the 33 municipalities and 33 production units, administrative headquarters and distribution center.

Impact management GRI 413-1, 413-2

The BRF Institute and the Social Investment Committees potentialize their social, economic and environmental impacts, as well as the effect of more than 700 social actions carried out in 2017, with continuous monitoring and annual assessments of each project implemented in the municipalities, measuring their progress.

The involvement of the Institute extends to the various multidisciplinary working groups, of the corporate areas and business units, managing the social impacts of the operation and improving the lives in the communities. In 2017, we extended the work fronts to more locations, demonstrating the commitment of community engagement to the Company's strategy, especially with regard to employee involvement and the commitment to social benefits for the population at large. During the initiatives to celebrate BRF's anniversary in 2017, a total of 49 locations in Brazil, 10 in Latin America and 9 in Asia and Europe conducted programs to engage with local communities. This means that nearly 70% of BRF operations have local development programs in place.

The importance of the work conducted by the BRF Institute throughout the years allows the Company to build strong relationships with communities. This dialogue proves to be extremely important during any situation of crisis, since it allows us to minimize adverse impacts to the business, as well as to the financial results.

Among the potential impacts on our business caused by problems in the relationship with the community, we highlight:

- Low performance in market instruments;
- Demotivation, absenteeism and turnover among employees;
- Investment with little or no return on social actions disconnected from the strategy;
- Unfavorable reputation among local communities, consumers and shareholders;
- Loss of opportunities for innovation based on appreciation of local knowledge;
- Poor use of resources to solve problems and resolve conflicts that affect the Company's operation locally and globally;
- Lack of social license to operate;
- Indiscriminate transfer of resources through donations to agencies/organizations;
- Strikes, lockouts and mobilizations contrary to the Company's operations in the region;
- Unfamiliarity with external factors that could affect the activities of the business units;
- Impact on sales due to the low level of legitimacy to carry out actions and campaigns associated with social causes.

The potential impacts of our operation on the community are more clearly connected to the municipalities where we have production units, but are not limited to these locations. Suppliers, including integrated producers, and third parties are also related to this aspect and, today, there is strategic social investment in administrative headquarters and distribution centers as well.

Quantitative and qualitative monitoring of activities is conducted with internal teams and external consulting, including monthly monitoring of indicators, without measuring ROI. To disclose our results, we use various channels, such as GRI report and report of activity and publication of the activities on websites and corporate social networks. Whenever necessary, the Committees and the external monitoring consultancy make adjustments to the route.

We also have management mechanisms that are applied according to each aspect:

- **Policies:** Corporate Policy on Sponsorships and Donations, and, in progress, revision of the Corporate Volunteering Policy and of the Corporate Policy on Social Investments.

- **Committees:** In 2017, a total of 33 municipalities had Social Investment Committees, co-responsible for managing the resources and projects that benefit the communities, in place in production units, administrative headquarters, distribution centers and, from time to time, in sales subsidiaries. They are groups of employees that perform other activities, helping disseminate the culture of relationship with communities and of social responsibility. Fourteen states benefited from the Perdigão campaign (AM, BA, CE, ES, GO, MG, MT, PA, PE, PR, RJ, RS, SC and SP). The campaign to celebrate BRF's anniversary reached 11 countries (Argentina, Brazil, Chile, Austria, United Kingdom, Netherlands, Thailand, Hong Kong, Singapore, South Korea and South Africa).

- **Commitments:** commitment to the Sustainable Development Goals, in particular those related to reducing hunger and poverty; association with GIFE and RedEAmérica; participation in BISC, in order to publicly maintain the commitment of corporate social investments to the communities, fostering a responsible performance of the Company.

- **Goals:** voluntarily, for 2018, we established employee engagement goals. We intend to reach 6,000 volunteer participation, in addition to 800 partners and 310,000 beneficiaries.

- **Operating model:** The BRF Institute and the Local Development Committees, formed by volunteers who work locally, have responsibilities that are associated with performance assessments carried out by the Company's internal assessment and monitoring system (Management System).

BRF Institute in numbers

GRI 203-2

355,000+
people benefited by social actions

68 cities
benefited by actions developed by the BRF Institute

11 countries
with actions in place

BRF'S BIRTHDAY

149 actions conducted by almost 3,000 volunteers, in 49 municipalities in Brazil and 9 municipalities in Argentina, and in 9 other countries

Governments, Institutions, and the Food Sector

We are committed to the challenge of maintaining a network of partnerships and dialogues with the various institutional players in Brazil and abroad - including public authorities and entities and associations that represent our sector. Our work seeks to promote sustainability in our chain and improve the operations carried out through dialogues with governments, institutions and society.

To operate in this sector, we are mobilized around key business discussions, with management positions and participation in industry forums and associations. We are signatories to pacts and voluntary initiatives that address corporate responsibility aspects - such as combating degrading or slave/child labor and addressing climate change impacts.

Our relations with governments and representatives of public authorities follow strict legal, ethical and moral standards based on laws such as the US Foreign Corrupt Practices Act (FCPA), the Sarbanes-Oxley Act (SOx), the Brazilian Anti-Corruption Law (12,846/2013) and the United Kingdom Bribery Act (UKBA).

Through BRF Transparency Guide, we record and reiterate that the Company's employees are expressly prohibited from participating in acts of corruption or engaging in bribery, either passively or actively, directly or indirectly. It is forbidden to antagonize, embezzle, deceive, hinder or disrupt public or private bidding procedures.

The Company uses fiscal and financial incentives in the three levels of public administration, in the case of Brazil (federal, state and municipal), and in different levels of administration in the countries where it operates. The purpose of the benefits is to boost the social and economic development of the regions and enable the generation of direct and indirect jobs, as well as local partnerships with producers, carriers and potential new suppliers in the regions where we operate. Incentives granted by governments allow the Company to make investments for the installation and operation of factories and other operations, causing a positive impact on income and tax generation. Monetary data regarding the assistance received are considered confidential and strategic for the Company. GRI 201-4

Regarding its tax policy, we are attentive to the legal aspects of our acts, operating in strict compliance with the legislation of the countries where we operate, preserving the continuity of the business in a way that is integrated to the assessment of the tax impacts of our actions.

Forums and groups with the participation of BRF

GRI 102-13

- Associação Brasileira das Companhias Abertas (ABRASCA) - Brazilian Association of Corporations
- Associação Brasileira dos Criadores de Suínos (ABCS) - Brazilian Association of Pig Breeders
- Associação Brasileira das Indústrias da Alimentação (ABIA) – Brazilian Association of Food Industries
- Associação Brasileira de Proteína Animal (ABPA) - Brazilian Animal Protein Association
- Associação Brasileira de Reciclagem Animal (ABRA) - Brazilian Animal Recycling Association
- Comitê de Pronunciamento das Melhores Práticas e Comissões Técnicas do Mercado de Capitais (CODIM) – Committee for Pronouncing the Best Practices and Technical Committees in the Capital Market
- Comunitas/BISC
- Grupo de Institutos, Fundações e Empresas (GIFE) – Group of Institutes, Foundations, and Companies
- Instituto Brasileiro dos Profissionais de Relações com Investidores (IBRI) – Brazilian Institute of Investor Relations Professionals
- Ethos Institute
- RedEAmérica
- Sindicato Nacional da Indústria de Alimentação Animal (SINDIRAÇÕES) – National Union of the Animal Feed Industry
- Consejo Mexicano de la Carne (COMECARNE) – Mexico
- Coordinadora de las Industrias de Productos Alimenticios (COPAL) – Argentina
- International Poultry Council (IPC)
- World Organisation for Animal Health (OIE)

Animal welfare

Ensuring the welfare conditions of the animals reared by our integrated producers and by us is extremely relevant to our business. In recent years, we have aligned our practices and guidelines with national and international parameters, in a process reinforced through the partnership we established in 2014 with the World Animal Protection (WAP) in Brazil, an internationally recognized NGO in this area. Together, we established a pioneering program among the companies in the sector in Brazil, aiming to improve animal care, including the development of a comprehensive work plan, based on sharing knowledge and experiences, in order to advance in animal welfare practices.

Thus, our commitments are structured in the global program called "Animal Welfare Made in BRF," guided by our Public Commitment to Animal Welfare, validated by the company's senior management. One of its key approaches is the Five Freedoms model, which is conceptualized by the Farm Animal Welfare Council (FAWC). They are:

- Animals free from hunger, thirst and malnutrition (physiological freedom);
- Animals free from discomfort (environmental freedom);
- Animals free from pain, injury or disease (health freedom);
- Animals free to express normal behavior (behavioral freedom);
- Animals free from fear and distress (psychological freedom).

A multidisciplinary working group, formed by the Quality, Farming, Operations, and Sustainability teams is responsible for the governance of this aspect, coordinating the work and discussing specific demands. We also have employees dedicated to dealing with this aspect throughout the production chain, from the operations areas to the support functions, as well as the "animal welfare officers," professionals formally trained to put our commitments into practice.

In addition to the technical integration of the guidelines and of the process changes we have carried out, we established partnerships, participated in audits of business partners and provided training on animal welfare to the internal audience and our integrated producers.

We also support events and workshops on this aspect, maintaining dialogues with institutions such as EMBRAPA, the University of São Paulo (USP) and the Brazilian Animal Protein Association (ABPA) - where we are part of an animal welfare working group.

In partnership with the Brazilian Association of Pig Breeders (ABCS), training in animal welfare was also conducted in the pig chain, including animal transport and training of drivers from the units located in the Midwest and South of Brazil. New training is being negotiated to be conducted in 2018.

Over the years, we have consistently improved animal welfare throughout our chain. See below the public commitments assumed:

On the website

We have provided a specific space to talk about animal welfare, which describes our animal welfare practices for all chains. Visit www.brf-global.com/brasil/responsabilidade-corporativa/bem-estar-animal



Our goals

2018

Traceability
By the middle of 2018, we will have replaced the notching procedure for identification and traceability of pigs with the tattoo system, which is less invasive for the animal

2025

Eggs
We are committed to using, by 2025, only free-range eggs throughout our industrial food process. The raw material is used, for the most part, to produce industrialized products, such as lasagna. BRF does not produce eggs for commercial purposes.

2026

Breeders
Implementation of collective sow stalls in 100% of production unit by 2026

Density
Adjust the density of pig farms to higher standards of animal welfare by the end of 2026

Breeding and Slaughter

GRI 103, FP10, FP12

National and international standards have been adopted for the breeding and slaughter of animals, both on our own poultry and pig farms and on those of integrated producers. Through corporate animal welfare standards, we are aligned with standards such as Global-GAP, Alo free, GenesisGAP, and Certified Humane.

In breeding, indicators such as mortality, density, eliminated animals, bumblefoot, transport mortality, bruises and fractures are part of the data monitored daily, with periodic reports, guiding process improvement and management of risks associated with the subject. In 2017, we installed in 100% of the fleet a system to water spray birds on hot days to keep them cool after loading. This contributed to reducing the mortality rate, from 0.21% in 2015 to 0.16% in 2016 and 2017.

In assuming animal welfare as a priority, we are committed, as an industry, to avoiding routine mutilation and long-distance transport of live animals and to stunning prior to slaughter, following ethical precepts, international guidelines and market specificities. Productivity indicators are monitored batch by batch, including weight gain, feed conversion, and batch viability, daily water consumption and maximum and minimum temperatures.

In 2017, an Animal Welfare Panel was also created in the Company's internal system, with the main animal welfare indicators monitored by BRF in the three species. Among them: density; poorly desensitized animals; fasting; condemnation; transport mortality; eliminated animals; and pododermatitis.

Monthly meetings are held to address the evolution of the indicators and facilitate dissemination of best practices across the units. The teams in Production, Agriculture and Quality are involved and committed to the progress of the indicators.

Animal welfare is discussed with integrated producers through training sessions conducted by the technical team and through the BRF Rural journal in which a section is reserved for this issue in each edition. Thus, 100% of our partners receive periodic information on such an important matter.

See some practices by type of animal:

collective system

In 2017, we achieved 26.5% compliance with the pig management system

Poultry

- We do not use any type of hormone or cloned animals in the poultry production chain, demonstrating our commitment to the segment's legislation and best practices.
- All poultry have an area to move around freely within the facilities and bathe in substrate, one of their natural behaviors.
- All animals receive a minimum dark period without interruptions, so that they may rest properly.
- Care of the aviary bedding (substrate where the animals stay) is daily, and integrated producers work to keep the bedding dry, fluffy, and free from foreign materials, at a comfortable temperature.
- In 2016, several tests were initiated regarding the use of environmental enrichment, such as the implementation of pecking objects and/or raised perches, in the broiler and turkey chains, so that the animals may properly express their natural behavior. These same objects, as they are scientifically validated, will be gradually implemented in the other company units.
- Laser debeaking is in place in 100% of the chain. In 2016, it was implemented in the turkey chain; and in 2017, in the broiler chain.
- In 2017, there was a 61% reduction in the use of antibiotics for treatment of diseases in broilers, compared to 2016, and 74% compared to 2015.
- For turkeys, there were no changes in the use of antibiotics in 2017. At the end of 2016, we discontinued the use of the antibiotic Colistin, both therapeutically and as a growth promoter, in their

production. We also did not use antibiotic growth promoters.

- The antibiotic Colistina is not used in BRF's poultry chain.

Pigs

- Among the best practices already in place, since 2012, we have been using the collective gestation system in all new BRF production expansion projects – with gradual application to existing properties. In 2014, we committed to reaching 100% production covered by the collective system by 2026, as a reflection of the partnership with WAP in Brazil. In 2017, we reached 26.5% suitability status for the company's pig production system, also including the acquisition of breeders from other companies that did not meet BRF's animal welfare standard. The model recommends that females stay the minimum necessary period in accommodations; then they are released into collective pens, following internationally recognized animal welfare recommendations. To this end, we adopted the standard from European Union legislation, since there is no Brazilian standard for this matter.

- Cloned animals and growth hormones are not used in the Company's pig farming chain.

- We follow European pig breeding guidelines, including best practices regarding abolishing teeth clipping or grinding. Today, this practice only occurs as an exception in the litters, if there is a case of aggression. The use of ear tattoos increased, as required by the Official Veterinary Service. For technical reasons (age of the animal, duration and intensity of intervention), neither of these activities makes use of anesthesia. In 2017, tattoo was adopted for 93% of the animals.

- We also maintain partial tail docking, since the procedure has a small impact in comparison with the risk of cannibalism during the pig growth and fattening phases. The cut is standardized to the size of 1/3 of the tail.

- BRF adopts immunocastration in almost 100% of the animals in the pig chain. Surgical castration is performed on animals whose raw material is dedicated to the Parma type ham product and the use of anesthetics is being gradually introduced in the integration.

- In 2017, there was a 28% reduction in the use of antibiotics for treating diseases in animals for slaughter.

Animal Welfare at the Units GRI 103

The focus of the work carried out in the production units is to modernize the facilities and provide technologies for a better quality of life for the animals, through improvements in their environments.

Inaugurated in 2016, the Great Grandparent Pig Model Farm, in the city of Mineiros (GO) was 100% built based on the guidelines of the European Commission. This model farm is built on an area of 21,300 sqm and houses 1,000 purebred sows.

In 2017, we initiated the implementation and monitoring of the Animal Welfare Index with integrated producers. A checklist was developed and adopted, based on global Animal Welfare parameters, to determine a current "snapshot" of the integrated properties. The purpose is to monitor the progress of this index in the various production chains, to identify gaps, and seize opportunities. The Animal Welfare Index has a system to determine the results and is annually applied to 100% of BRF's integration.

Use of medications GRI 103, FP12

We invest in research to reduce the use of antibiotics, seeking alternatives such as the use of vaccines, prebiotics, probiotics, as well as improvements in management, environment and biosafety. We have adopted international guidelines and best practices, and we have sought to gradually reduce the use of medications without causing harm to animal welfare and the quality of our products. An example of this is that we use on average less than 5 mg of antibiotics per kg of animal, while Europe recommends up to 30 mg/kg, which places us one level above the industry.

The area of agricultural and livestock intelligence has a team of veterinarians with experience in animal health, who are responsible for defining and planning the use of medications for all production units. Our goal is to promote the correct use of antibiotics and ensure safety of the final product.

The shelf life of the medications is reviewed and reinforced by the veterinarians, and discontinuation of the use prior to slaughter is performed following strict parameters, ensuring that the product is free from any residue.

The reductions observed in 2017 reflect the actions we have implemented over the last three years, which include training of the teams regarding conscious use of antibiotics, adjustments in disease prevention programs (replacement of antibiotics and use of vaccines) and improvements in biosecurity strategies (*read more in Breeding and Slaughter*).

Environmental Efficiency

NATURAL CAPITAL

BRF operates globally and is aware of its responsibility to promote the appropriate use of natural resources in its value chain. Our mission and purpose are to protect and conserve the environment in our vicinity and in the value chain, extending this protection to post-consumption.

Operating in more restrictive legal environments, having more critical and conscious consumers and relying on business partners concerned about the impacts of their chain are some of the factors that encourage us to seek continuous improvement of our levels of environmental management. Through the Health, Safety and Environment (HSE) management system, our Environmental Policy, internal corporate standards and references such as the ISO 14001 guidelines, we address the potential impacts and associated risks and opportunities.

Based on the work of the Department of Operations, we have developed a comprehensive approach towards environmental efficiency, with technical teams for global corporate support and in the business units worldwide. The activities are guided by some instances applicable to the entire operation of the Company:

- General Committee on Health, Safety and Environment (HSE), with monthly meetings that mobilize leaders from different areas;
- Installation Analysis Form (FAI), for environmental assessment of new projects;
- Internal standards (standards and corporate instructions), sometimes stricter than current legislation;
- Environmental Compliance Index (ICA), an indicator developed internally to measure quality of processes, performance, goal, and compliance of each unit;
- Health, safety, and environment dialogues, with the participation of plant workers in debates on conserving resources as well as waste prevention.

Through ICA, we monitor 100% of the units in Brazil, Argentina, and the United Arab Emirates (Abu Dhabi), addressing aspects of effluents, waste, air emissions, noise, odor, grants, and environmental licenses. It is also applied to the agricultural operation (feed plants, hatcheries and own farms). The compliance index in 2017 advanced 10.7% compared with 2016. Our objective is to adopt, on a global scale, ICA assessments, which was revised in 2017 for the ICA 2.0 version.

We also manage risks concerning environmental aspects, given the relevance of this issue regarding aspects such as obtaining environmental licensing, certification/authorization of clients and markets, and compliance with the legal requirements of the countries in which we operate.

Another relevant front is the development of businesses with a positive environmental focus; it is the case of the BRF Ingredients business unit (*read more on page 28*), which adds value to the Company's co-products

We also assess the impact on the life cycle of our products and identified that Brazil offers sustainable competitive advantages related to renewable energy sources and size of the territory. We also assess the impact on the life cycle of our products and identified that Brazil offers sustainable competitive advantages related to renewable energy sources and size of the territory. Worldwide, BRF's environmental guidelines must minimally comply with specific environmental legislation. In Brazil, for example, BRF has environmental licensing at municipal, state and nationwide level. Furthermore, with the expansion of the international market, BRF monitors the environmental regulatory frameworks in target countries, including climate change and renewable energy. GRI 201-2

10.7%
was the advance in the compliance index in 2017

Environmental Investments

We reinforced our investments in initiatives to reduce environmental impacts, totaling R$ 388.3 million in the operations in Brazil, Europe/Eurasia, Abu Dhabi, Argentina, and Thailand - above the R$ 325.84 million in 2016 (*see this indicator in detail in the Attachment*).

We were also pioneers in South America when issuing, abroad, 500 million Euros of Senior Notes (green bonds) in 2015, maturing on June 3, 2022. Therefore, we will have seven years to invest in projects proven to reduce environmental impact. During the period, the allocation of resources will be monitored annually to ensure compliance with criteria of the bonds.

Issuing green bonds enabled us to increase investment capacity in green projects, focusing on categories such as energy efficiency, renewable energy, sustainable forests, reducing greenhouse gas emissions, water management, packaging, reducing the use of raw materials, and waste management.

The successful experiment has become a benchmark in the Brazilian market - in which the practice tends to be more and more widespread as a way of preparing companies to invest in natural capital.

In 2017, senior management defined a new strategy of operation in relation to the environmental area, prioritizing investments of over R$ 100 million in environmental projects. Within this strategy, the legal area defined a specific group to work on environmental issues. In conjunction with CIEX, several actions were taken, such as improving verification of legal obligations and greater control over the actions agreed upon in the Conduct Adjustment Terms (TACs). Consequently, there was a reduction of 82.45% in Conduct Adjustment Terms (TACs) and a reduction of 35% in civil proceedings. In Argentina, we participated in the development of the environmental legislation for pig farming, and were recognized with a national award. GRI 103|306

All units receive goals for the ICA, which include items related to legal obligations, waste, effluents, air emissions, odor and noise. The global goal (including Brazil, Argentina and Abu Dhabi) for the ICA in 2017 was 80.7% and we managed to exceed it, reaching December having achieved 86.1% of the goal. GRI 103|306

In the operation

We develop projects and investments with the purpose of mitigating environmental impacts throughout our operation - offices, logistics centers, factories, farms and other business units. The main topics covered are water management, control of greenhouse gas emissions, waste generation and use of energy resources.

Circular Economy

The Zero Waste project is an example of circular economy that promotes the elimination of waste sent to sanitary landfills, improving management and adding value to industrial waste.

In 2017, several technological developments were made through partnerships with universities and startups to add value to waste, reduce consumption of raw materials and inputs, optimize and increase productivity and efficiency of industrial processes, and add value through new production processes.

We identified technologies that, in addition to ending disposal of waste in landfills, completely eliminate generation of waste, with zero impact to the environment. Financial feasibility to implement all these processes will depend on coming years.

We also expect that the Industry 4.0 concept will provide greater efficiency to production processes to give us the conditions to better manage all environmental aspects associated with our activities (*read more on Industry 4.0 on page 67*).

Water management GRI 103|303

One of the critical environmental aspects for the food industry is water. A possible shortage of water resources can jeopardize financial and operational results, with the risk of rendering production processes unfeasible - from the field, where water is indispensable for rearing animals and producing agricultural commodities, to factories, respecting ANVISA's quality criteria. BRF's plants work to identify and implement water safety initiatives, and on the constant search for water conservation projects. GRI 201-2

For BRF, the impact of the external environment includes flood susceptibility, water availability (surface and ground water stress, drought index, variation of precipitation) and the environmental quality of the watershed, considering the entire global operation.

To this end, we pay special attention to possible scenarios of water insufficiency in certain regions in Brazil and in the world - such as in Thailand and Abu Dhabi, with a desert climate, where we have a plant operation - and consider the challenge of competing use of water, due to withdrawal from sources that are also used to supply the population, for irrigation and for other industries.

We actively participate in Watershed Committees in the regions in which we are present. We also engage our business partners, with assessments and indicators that address the issue of water - case of the agricultural operation. At the end of 2016, we initiated a study with the Alto Paranaíba watershed committee to map water resources, their users and classification of the tributaries, in an area where we have the units of Uberlândia, Buriti Alegre, Jataí, Rio Verde, and Mineiros.

Our management adopts, among other measures, a methodology to assess water risk and vulnerability that began to be implemented in 2015 in the Company's units, defining an exposure score for each of them and planning preventive and corrective measures. The tool assesses factors internal and external to the operation, associated with the availability and quality of water and with the unit's reliance on the resource. Its application aims to build a water vulnerability map of BRF operations, compare risk indicators between units and subsidize projects and investments to mitigate risks.

The vulnerability analysis applies two complementary analytical approaches: an internal approach, related to the operation; and an external environmental approach, related to the characteristics of the watershed where the project is located and to the multiple uses of water in the region. In the end, the indicators are integrated with these approaches, allowing for a quantitative summary of water vulnerability. GRI 303-2



Efficiency and Performance GRI 103|303

At BRF, we have goals and indicators for water consumption at each plant, regardless of the external thresholds set out by the abstraction grant, when applicable. Abroad, we comply with regulations such as the Order of the Ministry of Water Affairs of the Province of Santa Fé (Argentina) No. 395/07, which regulates sources for the use of groundwater, and the Regulation of Water Quality (Fourth Edition) in Abu Dhabi, issued by the Bureau of Regulation and Supervision.

We work on several fronts to improve our performance, including projects to reduce the use of water in equipment and modernization of infrastructure. We have energy excellence groups formed by members who are responsible for shutting down consumption points during breaks and nonproduction periods.

Through actions such as water reuse (avoiding new withdrawal from the environment), prioritizing surface abstraction (with greater capacity to renew the resource), treating wastewater prior to its discharge, and returning approximately 95% of the water abstracted to the environment (given that BRF does not use water as raw material), we work to position ourselves as a company that uses this important resource responsibly.

In the legal aspect, we comply with the standards set out in the consumption map for water used in production. For example, in chicken slaughter, we have points at which specific volumes of water are required to be used for each broiler. Therefore, as we seek to reduce consumption, we are also legally obligated to comply with minimum volumes of water use during the process. We have in place a working group for sanitation, formed by the Engineering, Quality, and Procurement teams, that studies practices to maximize efficiency of this process.

Regarding water reuse, we have adopted the World Health Organization (WHO) classification, which establishes three modalities: indirect reuse (water already used one or more times and discharged into surface and groundwater, and used again in a diluted form); direct (planned use of treated wastewater for certain purposes - such as irrigation and industrial use); and internal recycling (reuse of water internally in industrial facilities).

We use flow restrictors (aerator nozzles) in sinks and cleaning hoses. In the administration building in Curitiba, there is a rainwater harvesting system used in the flush systems of restrooms and for cleaning external areas.

In 2017, we had an increase of 7.7% in BRF's total water consumption, compared with the previous year. This result is associated with increased consumption in broiler carcass cooling processes which, in addition to complying with standards set out by the applicable legislation, was intended to improve the quality of our products.

WATER CONSUMPTION BY SOURCE (m^3/year) GRI 303-1

Water withdrawal by source	2015	2016	2017
Surface water including wetlands, rivers, lakes and oceans	38,559,842.23	38,366,961.88	39,480,557.51
Groundwater	18,379,836.95	20,807,007.94	23,608,629.88
Rainwater directly harvested and stored by the organization	59,400.00	53,300.00	51,300.00
Effluents from another organization	0.00	0.00	468,000.00
Municipal water supply or other water utility companies	1,315,427.59	1,855,287.60	2,178,280.19
Total	**58,314,506.77**	**61,082,557.42**	**65,786,767.58**

Effluents GRI 103|306

One of the relevant environmental aspects for BRF is management of the effluents generated in industrial activities, due to the need to control possible impacts that could cause environmental damage to water bodies and soil, up to unavailability of water supply. Our actions aim to meet legal requirements in terms of quality of discharge and reduce and adequately dispose of the effluents.

We set challenges and objectives related to reducing the volume of effluents and of the organic load. At each plant, we study forms to control effluent generation.

In 2017, we modernized two additional effluent treatment plants, which were still working on the system of ponds in series. We installed state-of-the-art equipment for treatment, seeking increasingly better standards of quality of the final effluent. For 2018, two additional plants are initiating the modernization works and, with this, virtually 100% of our plants will be using the activated sludge system, also reducing impacts of GHG emissions.

We also use preventive tools, such as the Environmental Performance Index (IPA), generated through on-site inspection routes to identify and address potential situations that could result in environmental incidents.

PERCENTAGE OF WATER RECIRCULATION AT BRF GRI 303-3


29.90
38.30
31.15
2015
2016
2017

Emissions GRI 103|305

Our commitment to increasing efficiency in the use of natural resources and control of emissions in the various links of the Company's production chain is in line with our sustainability strategy and with the potential impacts of the climate on the business - ranging from commodity crops to energy and water risks in the markets in which we operate.

We know that our impact is global, because of our operations and our chain that produce greenhouse gases (GHG). We are also affected by climate change resulting from GHG emissions, compromising financial results. To mitigate its effects, we have in place an Environmental Policy that includes the Climate Change Program. The program covers from our emissions inventory and mitigation measures, up to our adaptation and capability to analyze the risks and impacts of GHG emissions in our value chain.

WATER DISCHARGE BY QUALITY AND DESTINATION* GRI 306-1

Destination	2015	2016	2017
Surface source	50,245,556.52	54,004,053.52	54,848,043.80
Soil	942,189.00	163,698.76	90,404.72
Other	166,957.45	58,958.00	2,669,153.00
Total	**51,354,702.97**	**54,226,710.28**	**57,607,601.52**

**Methodology used for abstraction: via system, where effluent samples are collected; sending to external and internal laboratory accredited to carry out the analysis; and registration in BRF's information system, from where management reports are generated. Data cover all BRF operations in Brazil and abroad. Quality of effluents (3,324,160.47 kgCOD/year) remains virtually unchanged over the years. BRF's effluents are not used by other companies. In Brazil, the only country that disposes of effluents in soil, a fertigation process using effluents from the factory and farms is carried out. BRF performs annual analysis of phosphorus levels to ensure soil quality.*

Acknowledgment

We were featured in Pollution Control by the Sustainable Management Forum, of Editora Expressão

BRF is a member of the Brazilian GHG Protocol Program and follows their methodology to calculate its inventory of greenhouse gases, reported externally on an annual basis. Our air and GHG emissions are subjected to a management model that complies with environmental legislation and best practices in the markets where we operate. The GHG inventory is audited annually by an external company, and includes the analysis of the calculation tool, the baseline data used to calculate the emissions, as well as on-site visits to verify the information used, which issues a letter of assurance attesting to the information. With this, we submit this letter to the Brazilian GHG Protocol Program, which recognizes the inventory with the Gold Seal. We are also defining commitments, goals and objectives related to this topic. GRI 103|305

Our volume of GHG emissions is concentrated in the value chain, mainly in the agriculture of integrated producers (treatment and disposal of waste/manure) and in logistics processes (use of road transport and vessels). Since it is a complex and extensive chain, our biggest challenge is to define the boundaries to be considered, the methodology for calculating the emission sources of the chain and access to information (*read more in Attachments*). GRI 103|305

In the operation, we have a high ratio of renewable energy and have in place an environmental management system that results in a lower emissions profile. Considering total emissions, our greatest impact is in the production units, followed by our own farms. BRF's main sources of emission are:

- Stationary - use of fuels for power generation;
- Treatment of effluents - some units have anaerobic treatment, without methane capture;
- Treatment of agricultural waste and fugitive emissions;
- Mobile emissions. GRI 103|305

The Company's extensive and complex distribution and supply networks are a relevant challenge, especially considering our global reach. Therefore, it is an topic that is present in our analysis of risks and opportunities. GRI 103|305

BRF also has planted renewable forest as carbon stock. It has a positive impact on the environment, contributing to climate regulation and mitigating the impacts generated by its own activities.

Scope 1

DIRECT GHG EMISSIONS (tCO_2e)

GRI 305-1


361,059.61
439,962.58
440,621.04
2015
2016
2017

BIOGENIC CO_2 EMISSIONS


2,213,212.72
2,103,531.01
1,966,390.17
2015
2016
2017

Note: The emission factors and the global warming potential (GWP), provided by the Brazilian GHG Protocol Program and the IPCC, respectively, were used. The baseline year for performance assessment was 2016, since there is no goal or other analysis defined based on another previous year. The gases included in the calculations are carbon dioxide (CO_2), nitrous oxide (N_2O), methane (CH_4), and hydrofluorocarbons (HFCs). Data is being audited.

Scope 2
INDIRECT EMISSIONS RESULTING FROM THE ACQUISITION OF ENERGY (tCO_2e) GRI 305-2


322,098.78
274,684.41
306,320.98
2015
2016
2017

BIOGENIC CO_2 EMISSIONS


27,964.62
25,108.08
29,363.56
2015
2016
2017

**The emission factors and the global warming potential (GWP), provided by the Brazilian GHG Protocol Program and the IPCC, respectively, were used. The baseline year for performance assessment was 2016, since there is no goal or other analysis defined based on another previous year. The gases included in the calculations are carbon dioxide (CO_2), nitrous oxide (N_2O), methane (CH_4), and hydrofluorocarbons (HFCs).*

Scope 3
OTHER INDIRECT EMISSIONS (tCO_2e) GRI 305-3

	2015	2016	2017
Upstream transport and distribution	ND	ND	795,876.99
Waste generated in operations	ND	ND	133,058.54
Business travel	ND	ND	5,786.55
Total	**850,776.51**	**834,957.27**	**934,722.08**

INTENSITY OF GREENHOUSE GAS EMISSIONS (tCO_2E/t PRODUCED) GRI 305-4

	2015	2016	2017
Total GHG emissions	ND	439,962.58	440,621.04
Intensity of greenhouse gas emissions (tCO_2e/t produced)	ND	0,10	0,10

Energy GRI 103|302

Energy consumption is an integral part of our risk management. (*read more in Risks and Opportunities*). Among the factors considered are energy price and availability as aspects that directly affect our operation. BRF's Energy Excellence Program mobilizes corporate technical teams and technical teams from the units, managing efficiency in the use of this resource across the Company. We have in place the BRF Energy Committee, formed by the Engineering, Controllership and Procurement teams, which define strategies on a monthly basis to contract energy in BRF and in the value chain, considering the improvement in the acquisition cost, finding strategic partners for development of sustainable projects, approving projects to reduce consumption and pass on guidelines to the production units. In 2017, one hundred percent of the electricity purchased in the Brazilian free market was from renewable sources, ensuring diversification of suppliers and mitigation of climate risks. GRI 201-2

In addition to having approximately 3% of our consumption supplied by our internal energy generation, we established annual goals to improve efficiency of use and an investment plan for the coming years to increase the Company's own generation percentage - which would protect it in cases of rationing, for example.

BRF also has annual lines of investments to invest its own resources to update technology and purchase

more efficient equipment. As examples, we can point out the standardization of temperature control procedures of the freezing tunnels; the implementation of automatic and variable controls of compressed air equipment; and the replacement of the lighting technology in the factories with the LED system.

In addition to these initiatives, we used the resources available from the Energy Efficiency Programs of energy distributors, under the recommendation of the National Electric Energy Agency (ANEEL), with actions such as replacing common motors and electric pumps with high-performance equipment, which also result in impacts on GHG emissions. The most recent contracts were signed with Companhia Paranaense de Energia (Copel), in the Toledo unit, and Centrais Elétricas de Santa Catarina (Celesc), in the Capinzal and Chapecó units. These partnerships provided more than R$ 7 million for this purpose.

Our goal is to achieve an overall reduction in energy consumption, with improvements in distribution centers, agricultural operations and plants in Brazil and abroad. In 2017, we remained 0.56% below the plan established for this global indicator for electricity (kWh/TPA), mainly as a result of operational actions and management of consumption in the production processes and in critical equipment.

In 2017, there was no reduction in energy consumption given the lower volume of investments in projects for this purpose - we had approximately R$ 5 million compared with R$ 35 million invested in 2015. Furthermore, several projects with increased energy consumption were initiated in order to comply with legislation and the company's quality standards, such as increased consumption in freezing due to the Drip Test, aiming to more quickly reduce temperature. A significant number of operational and management initiatives are being developed to mitigate the increase in energy consumption, with results expected for the coming years. GRI 302-4

Energy intensity, which considers only energy consumption at the Company, was 2.13 GJ/t produced in 2016, and 2.22 GJ/t in 2017, considering consumption of fuel and electricity. GRI 302-3

TOTAL ENERGY CONSUMPTION OUTSIDE THE ORGANIZATION* (GJ) GRI 302-2


5,918
5,201
6,144
2015
2016
2017



Impact management GRI 103|302

The main impacts related to energy consumption occur in our production units, such as slaughterhouses and plants of industrialized products, and in hatcheries and farms. As a management highlight, we developed a methodology for assessing risks and vulnerability of energy supply and consumption that began to be implemented in the Company's units. We established an exposure score for each of them and planned preventive and corrective measures. The tool assesses factors internal and external to the operation, associated with the availability of energy and with the unit's reliance on this resource.

Energy consumption is monitored online in 100% of the units, with four levels of check in and monthly disclosure of results to verify the performance of each unit. The objective is to carry out internal and external actions to reduce consumption of energy, thereby minimizing the Company's impact on the environment and the community.

We generate the electric energy indicator kWh/TPA, on a daily basis, which is directly monitored by the utility teams at the units, addressing possible deviations, in addition to preparing and executing action plans for cases of noncompliance with the indicator.

The units follow the guidelines of the corporate standards for Excellence in Energy, conducting weekly meetings with groups from production processes and utilities, searching for operational initiatives and investments to mitigate the impacts on consumption. Furthermore, members of the groups carry out operational routes to adjust possible deviations in the processes.

At corporate level, we have in place a team of specialists and engineers who are dedicated to analyzing the cooling and freezing processes, looking for ideal operating levels and technically supporting the units in developing new projects to improve the efficiency of our systems.

Renewable energy

We operate with a percentage of renewable energy in excess of 90%. In 2017, one hundred percent of the electricity purchased in the Brazilian free market was from renewable sources, ensuring diversification of suppliers and mitigation of climate risks.

Waste GRI 103|306

We operate in three fronts to control solid waste: reduction, recycling, and reuse of materials throughout our entire value chain, from suppliers to post-consumption. In the operation, we seek cost efficiency combined with impact management. We also establish goals to reduce the volume of waste, one of them linked to our Environmental Compliance Index: reducing the amount of waste generated, both recyclable and non-recyclable.

We also adopted measures to reuse byproducts in our production processes - in the case of sludge, a byproduct generated in treatment of effluents and used as a fuel mixture for the boilers, in compliance with legal requirements -, enabling a reduction in consumption of woodchips. In certain units, practically 100% of the sludge used comes from production.

For composting, our main method for final disposal is transforming waste into organic fertilizer, with proper disposal from legal and environmental standpoints. Sorting for disposal of organic waste and other categories (recyclable and non-recyclable) is also adopted in administrative operations. All logistics centers also have a waste sorting structure.

Concerning the challenge involving reverse logistics, all our own and integrated poultry farms have in place a Reverse Logistics Program of Animal Health Waste. In 2017, a total of 273,600 tons of hazardous waste was collected in the field and in our hatcheries. GRI 306-2

WASTE BY TYPE AND DISPOSAL METHOD[1] (t) GRI 306-2

Class I waste	2015	2016	2017
Incorporation in the soil[2]	0.00	0.00	0.00
Industrial landfill and autoclaving[3]	538.89	480.94	932.91
Recycling (return manufacturer, animal feed plant, meal plant, recycling and re-refining, and reuse)[4]	230.78	327.30	635.27
Incineration	2,110.93	128.58	272.22
Composting[5]	0.00	0.00	0.00
Total	**2,880.60**	**936.82**	**1,840.40**
Class II waste			
Incorporation in the soil[2]	0.00	42,157.76	16,476.81
Industrial landfill and autoclaving[3]	2,071.89	110,873.88	162,768.95
Recycling (return manufacturer, animal feed plant, recycling and re-refining)[4]	1,247.15	68,408.16	78,501.84
Incineration	0.00	484.93	784.00
Composting[5]	167.60	120,995.25	55,033.39
Total	**3,486.64**	**342,919.97**	**313,565.00**

1 Data represent generation of waste in all BRF operations in Brazil and abroad, with the exception of Africa.
2 Organic sludge waste, effluent treatment.
3 Non-recyclable waste from incubation and treatment of effluent and water
4 Plastic scrap, metal, paper, glass, wood scraps (such as pallets) and waste from sweeping the feed and meal plant.

TRANSPORT OF HAZARDOUS WASTE* (t) GRI 306-4

	2015	2016	2017
Transported	412.60	461.12	1,840.40
Imported	0.00	0.00	0.00
Exported	0.00	0.00	0.00
Treated	135.82	267.34	0.00
Total	**548,42**	**728.46**	**1,840.40**

** Hazardous waste transported is all waste generated by BRF, for which transportation is contracted up to treatment. BRF does not have its own transportation to destination of hazardous waste, nor does it import or export any waste internationally.*

Cooperatives

We created a development program that involves providing machinery and safety equipment to allow cooperative members to increase productivity and income.

In 2017, five significant leaks were recorded, totaling 8.2 m3, between thermal oil, diesel oil, vegetable oil and food products. The leaks occurred mainly due to road accidents and other leaks in storage tanks at BRF units in the cities of Jundiaí (SP), Ribeirão das Neves (MG), Duque de Caxias (RJ), Faxinal dos Guedes (SC), and Videira (SC). BRF was directly involved in these impacts. Since the Company contracted the transport operation, it was co-responsible for the accident. GRI 306-3

The main impacts related to leaks refer to soil and water contamination, for which the necessary measures were taken to minimize them. To avoid new occurrences, we adopted the following measures: review of motors and pumps involved in the accident in Jundiaí and increased frequency of preventive maintenance; guidance to third parties to ensure preventive maintenance of vehicles; and diagnostics of all BRF storage tanks for hazardous products to identify their correct handling and safety procedures, necessary improvements and adjustments. GRI 306-3

We have impacts related to our partners that treat the waste generated, which is why we are constantly seeking partners that are increasingly committed to the environmental aspect in terms of transportation, treatment and final disposal of solid waste. Other points of impact occur in our integrated producers, where broilers and pigs are reared for slaughter, generating waste, such as poultry litter (wood shavings used for raising broilers, with animal manure), which, after being replaced, is sent for transformation into organic fertilizer. In the integrated producers of pigs, the main aspect is the generation of manure, which is properly treated and subsequently used for application in the soil, always with environmental authorization and monitoring by an agronomist.

Products and Packaging

The challenge of practicing proper management of the impact of our products after they are purchased by consumers - in particular of the post-consumer pillar, with an emphasis on disposal of packaging - is part of BRF's day-to-day business and of the sector as a whole. This work is part of complying with the National Solid Waste Policy (PNRS), which specifies improvements and adjustments to the industry's production model, from operation and supply chain up to the distribution, sales, and post-consumption disposal processes.

Through the Brazilian Food Industry Association (ABIA), we participate in the Sector Packaging Agreement, which brings together associations from different segments of the industry. The agreement includes reducing recyclable waste sent to landfills, among other actions. One of the important measures identified is the need to build a governance system for waste collectors, thus professionalizing waste disposal activities.

Also working with ABIA, BRF is part of the Packaging Coalition, which gathers companies committed to a solid waste management plan for reverse logistics, defined in an industry agreement to comply with the PNRS. Pursuant to this agreement, in 2017 we put together, in those cities where we have operations, a program to develop cooperatives that will receive, in 2018, machinery and safety equipment to increase productivity and income, and add value to the waste collected. Additionally, training and guidance are included in these interventions aiming to promote health and safety among members of the cooperatives. Internally, we rely on the expertise of our Production and Development area that seeks to reduce the use of materials and develop innovative packaging, participating in product innovation projects with a focus on wastefulness.

An important issue is related to servings. The market trend is to offer products in smaller servings, adding value. For frozen products, the challenge is to separate and freeze individual servings, in addition to selecting and packing the pieces. We perceive this activity as a way of adding value to the product, through processing and packaging. In this case, value comes by allowing consumers to have a smaller or more appropriate serving, avoiding wasting energy and affecting quality as a result of an eventual defrosting.

The serving and quality of the product kept in optimal conditions through more appropriate packaging allows for consumption where and when our customers need, a value that we can offer in terms of packaging.



Actions to reduce impacts

We developed a number of initiatives to restrict the impacts of materials associated with our products. Among them: we invested in projects to reduce grammage and use of raw material in packaging, without prejudice to the needs of safety and stability of the product; and we initiated projects to mobilize and support the structuring of cooperatives and associations of waste collectors in regions close to our operations.

According to the commitment made by BRF upon signing the Sector Agreement, we invested resources in the lines defined for private sector investment. In 2017, BRF's resources to comply with the PNRS were allocated to increasing capacity and managing cooperatives in cities where BRF operates.

In 2017, we consolidated the actions to replace paper packaging with flexible packaging and completed the work to review 90% of our corrugated cardboard packaging portfolio.

Packaging lost in production processes was sent to recycling, thereby reducing the impacts related to final products. For the products, the idea was to minimize environmental impacts related to loss of products, allowing for greater process efficiency, with a positive financial effect. Reduction in cases of product loss is directly associated with the business and with the sales, logistics and production processes, so that customer demand is met without generating excess inventory and recall of expired products.

We have also sought to advance the analysis of environmental impacts of products. In 2017, pilot tests were conducted and partnerships were established with companies to study packaging for BRF and the possible transformation of used packaging in other products; the results will be disclosed in 2018. GRI 302-5

6



BUSINESS

We introduced the adjusted EBITDA among the indicators aiming to provide more details about the effects that impact our activities and show how we evaluate our business lines



FINANCE AND BUILT CAPITAL

Introduction to adjusted EBITDA GRI 103|201

Pursuant to CVM Instruction 527/2012, which allows companies to report the composition of EBITDA using items extracted from audited Financial Statements and that contribute to the understanding of the potential for gross operating cash generation, BRF, as of the fourth quarter 2017, introduced (added) the adjusted EBITDA concept in its reporting material as part of the performance assessment process of its businesses established by the new administration.

The Company's intention is to provide more details about the effects that impact its activities and how it evaluates the business lines. The comparable information for the adjustment items were obtained from audited and revised statements published in their corresponding periods. The introduction of this concept does not alter the accounting information already published, pursuant to the legislation in force, it only complements this information.

On the side is the reconciliation between EBITDA and the adjusted EBITDA and the nature of the reconciliation items.

The Company considered the following effects on the calculation of the adjusted EBITDA:

Minority shareholders
Purging of the amount for minority shareholders from the net profit of the entities for which they hold interest.

R$ 2.9 billion
was the total adjusted EBITDA in 2017

Operação Carne Fraca
(i) Amounts directly attributable to the operation incurred until June/17. These include expenses with media, attorneys, freight/storage/losses with returns of product; and (ii) amount realizable with inventory: certain finished products, which could not be exported to the planned destination, as a reflex of *Operação Carne Fraca*, are being used as raw materials in production and, therefore, underwent cost adjustment to their realizable value. This new destination complies with laws and regulations and does not represent a hazard to consumers.

Costs arising from the disposal of businesses
Price adjustment in the disposal of the dairy products segment upon partial release of the amounts in the escrow account.


brf

R$ million	2016	2017
EBITDA	**3,418**	**2,654**
EBITDA Margin (%)	**10.1**	**7.9**
Interest of minority shareholders	(5)	(27)
Impacts of *Operação Carne Fraca*	-	363
Costs arising from disposal of businesses	-	37
Items without cash effect	(101)	(7)
Tax recoveries	(373)	(218)
Debts recorded as Hedge Accounting	-	55
Adjusted EBITDA	**2,938**	**2,857**
Adjusted EBITDA margin (%)	**8.7**	**8.5**

Items without cash effect
This includes reassessment of the investment of AKF (equivalence method) prior to the acquisition of controlling interest in June 2016 totaling R$ 59 million and adjusted to reflect the fair value of the forests (biological assets) in both fiscal periods, R$ 7 million in 2017 and R$ 43 million in 2016. Both amounts refer to accounting adjustments that did not contribute to the Company's cash flow.

Tax recoveries
These include gains arising from success in legal actions that claimed tax credits and recoveries arising from changes in the tax positioning. In 2017, we point out the recognition of IPI credit and, in 2016, especially the recovery of INSS, ICMS and PIS/COFINS.

Debt recorded as hedge
Effects arising from hedge accounting of the debt in exports (recorded upon hiring). The Company recorded impacts in the 2017 fiscal period, and will observe, if the case should be, in future fiscal periods, depending on maturity of the designated debt, impacts that will be recognized in the gross revenue line.

Context & Scenario

The year 2017 was emblematic for the agricultural industry in Brazil. According to data from Companhia Nacional de Abastecimento (CONAB), we ended the 2016/2017 corn harvest with record production of 97.8 million tons, which allowed us to begin the 2017/2018 crop year with a reasonably comfortable stock. For the 2017/2018 harvest, initial surveys indicate a slight reduction in the corn harvest to 92.3 million tons, still above the country's historical production average.

It should be noted that the level for marketing this harvest is below those levels recorded in the same period of previous harvests, pointing to a trend of high availability of the grain in the domestic market for the year.

The abundant crop in 2017 provided healthy price levels for corn and soybean meal throughout 2017. The average price of corn dropped 31.5% in relation to 2016. At the same time, the average price of soybean meal fell 9.6% in 2017, approaching the levels observed in the previous year. Consequently, profitability of Brazilian producers remained at healthy levels, and this was one of the most relevant factors to drive the future production of chicken in the country.

From a commercial standpoint, the volume of shipments of chicken to foreign markets had a small decrease of 1.3% in 2017 compared with 2016, according to data from the Foreign Trade Department (SECEX). The smaller volume shipped was mainly a reflex of *Operação Carne Fraca*, when Brazil exported 173,000 tons less in the second quarter, compared with the same period in the previous year. Additionally, despite an increase of the prices in dollars (+7.5% p.a. in 2017), this effect was fully offset by the exchange variation. Consequently, total sales in Brazilian real dropped by 1.35% in the comparison for the year.

Recovery of the global sector continued. However, given the different commercial dynamics, there is a specific recovery for each region, observing the cyclical nature of this business segment.

COST OF ANIMAL FEED IN BRAZIL AND IN SELECTED MARKETS


350
300
250
200
150
2015
2016
2017
Mar.
Jun.
Sep.
Dec.
Brazil
USA
Europe
Thailand
Ukraine
Poland

Source: ESALQ, CBOT, Euronext, Bloomberg and BM&F.

MARGIN FOR BROILER PRODUCERS IN BRAZIL


6.0
5.0
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17
Price of broiler/Cost of feed
Historical average

Source: SECEX, JOX and BM&F.

CHICKEN EXPORT IN BRAZIL – SECEX


1200
1000
800
600
400
200
0
20%
15%
10%
5%
0%
-5%
-10%
-15%
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
tons (million) %
p.a.

(Economic and Financial Result) GRI 201-1

See the financial and operational indicators that summarize the year 2017 for BRF

Main Financial Indicators

Result (R$ million)	2016	2017	Δ 2017/ 2016
Volume (thousand t)	4,688	4,919	4.9%
Net revenue	33,733	33,469	(0.8%)
Gross profit	7,526	6,904	(8.3%)
Gross margin (%)	22.3	20.6	(1.7) p.p.
EBIT	1,815	736	(59.4%)
EBIT margin (%)	5.4	2.2	(3.2) p.p.
EBITDA	3,418	2,654	(22.3%)
EBITDA Margin (%)	10.1	7.9	(2.2) p.p.
Adjusted EBITDA	2,938	2,857	(2.8%)
Adjusted EBITDA margin (%)	8.7	8.5	(0.2) p.p.
Net profit (loss)	(372)	(1,099)	n.m.
Net margin (%)	(1.1)	(3.3)	(2.2) p.p.
Earnings per share*	(0.47)	(1.35)	n.m.

** Consolidated result per share (in R$), less treasury shares.*

Gross profit

We recorded a gross margin of 20.6% in 2017, representing a reduction of 1.7 p.p. (percentage points) compared with 2016. The result reflects the commercial hurdles that impacted our business chain, both in the domestic market and abroad.

Gross profit (R$ million)	2016	2017	Δ 2017/ 2016
Gross profit	7,526	6,904	(8.3%)
Gross margin (%)	22.3%	20.6%	(1.7) p.p.

Net Operating Revenue (NOR)

We ended 2017 with a consolidated net revenue of R$ 33.5 billion, 0.8% less than the previous year. Despite the 4.9% p.a. growth in volume recorded in the period, the aggregate reduction in prices of 5.4% p.a. affected the performance of net revenue. This result reflects the obstacles faced throughout the year, especially in the international market.

Volumes (thousand tons)	2016	2017	Δ 2017 /2016
Poultry (*in natura*)	2,006	2,127	6.0%
Pigs and other (*in natura*)	350	323	(7.7%)
Processed Foods	2,017	2,118	5.0%
Other sales	314	351	11.6%
Total	4,688	4,919	4.9%
NOR (R$ million)	33,733	33,469	(0.8%)
Average price (NOR)	7.2	6.8	(5.4%)

Operating Expenses

BRFs SG&A as a percentage of the NOR reached approximately 15.8% in 2017, higher than the level observed in the previous year as a result of strict management of expenses, supported by our zero-based budget program.

Operating expenses (R$ million)	2016	2017	Δ 2017/ 2016
Cost of sales	(4,966)	(4,730)	(4.7%)
% over NOR	(14.7%)	(14.1%)	0.6 p.p.
Administrative expenses and fees	(577)	(572)	(0.9%)
% over NOR	(1.7%)	(1.7%)	0.0 p.p.
Total operating expenses	(5,543)	(5,302)	(4.3%)
% over NOR	(16.4%)	(15.8%)	0.6 p.p.

Other Operating Results

In 2017, the increase of R$ 691 million reflects: (i) The impact of *Operação Carne Fraca* and its reflexes totaling R$ 363 million; (ii) price adjustment in disposal of the dairy segment totaling R$ 37 million; and (iii) costs associated with the combination of the businesses of R$ 52 million. In addition, complementary provisions for contingencies in the amount of R$ 196 million should be mentioned, which basically contemplate R$ 76 million for provisions for public civil suits, R$ 51 million for civil provisions, the provisions in Argentina mentioned above, among others.

Other results Operational (R$ million)	2016	2017	Δ 2017 /2016
Other operating revenue	300	365	21.7%
Other operating expenses	(498)	(1,254)	151.8%
Other operating results	(197)	(888)	n.m.
% over NOR	(0.6%)	(2.7%)	(2.1) p.p.

Operating Income (EBIT)

In 2017, the consolidated EBIT totaled R$ 736 million, with an EBIT margin of 2.2%, representing a reduction of 3.2 p.p., reflecting lower gross income, as well as higher exceptional operating expenses recorded throughout the year.

EBIT (R$ million)	2016	2017	Δ 2017 /2016
Gross profit	7.526	6.904	(8.3%)
Operating Expenses	(5.543)	(5.302)	(4.3%)
Other results	(197)	(888)	n.m.
Equity accounting	29	22	(23.6%)
EBIT	1.815	736	(59.4%)
EBIT margin (%)	5.4%	2.2%	(3.2) p.p.

Adjusted EBITDA

Adjusted EBITDA for 2017 totaled R$ 2.9 billion, a reduction of 2.8% p.a., consolidating a margin of 8.5%. It should be noted that this amount considers R$ 247 million in exceptional operating entries incurred in the fourth quarter 2017, including: (i) R$ 164 million resulting from reinforcements of provisions of civil and labor nature, mainly associated with contingencies in Brazil and in the Southern Cone - these reinforcements reflect management's current estimates in relation to the Company's litigation and are the result of the company's continuous monitoring and control of risks; (ii) R$ 49 million from exceptional commercial adjustments at the Halal Division; and (iii) R$ 34 million referring to other exceptional entries incurred in the period.

EBITDA (R$ million)	2016	2017
Net profit (loss)	(367)	(1,099)
Income tax and Social Contribution	50	(247)
Net financial results	2,133	2,082
Depreciation and amortization	1,603	1,918
EBITDA	**3,418**	**2,654**
EBITDA Margin (%)	**10.1**	**7.9**
Interest of minority shareholders	(5)	(27)
Impacts of *Operação Carne Fraca*	-	363
Discontinued operations	0	37
Items without cash effect	(101)	(7)
Tax recoveries	(373)	(218)
Debts recorded as Hedge Accounting	-	55
Adjusted EBITDA	**2,938**	**2,857**
Adjusted EBITDA margin (%)	**8.7**	**8.5**

Financial Result

The financial result is a combination of factors that take into account the following main categories: net interest on indebtedness/investments; adjustment to present value ("APV") of assets and liabilities; interest and/or adjustment for inflation on assets/liabilities, taxes, commissions; and exchange rate variation and others.

In 2017, net financial result was negative by R$ 2,082 million, caused by:

- Net interest of R$ 1,289 million, in line with the Company's indebtedness;
- APV of R$ 302 million compared to R$ 354 million recorded in the previous year, reflecting the business structure and terms with clients/suppliers;

- Expenses with interest and/or adjustment for inflation on assets/liabilities, taxes, among others, totaling R$ 213 million. Results for 2017 are in line with results from the previous year;
- Negative result with exchange rate variation and others totaling R$ 277 million. This result can be explained by the mark-to-market of derivatives totaling R$ 121 million, in addition to the exchange rate variation for the period.

R$ million	2016	2017	Δ 2017/2016
Financial income	2,374	1,546	(34.9%)
Financial expenses	(4,506)	(3,627)	(19.5%)
Net financial results	(2,133)	(2,082)	(2.4%)

Net profit (loss)

The Company recorded a net loss of R$ 1.1 billion in 2017, of which R$ 784 million was concentrated in the fourth quarter of 2017, especially due to entries of several exceptional operating provisions. These launches totaled R$ 453 million in EBITDA, comprising: (i) R$ 206 million relating to adjustment to realizable value of inventories; (ii) R$ 164 million arising from reinforcement of provisions of civil and labor nature; (iii) R$ 49 million arising from exceptional commercial adjustments to the Halal Division; and (iv) R$ 34 million related to other entries incurred in the period.

In the financial result, the Company was impacted in the fourth quarter by R$ 80 million referring to the portion of the financial expense attributed to the entries of the operating provisions mentioned herein and by the mark-to-market adjustment of the Total Return Swap, of R$ 121 million, as explained above in the item Financial Result.

The line for Income Tax includes losses recorded in Argentina, of which R$ 58 million resulted from a change in the income tax rate, from 35% to 25%, which resulted in the write-off of deferred charges on tax losses from previous periods. Furthermore, we had an additional loss of R$ 60 million resulting from the write-off of such assets due to the expectation of not realizing taxable profit within the limitation period.

Net profit / (loss) (R$ million)	2016	2017	Δ 2017 /2016
Net profit (loss)	(367)	(1,099)	199%
Net margin (%)	(1.1%)	(3.3%)	(2.2) p.p.
Earnings per Share	(0.47)	(1.35)	191%

Performance by Region

In order to align the Company's results with the new organizational structure, BRF started to report the results of the International operation in a consolidated manner as of the third quarter of 2017. The new division, considering the former structure, includes the results of the following regions: Asia, Europe/Eurasia, Americas and Africa. In turn, the Southern Cone region began to be reported separately, as well as the other structures in Brazil, the Halal Division, Other Segments and Corporate.

Brazil

In Brazil, 2017 was marked by a sequential recovery of volumes (+ 4.3% y/y), resulting from improvement in commercial execution and in the level of services. Volume growth was the main driver of net revenue expansion (+ 2.6% y/y in the region). On the other hand, the average price remained depressed (-1.7% y/y), mainly impacted by a mix of lower value-added category. These factors totally offset the best cost of grains in the results for the year. Gross margin reached 25.8%, a drop of 0.6 p.p. y/y. On the other hand, we continued with an efficient management of expenditure, optimizing our logistics and corporate structures. Thus, we ended the year with an adjusted EBITDA margin of 12.8%, an increase of 2.4 p.p. y/y.

	2016	2017	Δ 2017 /2016
Volumes (thousand tons)	2,034	2,122	4.3%
Poultry (*in natura*)	377	454	20.4%
Pigs and other (*in natura*)	98	108	11.0%
Processed Foods	1,514	1,560	3.0%
Other sales	45	0	(99.4%)
Net Operating Revenue (R$ million)	14,808	15,189	2.6%
Average Price (R$/kg)	7.28	7.16	(1.7%)
Gross profit (R$ million)	3,920	3,925	0.1%
Gross margin (%)	26.5%	25.8%	(0.6) p.p.
EBIT (R$ million)	1,546	1,019	(0.9%)
EBIT margin (%)	6.9%	6.7%	(0.2) p.p.
EBITDA	1.697	1.973	16.3%
Adjusted EBITDA (R$ million)	1,546	1,945	25.8%
EBITDA Margin (%)	10.4	12.8	2.4 p.p.

Market share

Since January 2017, Nielsen has used a new base and methodology as the official source of market data for all of its clients. There was change in both the size of the sample and in the methodology for market classification. This generated a significant expansion of its coverage, which allowed for an increase in the representativeness of the total food market. Since then, we have presented the reconciled data already reported in each of the quarters of 2016, considering this new base/methodology.

BRF's market share has grown consistently since the second quarter 2017. According to Nielsen's latest reading, the Company achieved a 55.3% market share, a gain of 0.6 p.p. on the annual comparison, a result achieved mainly thanks to the self-service channel, where we have significantly improved our performance.

The highlight was the Sausages category, with growth of 4.1 p.p. y/y, positively affected by the packaged wieners subcategory, where we recorded strong growth of the Sadia brand, and gained 7.0 p.p. y/y in market share. The ready-to-eat meals category grew 0.6 p.p. in the annual comparison, driven mainly by the lasagna category (+ 7.7 p.p.). Perdigão Lasagnas, which returned to the market in July, achieved a market share of 13.2 p.p. in the second measurement conducted by Nielsen.

We also had gains in market share for margarines, advancing 0.6 p.p. y/y, especially under the Qualy brand. Finally, the Cold Cuts category showed a drop of 3.4 p.p. in 2017.

R$ 6,697 million

was the total NOR for the Halal Division in 2017, including Banvit's results, up 7.6% in relation to the previous year

SHARE VALUE – LAST READING 2017 (%)


59.5
40.0
53.7
62.8
55.3
Ready-to--eat meals
Sausages
Cold cuts
Margarine
Total

Source: Nielsen Retail Biannual - Margarines and Ready-to-Eat Meals (Oct/Nov reading); Sausages and Cold cuts (Nov/Dec reading)

Halal Division

In 2017, the success of post-consolidation integration, coupled with favorable demand and price conditions in Turkey, resulted in an above-plan performance at Banvit. EBITDA from the operation in Turkey was R$ 203 million in the second half of the year, with a margin of 18.1%. However, even considering the effects of the acquisition, adjusted EBITDA margin for the Halal Division slowed by 4.9 p.p. p.a. This result was mainly affected by the following: excess inventory in the region throughout the year; weakening of local demand, given the economic instability in the region; increase of import duties in Saudi Arabia; and exchange rate impact due to the appreciation of the Brazilian real against the US dollar (+ 8.5% y/y).

Regarding market share, we continued on the same track of gaining share, especially in Saudi Arabia, where we gained 1.7 p.p. y/y. As a result, total market share of the Halal Division in the Gulf countries was 41.6%, a gain of 1.1 p.p. y/y. In addition, we continue gaining share in all categories: griller, with 46.2% (+0.6 p.p. y/y); chicken cuts, with 62.0% (2.6 p.p. y/y); and processed foods, with 20.2% (+1.1 p.p. y/y). We highlight the consistent and significant growth in the Breaded foods category to 16.4% (+2.0 p.p. y/y).

Our direct distribution (DDP), including Banvit, accounted for 61.0% of the total volume in 2017 (+ 3.9 p.p. y/y), representing 90.5% of the region's gross profit, with an average gross margin of 20.7 p.p., higher than when compared to the CFR (direct export) business.

Halal Division	2016	2017	Δ 2017 /2016
Volumes (thousand tons)	**927**	**1,082**	**16.7%**
Poultry (*in natura*)	849	957	14.0%
Pigs and other *in natura*	2.6	2.1	(18.8%)
Processed Foods	76	113	48.4%
Net Operating Revenue (R$ million)	**6,227**	**6,697**	**7.6%**
Average Price (R$/kg)	6.71	6.19	(7.9%)
Gross profit (R$ million)	**1,580**	**1,290**	**(18.4%)**
Gross margin (%)	25.4	19.3	(6.1) p.p.
EBIT (R$ million)	**349**	**8**	**(97.6%)**
EBIT margin (%)	5.6	0.1	(5.5) p.p.
EBITDA (R$ million)	**739**	**348**	**(52.9%)**
EBITDA Margin (%)	11.9	5.2	(6.7%)
Adjusted EBITDA (R$ million)	635	353	(44.4%)
Adjusted EBITDA margin (%)	10.2	5.3	(4.9) p.p.
Volume of exports from Brazil(CFR*)*	**425**	**458**	**7.8%**
Share of the total volume (%)	45.8	42.4	(3.5) p.p.

** CFR (Cost and Freight).*

net
revenue
In the international division totaled R$ 8,497 million in 2017

International

We consolidated the regions of Africa, Europe/Eurasia, Asia and the Americas into a single commercial unit, called International, and started the management program called Global Optimization, whose main purpose is to optimize and maximize the profitability of animals as a whole, taking advantage of the commercial opportunities of the various regions, through dynamic product relocations.

The International division's net revenue totaled R$ 8,497 million, a decrease of 11.8% over the previous year, given the more challenging international trade dynamics in 2017.

A weaker commercial performance in the region, coupled with the higher unit costs, resulted in a decline of 1.4 p.p. p.a. in gross margin in 2017. On the other hand, greater control of fixed and variable expenses contributed positively to the increase in the adjusted EBITDA margin of 1 p.p. compared with 2016, reaching 10.4% in the year.

The main highlights of the subregions are:

Consolidated Results - International	2016	2017	Δ2017 /2016
Volumes (thousand tons)	**1,351**	**1,244**	**(8.0%)**
Poultry (*in natura*)	752	665	(11.6%)
Pigs and other (*in natura*)	203	167	(17.6%)
Processed Foods	281	290	3.0%
Other sales	115	122	6.0%
Net Operating Revenue (R$ million)	**9,636**	**8,497**	**(11.8%)**
Average Price (R$/kg)	7.13	6.83	(4.2%)
Gross Profit (R$ million)	**1,607**	**1,302**	**(19.0%)**
Gross margin (%)	16.7	15.3	(1.4) p.p.
EBIT (R$ million)	**526**	**346**	**(34.2%)**
EBIT margin (%)	5.5	4.1	(1.4) p.p.
EBITDA (R$ million)	**996**	**886**	**(11.0%)**
EBITDA Margin (%)	10.3	10.4	0.1 p.p.
Adjusted EBITDA (R$ million)	906	882	(2.7%)
Adjusted EBITDA margin (%)	9.4	10.4	1.0 p.p.
Volume of exports from Brazil(CFR*)*	**1,049**	**1,005**	**(4.2%)**
Share of the total volume (%)	77.6	80.8	3.2 p.p.

**CFR (Cost and Freight).*

ASIA

Net revenue from Asia fell 13.3% in 2017 compared with the previous year, resulting from to the decrease in volume throughout the year. On the other hand, the Company continued to focus on controlling corporate expenses, mitigating the negative impacts of the year. Accordingly, the adjusted EBITDA margin was 14.9%, up 1.3 p.p. compared with 2016.

- Volume 686,000 tons
- NOR R$ 4,116 million
- Adjusted EBITDA R$ 615 million
- Adjusted EBITDA margin 14.9%

EUROPE/EURASIA

In 2017, in addition to more favorable prices, better management of stock levels and lower production costs allowed for a growth of 80.8% p.a. in the adjusted EBITDA, with an increase in margin of 3.3 p.p. y/y.

- Volume 362,000 tons
- NOR R$ 3,533 million
- Adjusted EBITDA R$ 242 million
- Adjusted EBITDA margin 6.8%

AMERICAS

Net revenue from the Americas grew by 11.4% in 2017, compared with the previous year, driven by better volumes and prices, with the strategy of prioritizing markets with better profitability, such as Mexico. We also managed to keep our average prices stable given a better commercial performance. On the other hand, higher corporate and storage expenses impacted our adjusted EBITDA, which ended the year with a margin of 9.8% (-7.0 p.p.)

- Volume 62,000 tons
- NOR R$ 356 million
- Adjusted EBITDA R$ 35 million
- Adjusted EBITDA margin 9,8%

AFRICA

The region of Africa faced a challenging macroeconomic scenario due to the low prices of commodities, mainly oil and iron ore. In addition, the impacts from *Operação Carne Fraca* (one of the most affected regions), caused a 35.9% decrease y/y in the NOR of the region in the year.

We also made an important adjustment in the strategy for the region. Our vision was to move forward in the distribution chain and raise the level of consumption in the short term. Nevertheless, we are maintaining our historical B2B business strategy given the economic and currency difficulties faced by these countries. As a consequence, we have also significantly reduced our expenses and staff in the region.

- Volume 133,000 tons
- NOR R$ 492 million
- Adjusted EBITDA R$ -10 million
- Adjusted EBITDA margin -1.9%

SOUTHERN CONE

Net revenue from the Southern Cone totaled R$ 1,862 million in 2017, a 5.5% increase in relation to the previous year, with a growth of 5.9% in volume, positively impacted by the holiday season campaign at the end of the year and by a mix of higher value-added products. However, the higher cost of beef and pork raw materials and the reflex of inflation upon costs put a pressure on the region's adjusted EBITDA, resulting in a reduction of 7.1 p.p. on the adjusted margin.

- Volume 208,000 tons
- NOR R$ 1,862 million
- Adjusted EBITDA R$ -9 million
- Adjusted EBITDA margin -0.5%

OTHER SEGMENTS

We included within Other Segments the new business unit, BRF Ingredients, whose purpose is to add value to the Company's co-products and optimize its production chain. NOR of this business unit totaled R$ 1,225 million, with EBITDA of R$ 79 million and margin of 6.5%. BRF Ingredients accounted for approximately 51% of Adjusted EBITDA for Other Segments in the fourth quarter of 2017. It should be noted that we included in this segment all volumes of BRF's non-core products, such as animal feed, meals, cattle, etc., which are carried out by the Global Desk.

Volume 263,000 tons

NOR R$ 1,225 million

Adjusted EBITDA R$ 79 million

Adjusted EBITDA margin 6.5%

CORPORATE

The R$ -609 million result in this segment reflects the main non-recurring impacts, especially from *Operação Carne Fraca*.

Corporate (R$ million)	2016	2017	Var. 2017/2016
Other results	(140)	(609)	n.m.
Equity accounting	-	-	-
EBIT	(140)	(611)	n.m.
EBITDA	(140)	(611)	n.m.
Adjusted EBITDA	(291)	(394)	35.4%

Investments (CAPEX)

Investments made in 2017 totaled R$ 1,617 million, of which R$ 685 million were geared toward growth, efficiency and support. Additional R$ 713 million was invested in biological assets and R$ 219 million for leasing and others. We highlight the reduction of the Company's level of investment by R$ 977 million when compared to 2016, reflecting a more challenging macroeconomic and industry scenario, in addition to the Company's commitment to reducing the level of leverage.

The main projects in 2017 were:

- Quality - investments in the improvement and control of production processes in meatpacking plants, feed plants and poultry farms, and in modernization of laboratories.

- Innovation - launch of new products for the frozen and grill lines through optimization of processes involving byproducts, and investments in quality focused on modernization of laboratories, improvements in production processes and product quality.

- Market Services - increase in the production of the mix of broiler cuts *in natura*, grillers for the Middle East, and cuts for Brazil, as well as the increase in pig slaughter to cater mainly to China, and to supply raw material to Brazil.

- IT Efficiency/Support - updates of transactional and information security systems and compliance with new legislation; and structural improvements in pig farms, cost reduction projects in poultry and pig farms, automation of production processes and improvements in working conditions of employees in production processes.

Financial Cycle

The Company's financial cycle totaled 31.8 days in the last quarter of 2017, a reduction of 10.6 days in relation to the previous quarter, mainly due to the increase in the balance of accounts payable for seasonal purchases. It is important to highlight the Company's efforts to reduce the level of inventories, which also contributed to reducing the cash conversion cycle.

FINANCIAL CYCLE (ACCOUNTS RECEIVABLE + INVENTORY - ACCOUNTS PAYABLE)*


32.6
34.4
38.8
34.3
37.7
37.1
32.8
22.4
32.9
38.2
42.4
31.8
8,8
9,5
10,8
10,3
10,8
10,8
8,9
6,8
9,2
11,2
12,2
9,6
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
3 Accounts/NOR (%)
Financial Cycle (days)

** Calculation of the financial cycle considers the pro-forma adjustment of CPVI LTM and NOR LTM of the acquisitions.*

Management Cash Flow

In order to better reflect the managerial cash flow statement, the Company considered certain reclassifications as of the fourth quarter of 2017 and, for comparison purposes, recalculated the three previous quarters. Among the reclassifications in cash flow, the following segregation applies:

- of the exchange variation effect on unrealized debt;
- of appropriated unrealized interest;
- of other financial liabilities with no impact on cash, but considered in the gross debt;
- of the change in the method of segregating financial effects in the working capital accounts.

In 2017, operating cash generation totaled R$ 1,864 million - R$ 1,027 million in the fourth quarter alone, reflecting the improvement in the cash conversion cycle, which totaled R$ 744 million in the quarter. Investment in CAPEX was R$ 1,617 million in 2017, a level still lower than in the same period in 2016.

EVOLUTION IN CASH GENERATION (Operating Cash Flow - CAPEX) R$ MILLION


(232)
113
778
748
(743)
42
231
717
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Indebtedness

In 2017, the Company's net debt was R$ 13.3 billion, compared with R$ 11.1 billion in 2016. Net leverage, considering the net debt to adjusted EBITDA ratio (LTM), ended the year at 4.46x, an improvement of 0.23x compared with the previous quarter, mainly due to the increase in the adjusted EBITDA (LTM), which totaled R$ 2,963 million, an increase of R$ 122 million compared with the third quarter.

We recognize that the current level of leverage is beyond what is considered ideal in terms of capital structure and we are committed to repositioning BRF in 4.35x 2.5x by the end of 2018. We reiterate that the Company does not have financial covenants associated with its financial obligations.

INDEBTEDNESS (R$ MILLION)	On 12/31/2017			On 12/31/2016	2017/2016
	Current	Non-current	Total	Total	Variation
Indebtedness					
Local currency	(3,593)	(5,750)	(9,343)	(8,644)	8.1%
Foreign currency	(1,738)	(9,663)	(11,401)	(10,848)	5.1%
Gross indebtedness	(5,331)	(15,413)	(20,744)*	(19,492)	6.4%
Investments					
Local currency	4,204	737	4,941	5,328	(7.3%)
Foreign currency	2,253	240	2,493	3,023	(17.5%)
Total Investments	**6,458**	**977**	**7,434**	**8,351**	**(11.0%)**
Net debt	**1,127**	**(14,436)**	**(13,310)**	**(11,401)**	**19.5%**
Foreign Exchange Exposure	**-**	**-**	**-**	**(296)**	**-**

**Total gross indebtedness in the amount of R$ 20,744 million, combines total financial indebtedness with other financial liabilities, totaling R$ 188 million, pursuant to Accompanying Note 22 of the DFP, of December 31, 2017.*

EVOLUTION OF NET DEBT/EBITDA (AND ADJUSTED EBITDA)


4.73
4.90
4.63
4.79
3.77
4.79
4.69
4.46
4.24
2.36
3.25
1.69
1.99
10,146
11,041
11,459
11,141
12,243
13,793
13,423
13,310
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
Net Debt Net Debt/EBITDA Net Debt/adjusted EBITDA

Note: for net leverage as of June 2017, 40% of Banvit's net debt was excluded from net debt and the pro-forma LTM EBITDA was considered, with Banvit.

VARIATION OF ACCUMULATED NET DEBT 2017 (R$ MILLION)


Operating cash = R$ 1,864
11,141
2.654
790
1,617
729
827
361
93
166
1,369
510
291
13,310
Net debt Dec/16
EBITDA
Working Capital + other variations
CAPEX
M&A (acquisition and disposal of assets)
Financial Results (cash)
Interest received
Exchange variation on cash and investments
Exchange variation and interest on debt + derivatives
Interest paid
Disposal of shares + dividends
Net debt Banvit
Net debt Dec/17

SLAUGHTER AND PRODUCTION

Slaughter	2016	2017	Var. 2017/2016
Poultry slaughter (million head)	1,715	1,628	(5.1%)
Pig slaughter (thousand head)	9,465	9,793	3.5%
Cattle slaughter (thousand head)	149	145	(2.5%)
Production (thousand tons)	**4,252**	**4,332**	**1.9%**
Meats	3,797	3,842	1.2%
Other processed products	455	490	7.8%
Feed and concentrates (thousand tons)	10,506	10,445	(0.6%)

BRF S.A. – CONSOLIDATED

Balance sheet (R$ million)	31.12.2017	31.12.2016
Assets (Current)		
Cash and cash equivalents	6,011	6,357
Financial investments	228	622
Accounts receivable	3,919	3,085
Recoverable taxes	1,228	1,235
Receivable dividends and interest on equity	6	7
Receivable securities	113	149
Inventory	4,948	4,792
Biological assets	1,510	1,645
Other financial assets	91	198
Other rights	716	422
Prepaid expenses	245	137
Restricted cash	128	218
Non-current assets held for disposal and discontinued operations	42	26
Total current assets	**19,186**	**18,894**
Non-current		
Long-term assets	**6,587**	**5,574**
Financial investments	569	528
Accounts receivable from clients	6	11
Deposits in court	689	733
Biological assets	904	917
Receivable securities	116	187
Recoverable taxes	2,438	1,519
Deferred taxes	1,369	1,103
Restricted cash	408	428
Other rights	87	150
Permanent assets	**19,456**	**18,477**
Investments	68	59
Fixed Assets	12,191	11,746
Intangible assets	7,198	6,673
Total non-current assets	**26,043**	**24,051**
Total assets	**45,228**	**42,945**
Liabilities and net equity (Current)		
Loans and financing	5,031	3,245
Suppliers	6,445	5,840

Balance sheet (R$ million)	31.12.2017	31.12.2016
Reverse factoring	715	1,336
Salaries and payroll charges	669	611
Tax liabilities	426	320
Dividends / interest on equity	2	2
Administration and employee shares	96	5
Other financial liabilities	299	530
Provisions	536	276
Employee benefit plan	85	77
Other liabilities	603	400
Total current assets	**14,908**	**12,640**
Liabilities and net equity (non-current)		
Loans and financing	15,413	15,717
Suppliers	197	159
Social and tax obligations	171	13
Provision for tax, civil, and labor risks	1,237	1,108
Deferred taxes	155	156
Employee benefit plan	310	253
Other liabilities	1,125	638
Total non-current assets	**18,608**	**18,085**
Total liabilities	**33,516**	**30,726**
Net equity		
Paid-in capital	12,460	12,460
Capital reserve	115	41
Revenue reserves	101	1,351
Other comprehensive results	(1,405)	-1,290
Retained earnings	-	0
Treasury stock	(71)	-722
Non-controlling shareholding interest	513	379
Total net equity	**11,713**	**12,219**
Total liabilities and net equity	**45,228**	**42,495**

REPORTING

In this Annual Report, we present a summary of our results, indicators and projects in 2017, addressing financial and non-financial aspects relevant to our audiences - employees, consumers, shareholders, clients, governments, suppliers and communities.

In this edition, we started to use the Global Reporting Initiative (GRI) methodology in its Standards version, Comprehensive option, in order to align our report with international benchmarks in the field of reporting results. We also maintain our adherence to the integrated reporting guidelines of the International Integrated Reporting Council (IIRC), with emphasis on presentation of our business model, on the greater connectivity of information and on the approach to capitals and their transformation by BRF. GRI 102-54

Proceeding with the materiality process conducted in 2016, we reviewed in 2017 relevant topics from an impact, risk and opportunity standpoint, providing a greater connection between the business strategy and our approach in sustainability (*read more on page 38*).

As in previous years, the structure of this document seeks to address the vision of our stakeholders and of our leadership - highlighting issues such as quality management, investments, innovation, animal welfare, governance practices, and social and environmental monitoring of suppliers. Another key aspect in 2017 was *Operação Carne Fraca*, whose impact on BRF is detailed in a dedicated section. GRI 102-46

Financial and non-financial indicators (environmental, operational, quality, social, etc.) cover the period from January 1 to December 31, 2017 and include, in most cases, our entire global operation - exceptions are described in footnotes. GRI 102-45, 102-48, 102-49, 102-50, 102-51

The financial statements follow the Brazilian standards and the International Financial Reporting Standards (IFRS), according to the standards of the Brazilian Securities and Exchange Commission (CVM) and the Security Exchange Commission (SEC). Financial indicators were audited; for social and environmental indicators, only the GHG emissions inventory was subjected to external assurance. GRI 102-56

Year after year, we strive to raise the quality standard of our Annual Report, seeking to make it a practical and objective means of learning about BRF and consulting our results and vision for the future. We believe that, in challenging years like 2017, it is critical to put into practice the Open Doors concept - which certainly includes our reporting on performance.

If you have questions, complaints, and suggestions about the content presented in this report, please contact us at (55 11) 2322-5052 /5061 /5048 or by email acoes@brf-br.com. GRI 102-53

Sustainable Development Goals (SDG)


1 NO POVERTY
2 ZERO HUNGER
3 GOOD HEALTH AND WELL-BEING
4 QUALITY EDUCATION
5 GENDER EQUALITY
6 CLEAN WATER AND SANITATION
7 AFFORDABLE AND CLEAN ENERGY
8 DECENT WORK AND ECONOMIC GROWTH
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
10 REDUCED INEQUALITIES
11 SUSTAINABLE CITIES AND COMMUNITIES
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
13 CLIMATE ACTION
14 LIFE BELOW WATER
15 LIFE ON LAND
16 PEACE AND JUSTICE
17 PARTNERSHIPS FOR THE GOALS

(GRI Content Index GRI 102-55

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
GENERAL DISCLOSURES				
Organizational Profile				
GRI 102: General Disclosures 2016	102-1 Name of the organization	12	-	-
	102-2 Activities, brands, products and services	12	-	-
	102-3 Location of headquarters	**Global Headquarters** Rua Jorge Tzachel, 475, 88301-600 Itajaí – SC – Brazil; **Corporate Office:** Rua Hungria, 1.400 – 5º andar, 01455-000 São Paulo SP – Brazil	-	-
	102-4 Location of operations	14	-	-
	102-5 Nature of ownership and legal form	12	-	-
	102-6 Markets served	12; 14	-	-
	102-7 Name of the organization	8; 14	-	-
	102-8 Information on employees and other workers	14; 82; 83; 157	-	8
	102-9 Supply chain	91; 93	-	-
	102-10 Significant changes to the organization and its supply chain	29	-	-
	102-11 Precautionary Principle or approach	30	-	-
	102-12 External initiatives	37	-	-
	102-13 Membership of associations	109	-	-
Strategy				
GRI 102: General Disclosures 2016	102-14 Statement from senior decision-maker	6	-	-
	102-15 Key impacts, risks, and opportunities	6; 30	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
Ethics and Integrity				
GRI 102: General Disclosures 2016	102-16 Values, principles, standards, and norms of behavior	48	-	16
	102-17 Mechanisms for advice and concerns about ethics	50	-	16
Governance				
GRI 102: General Disclosures 2016	102-18 Governance structure	18	-	-
	102-19 Delegating authority	36; 89	-	-
	102-20 Executive-level responsibility for economic, environmental, and social topics	36	-	-
	102-21 Consulting stakeholders on economic, environmental, and social topics	38	-	-
	102-22 Composition of the highest governance body and its committees	18	-	5; 16
	102-23 Chair of the highest governance body	18	-	16
	102-24 Nominating and selecting the highest governance body	18		5; 16
	102-25 Conflicts of interest	18	-	16
	102-26 Role of highest governance body in setting purpose, values, and strategy	18; 24	-	-
	102-27 Collective knowledge of highest governance body	Among the measures, we highlight the involvement of Company leaders in the development of the Annual Report and its disclosure, communication on the website, and dissemination of social and environmental programs in the regions of operation. In 2017, senior management also participated in the consultations associated with the materiality process.	-	4
	102-28 Evaluating the highest governance body's performance	18	-	-
	102-29 Identifying and managing economic, environmental, and social impacts	36; 38	-	16
	102-30 Effectiveness of risk management processes	30	-	-
	102-31 Review of economic, environmental, and social topics	30	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
GRI 102: General Disclosures 2016	102-32 Highest governance body's role in sustainability reporting	The document is approved by the Investor Relations and Sustainability teams and is validated by the vice presidents and the Company's Global CEO.	-	-
	102-33 Communicating critical concerns	20	-	-
	102-34 Nature and total number of critical concerns	71; 157	-	-
	102-35 Remuneration policies	PLR (Profit-Sharing Program) is paid to employees based on Company profits, which is variable depending on the financial measures. Bonus is the variable remuneration associated with the company's financial goals, and may vary according to the individual goals of each employee and that are associated with their duties. Individual performance of managers of the plant units, for example, are directly associated with OHS indicators of the operation. Read more about the performance assessment cycles on page 84.	-	-
	102-36 Process for determining remuneration	Independent consultants act as a source of diagnostics for market practices, using the São Paulo region as a benchmark; other regions act as deflators.	-	-
	102-37 Stakeholders' involvement in remuneration	Associated labor unions and the confederation of industries are considered when defining salaries. Read more on page 86.	-	16
	102-38 Annual total compensation ratio	xx	-	-
	102-39 Percentage increase in annual total compensation ratio	xx	-	-
Stakeholder Engagement				
GRI 102: General Disclosures 2016	102-40 List of stakeholder groups	38	-	-
	102-41 Collective bargaining agreements	86; 90	-	8
	102-42 Identifying and selecting stakeholders	38	-	-
	102-43 Approach to stakeholder engagement	38	-	-
	102-44 Key topics and concerns raised	38	-	-
Reporting practices				
GRI 102: General Disclosures 2016	102-45 Entities included in the consolidated financial statements	142	-	-
GRI 102: General Disclosures 2016	102-46 Defining report content and topic Boundaries	142	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	102-47 List of material aspects	39	-	-
	102-48 Restatements of information	142	-	-
	102-49 Changes in reporting	142	-	-
	102-50 Reporting period	142	-	-
	102-51 Date of most recent report	2017	-	-
	102-52 Reporting cycle	Annual	-	-
	102-53 Contact point for questions regarding the report	142	-	-
	102-54 Claims of reporting in accordance with the GRI Standards	142	-	-
	102-55 GRI content index	143	-	-
	102-56 External assurance	142	-	-
MATERIAL ASPECTS				
Outsourcing and procurement				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	91; 92; 94	-	-
	103-2 Management approach and its components	91; 92; 94; 95	-	-
	103-3 Evaluation of the management approach	94; 95; 96	-	-
Sector Disclosures: Food processing	FP1 Percentage of volume purchased from suppliers compliant with company's procurement policy	93; 95	-	-
	FP2 Percentage of volume purchased which is in accordance with internationally recognized standards and certifications, broken down by type of certification	163	-	2; 12; 14; 15
Economic Performance				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	31; 32		-
GRI 103: Management Approach 2016	103-2 Management approach and its components	The Company encourages its employees to form a savings reserve and thus generate greater financial security in the future. We have supplementary pension plans to stimulate this attitude, which is managed by a closed private pension entity (BRF Previdência), with BRF as its sponsor. This entity has its own management and structure. More information on pages 31, 32 and 128.		-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	103-3 Evaluation of the management approach	31		-
GRI 201: Economic Performance 2016	201-1 Direct economic value generated and distributed	131; 169		2; 5; 7; 8; 9
	201-2 Financial implications and other risks and opportunities due to climate change	30; 31; 32; 33; 34; 114; 116; 120		13
	201-3 Defined benefit plan obligations and other retirement plans	Income benefits paid by the Plan are funded directly by the reserves already formed in the Plans In 2017, BRF made contributions totaling R$ 22,168,394.78. Participants paid a total of R$ 25,289,076.30. The percentage of contribution defined in Plans I, II and III observes the following criteria: for Plan I, the contribution defined in the regulation is 0.7% on the portion of the salary corresponding to up to 10 BRF Reference Units (Unidades Referência BRF - URBs), which today amounts to R$ 5,157.54, and 3.7% on the exceeding portion of the salary, if any. Contributions by the sponsor are made on the basic contribution of participants and observe the following scale: up to 50 years of age, 100% of the participant's basic contribution; after 51 years of age, 200% of the participant's basic contribution. For Plan II and for those who joined Plan III until April 4 2016, the contribution defined in the regulation is 0.70% on the portion of the salary corresponding to up to 10 URBF (BRF Reference Unit), which today amounts to R$ 5,157.54, and 3%, 4%, 5%, 6% or 7% (as opted by the participant) on the exceeding portion of the salary, if any. For Plan III (for those who joined after April 4 2016), the contribution defined in the regulation is 1.50% on the portion of the salary equal to or less than 1 URBIII (Reference Unit of Plan III), which today amounts to R$ 4,213.96, 4% on the portion of the participation salary that exceeds 1 URBIII up to the limit of 1.65 of the URBIII, and 5%, 6% or 7% (as opted by the participant) on the portion that exceeds 1.65 of the URBIII, if any. In the FAF Plan, given the modality of the Plan (Defined Benefit Plan), as well as the surplus result, contributions have been suspended. Profitability of the plans in 2017 was: Plan I = 8.88%; Plan II = 9.13%; Plan III = 9.87%; and FAF Plan = 10.90%. The main reasons for the variation of the 2016 and 2017 contribution amounts were the increase in the number of participants and the change in the calculation rule of Plan III. The plan is made available to all employees in Brazil. Currently, participation is at 47.78%.		-
	201-4 4 Financial assistance received from government	109		-
Indirect Economic Impacts				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	102; 106	-	-
	103-2 Management approach and its components	102; 106	-	-
GRI 103: Management Approach 2016	103-3 Evaluation of the management approach	102; 106	-	-
GRI 203: Indirect Economic Impacts 2016	203-1 Development and impact of infrastructure investments and services provided	103; 104; 106	-	2; 5; 7; 9; 11

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	203-2 Significant indirect economic impacts	104; 108	-	1; 2; 3; 8; 10; 17
Procurement Practices				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	92; 94; 95	-	1; 5; 8
	103-2 Management approach and its components	92; 94; 95	-	1; 5; 8
	103-3 Evaluation of the management approach	92; 94; 95	-	1; 5; 8
GRI 204: Procurement Practices 2016	204-1 Proportion of spending on local suppliers	96; 164	-	12
Anti-Corruption				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	37; 48; 51	-	-
	103-2 Management approach and its components	37; 48; 51	-	-
	103-3 Evaluation of the management approach	37; 48; 51	-	-
GRI 205: Anti-Corruption 2016	205-1 Operations assessed for risks related to corruption	xx	-	16
	205-2 Communication and training about anti-corruption policies and procedures	48; 50; 157	-	16
	205-3 Confirmed incidents of corruption and actions taken	—	Given the sensitivity nature of this information, these data will not be disclosed	16
Anti-competitive Behavior				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	xx	-	-
	103-2 Management approach and its components	xx	-	-
	103-3 Evaluation of the management approach	xx	-	-
GRI 206: Anti-Competitive Behavior 2016	206-1 Legal actions for anti-competitive behavior, anti-trust, and monopoly practices	xx	-	16
Energy				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	120; 122	-	-
	103-2 Management approach and its components	120; 122	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	103-3 Evaluation of the management approach	120; 122	-	-
GRI 302: Energy 2016	302-1 Energy consumption within the organization	165	-	7; 8; 12; 13
	302-2 Energy consumption outside the organization	121	-	7; 8; 12; 13
	302-3 Energy intensity	121	-	7; 8; 12; 13
	302-4 Reduction of energy consumption	121	-	7; 8; 12; 13
	302-5 Reductions in energy requirements of products and services	125	-	7; 8; 12; 13
Water				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	116; 117	-	-
	103-2 Management approach and its components	116; 117	-	-
	103-3 Evaluation of the management approach	116; 117	-	-
GRI 303: Water 2016	303-1 Water withdrawal by source	117	-	6
	303-2 Water sources significantly affected by withdrawal of water	116; 167	-	6
	303-3 Percentage and total volume of water recycled and reused	118; 167	-	6; 8; 12
Emissions				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	118; 119	-	-
	103-2 Management approach and its components	118; 119	-	-
	103-3 Evaluation of the management approach	118; 119	-	-
GRI 305: Emissions 2016	305-1 Direct (Scope 1) GHG emissions	119	-	3; 12; 13; 14; 15
	305-2 Indirect (Scope 2) GHG emissions	120	-	3; 12; 13; 14; 15
	305-3 Other indirect (Scope 3) GHG emissions	120	-	3; 12; 13; 14; 15
GRI 305: Emissions 2016	305-4 GHG emissions intensity	120	-	13; 14; 15
	305-5 Reduction of GHG emissions	In 2017, there were no reductions in Scope 1 emissions given the incorporation of the unit in Turkey. Considering Scope 2, there was an increase in emissions as a result of the power factor (FR), in addition to Turkey.	-	13; 14; 15

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	305-6 Emissions of ozone-depleting substances (ODS)	168	-	3; 12
	305-7 Nitrogen oxides NOx, SOx), and other significant air emissions	169	-	3; 12; 14; 15
Effluents and Waste				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	115; 118; 122	-	-
	103-2 Management approach and its components	115; 118; 122	-	-
	103-3 Evaluation of the management approach	115; 118; 122	-	-
GRI 306: Effluents and Waste 2016	306-1 Water discharge by quality and destination	118	-	3; 6; 12; 14
	306-2 Waste by type and disposal method	122; 123	-	3; 6; 12
	306-3 Significant spills	124	-	3; 6; 12; 14; 15
	306-4 Transport of hazardous waste	123	-	3; 12
	306-5 Water bodies affected by water discharges and/or runoff	168	-	6; 14; 15
Environmental Compliance				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	Environmental compliance is conducted by the ICA tool, created and monitored by CIEX		-
	103-2 Management approach and its components			-
	103-3 Evaluation of the management approach			-
GRI 307: Environmental Compliance 2016	307-1 Non-compliance with environmental laws and regulations	Administrative demands are considered significant when the amounts involved are greater than R$ 150,000. In 2017, among the significant fines, we had two environmental claims (two notices of violation), totaling R$ 1,188,391.93. It should be noted that other notices of violation were received with application of simple fine of non-significant value, in addition to notifications/official letters, without the application of any sanctions, for submission of documents and provision of information, especially regarding the regularity of the licenses and related to environmental restrictions, as well as observation of effluent discharge standards governed by Brazil. In 2017, there was only one non-monetary sanction and there were no cases resolved through arbitration mechanisms.		16
Supplier environmental assessment				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	91; 94; 95; 98; 100	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	103-2 Management approach and its components	91; 94; 95; 98; 100	-	-
	103-3 Evaluation of the management approach	91; 94; 95; 98; 100	-	-
GRI 308: Supplier Environmental Assessment 2016	308-1 New suppliers that were screened using environmental criteria	94	-	-
	308-2 Negative environmental impacts in the supply chain and actions taken	93	-	-
Employment				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	82	-	-
	103-2 Management approach and its components	82	-	-
	103-3 Evaluation of the management approach	82	-	-
GRI 401: Employment 2016	401-1 New employee hires and employee turnover	82; 159	-	5; 8
	401-2 Benefits provided to full-time employees that are not provided to temporary or part-time employees	86	-	8
	401-3 Parental leave	86; 160	-	5; 8
Occupational Health and Safety				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	86	-	-
	103-2 Management approach and its components	86	-	-
	103-3 Evaluation of the management approach	86	-	-
GRI 403: Occupational Health and Safety 2016	403-1 Workers representation in formal joint management–worker health and safety committees	88; 89	-	8
	403-2 Types of injury and rates of injury, occupational diseases, lost days, and absenteeism, and number of work-related fatalities	88; 89; 160; 161	-	3; 8
	403-3 Workers with high incidence or high risk of diseases related to their occupations	87	-	3; 8

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
	403-4 Health and safety aspects covered in formal agreements with trade unions	90	-	8
Diversity and Equal Opportunity				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	83	-	-
	103-2 Management approach and its components	83	-	-
	103-3 Evaluation of the management approach	83	-	-
GRI 405: Diversity and Equal Opportunity 2016	405-1 Diversity of governance bodies and employees	82; 83; 161	-	5; 8
	405-2 Ratio of basic salary and remuneration of women to men	82; 163	-	5
Child labor				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	91; 94; 95; 98; 100	-	-
	103-2 Management approach and its components	91; 94; 95; 98; 100	-	-
	103-3 Evaluation of the management approach	91; 94; 95; 98; 100	-	-
GRI 408: Child Labor 2016	408-1 Operations and suppliers at significant risk for incidents of child labor	Pages 92 and 100. There are no records of negative impacts related to child labor generated by BRF's supply chain.	-	8; 16
Forced or Compulsory labor				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	91; 94; 95; 98; 100	-	-
	103-2 Management approach and its components	91; 94; 95; 98; 100	-	-
	103-3 Evaluation of the management approach	91; 94; 95; 98; 100	-	-
GRI 409: Forced or Compulsory Labor 2016	409-1 Operations and suppliers at significant risk for incidents of forced or compulsory labor	Pages 92 and 100 There are no records of negative impacts related to forced labor generated by BRF's supply chain.	-	8
Local Communities				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	102	-	-
	103-2 Management approach and its components	102	-	-
GRI 103: Management Approach 2016	103-3 Evaluation of the management approach	102	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
GRI 413: Local Communities 2016	413-1 Operations with local community engagement, impact assessments, and development programs	104; 107	-	-
	413-2 Operations with significant actual and potential negative impacts on local communities	107	-	1; 2
Supplier Social Assessment				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	91; 94; 95; 98; 100	-	-
	103-2 Management approach and its components	91; 94; 95; 98; 100	-	-
	103-3 Evaluation of the management approach	91; 94; 95; 98; 100	-	-
GRI 414: Supplier Social Assessment 2016	414-1 New suppliers that were screened using social criteria	94	-	-
	414-2 Negative social impacts in the supply chain and actions taken	93	-	5; 8; 16
Public policies				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	BRF has guidelines in place to be followed by all its employees during the election period, as well as a channel to clarify and answer questions from its employees.	-	-
	103-2 Management approach and its components		-	-
	103-3 Evaluation of the management approach		-	-
GRI 415: Public Policies 2016	415-1 Political contributions	With regard to the municipal, state and federal elections held in Brazil in 2016, BRF followed the new Brazilian election law (Federal Law No. 13,165/2015) and did not support or make donations to campaigns, candidates, political parties or associations.	-	-
Consumer Health and Safety				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	56; 68; 70; 71	-	-
	103-2 Management approach and its components	56; 68; 70; 71	-	-
	103-3 Evaluation of the management approach	56; 68; 70; 71	-	-
GRI 416: Customer Health and Safety 2016	416-1 Assessment of the health and safety impacts of product and service categories	56	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
GRI 416: Customer Health and Safety 2016	416-2 Incidents of non-compliance concerning the health and safety impacts of products and services	In 2017, a total of 136 administrative proceedings/official notifications were filed involving this topic; 98 of these resulted in fines or penalties and 38 in notices. The main reasons for these proceedings/ official notifications were: weight discrepancy stated in the package x actual weight (infringement notice by INMETRO); various irregularities in the production process (infringement notice by the MAPA); lawsuits filed by consumers who found foreign bodies in food.	-	16
Sector Disclosures: Food processing	FP5 Percentage of production volume manufactured in sites certified by an independent third party according to internationally recognized food safety management system standards	163	-	2
	FP6 Percentage of total sales volume of consumer products, by product category, that are lowered in saturated fat, trans fats, sodium and added sugars	69	-	2
	FP7 Percentage of total sales volume of consumer products, by product category, that contain increased nutritious ingredients like fiber, vitamins, minerals, phytochemicals or functional food additives	69	-	2
Marketing and Labeling				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	56; 68; 70; 71	-	-
	103-2 Management approach and its components	56; 68; 70; 71	-	-
	103-3 Evaluation of the management approach	56; 68; 70; 71	-	-
GRI 417: Marketing and Labeling 2016	417-1 Requirements for product and service information and labeling	71	-	12
	417-2 Incidents of non-compliance concerning product and service information and labeling	In 2017, there were two administrative notice assessments concerning labeling. The reasons for the notice assessments were the use of incorrect abbreviation of the term grams and outdated description of product composition in relation to the product registered with the Ministry of Agriculture. In both cases, the sanctions involved payment of a fine.	-	16
	417-3 Incidents of non-compliance concerning marketing communications	In 2017, there were no cases involving non-compliance concerning marketing communications	-	-

GRI Standard	Disclosure	Page/Other explanations	Omission	SDG
Socioeconomic Compliance				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	Judicial and administrative claims in terms of labor laws are structured as follows: Twenty thousand legal actions ongoing, which total R$ 561,079 million, amounts provisioned. Concerning administrative processes, the Company currently has one process ongoing (labor and civil).	-	-
	103-2 Management approach and its components		-	-
	103-3 Evaluation of the management approach		-	-
GRI 419: Socioeconomic Compliance 2016	419-1 Non-compliance with laws and regulations in the social and economic area		-	16
Animal welfare				
GRI 103: Management Approach 2016	103-1 Explanation of the material aspect and its Boundaries	112; 113	-	-
	103-2 Management approach and its components	112; 113	-	-
	103-3 Evaluation of the management approach	112; 113	-	-
Sector Disclosures: Food processing	G4-FP10 Total number of incidents of significant non-compliance with laws and regulations and adherence to voluntary standards related to transport, handling and slaughter practices of terrestrial and aquatic animals	112	-	-
	G4-FP11 Percentage and total number of animals reared and/or processed, by species and breed type and by housing type	165	-	-
	G4-FP12 FP12 Policies and practices regarding the use of antibiotics, anti-inflammatory, hormones and/or treatments with growth promoters, by species and breed type	112; 113	-	2
	G4-FP13 Total number of incidents of significant non-compliance with laws and regulations and adherence to voluntary standards related to transport, handling and slaughter practices of terrestrial and aquatic animals	In 2017, BRF received 31 infringement notices regarding animal welfare. All infringement notices were issued by the agricultural inspectors at service of the Ministry of Agriculture and were based on isolated occurrences. The cases mentioned do not represent significant non-compliance with the law, and are indicative of deviation in the standard. In all cases, BRF presented its defense to the Ministry of Agriculture	-	-

(Attachments

(Ethics and Compliance

COMMUNICATION AND TRAINING ON FIGHTING CORRUPTION* GRI 205-2

Employment Category	Employees	Communicated/Trained – 2017
Directors	Number	10
	%	14.71%
Managers	Number	57
	%	9.95%
Supervisors and Coordinators	Number	248
	%	8.69%
Administration	Number	322
	%	1.86%
Operational	Number	17
	%	0.02%

** In 2017, no training or communication regarding compliance was conducted to members of the governance body. The number of business partners trained/communicated is not available.*

(Products

GRIEVANCE MECHANISMS – SAC GRI 102-34

Grievances	2015	2016	2017
Total number of grievances identified through the mechanism	478	688	656
Number of grievances addressed	478	688	656
Number of grievances resolved	478	688	656
Number of grievances recorded before the period covered by the report resolved during the reporting period	404	478	688
Number of grievances resolved through remediation and details of the grievance	478	688	656

(Human Capital

EMPLOYEES BY TYPE OF EMPLOYMENT CONTRACT AND REGION* GRI 102-8

Region*	2015				2016				2017**			
	Fixed-term contracts	Open-ended contracts	Interns and apprentices	Total	Fixed-term contracts	Open-ended contracts	Interns and apprentices	Total	Fixed-term contracts	Open-ended contracts	Interns and apprentices	Total
Africa	14	0	0	**14**	15	0	0	**15**	10	0	0	**10**
Latin America	2,607	0	0	**2,607**	3,942	0	0	**3,942**	4,065	0	0	**4,065**
Brazil	500	90,534	1,516	**92,550**	367	85,982	1,572	**87,921**	450	87,434	1,499	**89,383**
Asia	62	0	0	**62**	9,461	0	0	**9,461**	9,367	0	0	**9,367**
Europe	482	0	0	**482**	556	0	0	**556**	500	0	0	**500**
Middle East	2,080	0	0	**2,080**	2,140	0	0	**2,140**	2,083	0	0	**2,083**
Total	**96,279**	**0**	**1,516**	**97,795**	**102,463**	**0**	**1,572**	**104,035**	**103,909**	**0**	**1,499**	**105,408**

** For employees outside Brazil, there are no data on types of contracts (fixed-term/open-ended). Therefore, only the total per structure is reported, without breakdown of the respective categories.*
*** No data for Turkey.*

EMPLOYEES BY TYPE OF EMPLOYMENT GRI 102-8

Type of employment	2015			2016			2017*		
	Male	Female	Total	Male	Female	Total	Male	Female	Total
Full time	55,985	36,893	**92,878**	53,344	34,936	**88,280**	61,772	40,655	**102,427**
Part time	2,449	952	**3,401**	7,472	6,711	**14,183**	838	644	**1,482**
Interns and apprentices	791	725	**1,516**	770	802	**1,572**	737	762	**1,499**
Total	**59,225**	**38,570**	**97,795**	**61,586**	**42,449**	**104,035**	**63,347**	**42,061**	**105,408**

**No data for Turkey.*

TOTAL NUMBER OF EMPLOYEES GRI 102-8 (IN BRAZIL AND ABROAD)


97,795
104,035
105,408
2015
2016
2017

EMPLOYEES BY EMPLOYMENT CATEGORY*

	2015	2016	2017
Directors	66	70	72
Managers	529	593	598
Supervisors and Coordinators	2,605	2,646	2,903
Administration	9,242	18,037	17,616
Operational	83,837	81,117	87,045
Interns and apprentices	1,516	1,572	1,499
Total	**97,795**	**104,035**	**109,733**

** Data include employees in Turkey*

EMPLOYEES BY AGE GROUP*

	2015	2016	2017
< 30 years of age	37,389	38,379	35,541
From 30 to 50 years of age	54,091	57,936	62,733
> 50 years of age	6,315	7,720	11,459
Total	**97,795**	**104,035**	**109,733**

** Data include employees in Turkey*

INDIVIDUALS OF THE GOVERNANCE BODIES GRI 102-8

	2015	2016	2017
Board of Directors	9	9	9
Fiscal Council	3	3	3
Executive Board	8	8	7
Total	**20**	**20**	**19**

HIRING, BY GENDER* GRI 401-1


29,37%
24,25%
27,42%
26,09%
22,18%
21.10%
23,85%
23,23%
19.46%
14.173
15.864
12.231
13.889
8.792
8.038
2015
2016
2017
Total 22,965
Total 28,095
Total 21,927
Male
Female
Total
Rate

* No data for Turkey, interns or apprentices

By age group*	2015		2016		2017	
	No.	Rate	No.	Rate	No.	Rate
< 30 years of age	15,781	43.99%	16,421	44.61%	14,723	43.25%
From 30 to 50 years of age	7,040	13.02%	10,688	18.45%	6,993	11.15%
> 50 years of age	144	2.28%	986	12.77%	211	1.84%
Total	**22,965**	**23.85%**	**28,095**	**27.42%**	**21,927**	**20.26%**

*No data for Turkey, interns or apprentices.

By region*	2015		2016		2017	
	No.	Rate	No.	Rate	No.	Rate
Africa	5	35.71%	10	66.67%	5	50.00%
Latin America	383	14.69%	1.634	41.45%	252	6.20%
Latin America Brazil	21,949	24.11%	16,287	18.86%	21,291	24.23%
Asia	45	72.58%	9.432	99.69%	105	1.12%
Europe	88	18.26%	162	29.14%	50	10.00%
Middle East	495	23.80%	570	26.64%	224	3.50%
Total	**22,965**	**23.85%**	**28,095**	**27.42%**	**21,927**	**20.26%**

*No data for Turkey, interns or apprentices

TERMINATIONS, BY GENDER GRI 401-1


29.95%
28.21%
27.09%
22.13%
20.16%
21.33%
18.99%
18.25%
18.54%
15,827
11.334
13,461
8,394
11,426
7,841
2015
2016
2017
Total 27,161
Total 21,855
Total 19,267
Male
Female
Total
Rate

* No data for Turkey, interns or apprentices

By age group*	2015		2016		2017	
	No.	Rate	No.	No.	Rate	No.
< 30 years of age	15,327	42.73%	11,791	32.03%	10,225	30.04%
From 30 to 50 years of age	11,030	20.39%	9,204	15.89%	7,926	12.63%
> 50 years of age	804	12.73%	860	11.14%	1,116	9.74%
Total	**27,161**	**28.21%**	**21,855**	**21.33%**	**19,267**	**17.80%**

*No data for Turkey, interns or apprentices

By region*	2015		2016		2017	
	No.	Rate	No.	Rate	No.	Rate
Africa	1	7.14%	5	33.33%	10	100%
Latin America	381	14.61%	293	7.43%	390	9.59%
Latin America Brazil	26,488	29.10%	20,977	24.29%	18,381	20.92%
Asia	17	27.42%	34	0.36%	55	0.59%
Europe	69	14.32%	74	13.31%	49	9.80%
Middle East	205	9.86%	472	22.06%	382	5.96%
Total	**27,161**	**28.21%**	**21,855**	**21.33%**	**19,267**	**17.80%**

*No data for Turkey, interns or apprentices

PARENTAL LEAVE* GRI 401-3

		2015	2016	2017
Employees who were entitled to take the leave	Male	58,434	60,816	62,610
	Female	37,845	41,647	41,299
Employees who took the leave	Male	2,127	1,917	1,936
	Female	2,852	2,536	2,271
Employees who returned to work after the leave	Male	2,127	1,917	1,936
	Female	2,808	2,519	2,238
Employees who returned to work after the leave and who were still employed 12 months after returning to work	Male	1,600	1,714	1,514
	Female	2,278	2,003	2,136
Rate of return	Male	100%	100%	100%
	Female	98.46%	99.33%	98.55%
Retention rate	Male	75.22%	89.41%	78.20%
	Female	81.13%	79.52%	95.44%

** The information reflects the number of BRF employees (except apprentices and trainees) on the last day of each year, considering the respective groups of employees. Data for 2017 do not include employees in Turkey or apprentices and interns.*

HEALTH AND SAFETY NUMBERS FOR EMPLOYEES BY REGION AND GENDER (2017) GRI 403-2

Africa	Male	Female	Total
Lost-time injuries	NA	NA	NA
Injury rate	NA	NA	NA
Injuries without lost-time	NA	NA	NA
Injury rate	NA	NA	NA
Rate of occupational diseases	NA	NA	NA
Total number of lost days	NA	NA	NA
Absenteeism rate	NA	NA	NA
Total number of fatalities	**NA**	**NA**	**NA**

Latin America - Brazil	Male	Female	Total
Lost-time injuries	240	151	391
Injury rate	2.24	2.30	2.26
Injuries without lost-time	2,911	1,462	4,373
Injury rate	27.17	22.25	25.30
Rate of occupational diseases	0.12	0.26	0.17
Total number of lost days	9,925	9,114	19,039
Absenteeism rate	1.88	3.28	5.16
Total number of fatalities	**0**	**1**	**1**

Asia*	Male	Female	Total
Lost-time injuries	ND	ND	7
Injury rate	ND	ND	0.33
Injuries without lost-time	ND	ND	24
Injury rate	ND	ND	1.11
Rate of occupational diseases	ND	ND	0.00
Total number of lost days	ND	ND	51
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**0**

** Countries included: Malaysia and Thailand.*

Latin America*	Male	Female	Total
Lost-time injuries	ND	ND	124
Injury rate	ND	ND	17.22
Injuries without lost-time	ND	ND	1,754
Injury rate	ND	ND	243.53
Rate of occupational diseases	ND	ND	1.80
Total number of lost days	ND	ND	4,325
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**0**

** Country included: Argentina.*

Europe	Male	Female	Total
Lost-time injuries	NA	NA	NA
Injury rate	NA	NA	NA
Injuries without lost-time	NA	NA	NA
Injury rate	NA	NA	NA
Rate of occupational diseases	NA	NA	NA
Total number of lost days	**NA**	**NA**	**NA**
Absenteeism rate	NA	NA	NA
Total number of fatalities	**NA**	**NA**	**NA**

Middle East	Male	Female	Total
Lost-time injuries	ND	ND	0
Injury rate	ND	ND	0.00
Injuries without lost-time	ND	ND	19
Injury rate	ND	ND	14.68
Rate of occupational diseases	ND	ND	0.00
Total number of lost days	**ND**	**ND**	**0**
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**0**

HEALTH AND SAFETY NUMBERS FOR CONTRACTORS BY REGION AND GENDER (2017) GRI 403-2

Africa	Male	Female	Total
Lost-time injuries	NA	NA	NA
Injury rate	NA	NA	NA
Injuries without lost-time	NA	NA	NA
Injury rate	NA	NA	NA
Rate of occupational diseases	NA	NA	NA
Total number of lost days	NA	NA	NA
Absenteeism rate	NA	NA	NA
Total number of fatalities	**NA**	**NA**	**NA**

Latin America*	Male	Female	Total
Lost-time injuries	ND	ND	4
Injury rate	ND	ND	ND
Injuries without lost-time	ND	ND	4
Injury rate	ND	ND	ND
Rate of occupational diseases	ND	ND	0.00
Total number of lost days	**ND**	**ND**	**165**
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**0**

** Country included: Argentina.*

Latin America - Brazil	Male	Female	Total
Lost-time injuries	ND	ND	51
Injury rate	ND	ND	1.33
Injuries without lost-time	ND	ND	125
Injury rate	ND	ND	3.25
Rate of occupational diseases	ND	ND	0.00
Total number of lost days	**ND**	**ND**	**845**
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**2**

Asia*	Male	Female	Total
Lost-time injuries	ND	ND	1
Injury rate	ND	ND	36.57
Injuries without lost-time	ND	ND	0
Injury rate	ND	ND	0.00
Rate of occupational diseases	ND	ND	0.00
Total number of lost days	**ND**	**ND**	**57**
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**0**

** Countries included: Malaysia and Thailand.*

Europe	Male	Female	Total
Lost-time injuries	NA	NA	NA
Injury rate	NA	NA	NA
Injuries without lost-time	NA	NA	NA
Injury rate	NA	NA	NA
Rate of occupational diseases	NA	NA	NA
Total number of lost days	**NA**	**NA**	**NA**
Absenteeism rate	NA	NA	NA
Total number of fatalities	**NA**	**NA**	**NA**

Middle East	Male	Female	Total
Lost-time injuries	ND	ND	0
Injury rate	ND	ND	0.00
Injuries without lost-time	ND	ND	2
Injury rate	ND	ND	14.78
Rate of occupational diseases	ND	ND	0.00
Total number of lost days	**ND**	**ND**	**0**
Absenteeism rate	ND	ND	ND
Total number of fatalities	**ND**	**ND**	**0**

DIVERSITY INDICATORS GRI 405-1

Individuals within the organization's governance bodies, by gender (%)	2015		2016		2017	
	Male	Female	Male	Female	Male	Female
Board of Directors	100%	0.0%	100%	0.0%	88.9%	11.1%
Fiscal Council	100%	0.0%	100%	0.0%	100%	0.0%
Executive Board	87.5%	12.5%	100%	0.0%	100%	0.0%
Total	**95.0%**	**5.0%**	**100%**	**0.0%**	**94.7%**	**5.3%**

Individuals within the organization's governance bodies, by age group (%)	2015			2016			2017		
	< 30 years of age	30 to 50	> 50 years of age	< 30 years of age	30 to 50	> 50 years of age	< 30 years of age	30 to 50	> 50 years of age
Board of Directors	0.0%	33.3%	66.7%	0.0%	22.2%	77.8%	0.0%	33.3%	66.7%
Fiscal Council	0.0%	0.0%	100%	0.0%	0.0%	100%	0.0%	0.0%	100%
Executive Board	0.0%	75.0%	25.0%	0.0%	75.0%	25.0%	0.0%	57.1%	42.9%
Total	**0.0%**	**45.0%**	**55.0%**	**0.0%**	**40.0%**	**60.0%**	**0.0%**	**36.8%**	**63.2%**

Employees, by employment category and gender (%)	2015		2016		2017*	
	Male	Female	Male	Female	Male	Female
Directors	0.06%	0.01%	0.06%	0.01%	0.06%	0.005%
Managers	0.43%	0.12%	0.46%	0.12%	0.44%	0.11%
Supervisors and Coordinators	2.09%	0.62%	2.01%	0.58%	2.14%	0.61%
Administration	5.44%	4.16%	8.34%	9.26%	7.79%	8.90%
Operational	52.68%	34.40%	48.49%	30.68%	49.83%	30.13%
Total	60.7%	39.3%	59.4%	40.6%	60.3%	39.7%

Does not include data for Turkey.

Employees, by employment category and age group (%)	2015			2016			2017*		
	< 30 years of age	30 to 50	> 50 years of age	< 30 years of age	30 to 50	> 50 years of age	< 30 years of age	30 to 50	> 50 years of age
Directors	0.00%	0.06%	0.01%	0.00%	0.06%	0.01%	0.00%	0.05%	0.01%
Managers	0.03%	0.48%	0.04%	0.04%	0.50%	0.04%	0.02%	0.46%	0.07%
Supervisors and Coordinators	0.40%	2.15%	0.16%	0.39%	2.03%	0.17%	0.26%	2.15%	0.27%
Administration	3.74%	5.49%	0.37%	7.04%	9.54%	1.02%	5.32%	9.59%	1.36%
Operational	33.08%	48.01%	5.99%	28.46%	44.41%	6.30%	25.85%	45.70%	8.87%
Total	**37.3%**	**56.2%**	**6.6%**	**35.9%**	**56.5%**	**7.5%**	**31.5%**	**58.0%**	**10.6%**

Does not include data for Turkey.

Black employees, by employment category and gender (%)	2015		2016		2017*	
	Male	Female	Male	Female	Male	Female
Directors	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Managers	0.004%	0.00%	0.005%	0.00%	0.00%	0.003%
Supervisors and Coordinators	0.03%	0.01%	0.03%	0.01%	0.02%	0.01%
Administration	0.12%	0.08%	0.10%	0.07%	0.10%	0.07%
Operational	3.45%	1.43%	3.15%	1.29%	1.57%	4.08%
Total	**3.60%**	**1.51%**	**3.29%**	**1.36%**	**1.70%**	**4.16%**

Does not include data for Turkey.

Employees PwDs, by employment category and gender (%)	2015		2016		2017*	
	Male	Female	Male	Female	Male	Female
Directors	0.00	0.00	0.00	0.00	0.002	0.00
Managers	0.005	0.00	0.006	0.00	0.00	0.005
Supervisors and Coordinators	0.02	0.002	0.03	0.003	1.29	0.00
Administration	0.08	0.06	0.08	0.05	0.07	0.05
Operational	1.40	0.80	1.33	0.82	0.78	1.31
Total	**1.51**	**0.86**	**1.44**	**0.87**	**2.15**	**1.36**

Does not include data for Turkey.

RATIO OF BASIC SALARY AND REMUNERATION OF WOMEN TO MEN IN EACH EMPLOYMENT CATEGORY - BRAZIL*
GRI 405-2

Salary ratio	2015	2016	2017
Directors	81%	82%	90%
Managers	94%	93%	96%
Supervisors and Coordinators	107%	106%	108%
Administration	88%	88%	89%
Operational	82%	83%	85%

** Indicator reflects the company's position in Brazil. Regarding data referring to the foreign market, currently each region has its own control. BRF is working to fully centralized this information in a single system.*

(Quality Management

PURCHASES ACCORDING TO INTERNATIONAL STANDARDS AND CERTIFICATIONS (2017) GRI FP2

Supplier area	Types of certified products purchased	Name of internationally recognized certification	%	Geographic origin
Grains, Meals, and Oils	Soybean meal	European Biofuels Directive (EURED), ISCC, HAA CCP, ISO14001, ISO18001, RTRS	78.36%	Brazil (MG, GO, MT, PR, MS, SP, SC, RS); Paraguay
	Soybean oil	GMP+	67.03%	Brazil (MG, GO, MT, PR, MS, RS, PI, BA, SC)

1The total volume of purchases is considered strategic information, since it involves the trading methodology of purchasing departments.

THIRD-PARTY CERTIFICATIONS IN ACCORDANCE WITH INTERNATIONALLY RECOGNIZED STANDARDS IN THE FOOD SAFETY MANAGEMENT SYSTEM1 (2017) GRI FP5

Certifications		Units
Final product	BRC[2]	Brazil (Chapecó, Toledo, Concórdia, Serafina Corrêa, Lajeado, Uberlândia, Várzea Grande, Capinzal, Francisco Beltrão, Mineiros, Marau, Rio Verde, and Dourados)
Final product	IFS[2]	Brazil (Chapecó, Toledo, Concórdia, Serafina Corrêa, Lajeado, Uberlândia, Várzea Grande, Capinzal, Francisco Beltrão, Mineiros, Marau, Rio Verde, and Dourados)
Raw material	GlobalGAP[3]	Brazil (Chapecó and Marau)
Raw material	AloFree	Brazil (Capinzal, Marau, Serafina Corrêa)
Raw material	ISO 17025: 2005	Brazil: Lab. Jundiaí, Uberlândia, Marau, Videira, Carambeí, Concórdia, Capinzal, Chapecó (microbiology), Dois Vizinhos (Physical-Chemical), Francisco Beltrão (microbiology), Toledo, Dourados (microbiology), Rio Verde, Lucas do Rio Verde
Raw material	Certified Humane	Brazil (Chapecó, Buriti Alegre and Ponta Grossa)
Raw material	GenesisGAP	Thailand

[1]In addition to the food safety-related certifications, some units have the ISO 9001, ISO 14001, OHSAS 18001, Halal certifications, in addition to accreditations and customer audits.
[2]Certifications valid for 2017.
[3]The Faxinal dos Guedes unit has certified broiler breeder farms and hatchery, and the Francisco Beltrão unit has a GlobalGAP certified hatchery. In 2017, the number of poultry farms certified with this standard was expanded in the Marau (RS) unit.

(Supplier Development

PROPORTION OF SPENDING ON LOCALLY-BASED SUPPLIERS – BRAZIL GRI 204-1

	Procurement			Agriculture			Commodities		
	2015	2016	2017	2015	2016	2017	2015	2016	2017
Brazil									
AL	0.00%	0.016%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
AM	0.00%	0.16%	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
BA	0.00%	0.18%	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
CE	0.00%	0.05%	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
DF	0.00%	0.07%	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
ES	0.00%	0.07%	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
GO	0.00%	4.16%	1.21%	20.80%	18.50%	17.43%	19.42%	15.62%	26.70%
MA	0.00%	0.01%	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
MG	0.00%	2.39%	2.50%	6.40%	6.90%	4.85%	11.87%	9.60%	9.64%
MS	0.00%	0.39%	0.12%	2.20%	2.40%	2.51%	3.21%	2.24%	4.24%
MT	0.00%	3.92%	1.76%	16.10%	15.70%	18.30%	18.23%	18.56%	19.02%
PA	0.00%	0.15%	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
PE	0.00%	1.48%	0.44%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
PI	0.00%	0.01%	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
PR	0.00%	10.05%	6.11%	21.40%	21.80%	22.31%	28.48%	33.71%	12.72%
RJ	0.00%	0.27%	0.08%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
RN	0.00%	0.03%	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
RS	0.00%	6.09%	3.41%	13.20%	12.60%	13.35%	14.31%	13.83%	21.52%
SC	0.00%	10.08%	7.50%	19.90%	18.80%	21.25%	4.48%	6.44%	6.20%
SP	0.00%	2.12%	3.34%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Latin America									
Argentina	ND	86.4%	87.4%	ND	0.70%	0.70%	ND	90.42%	99.40%

(Animal welfare

PERCENTAGE AND TOTAL NUMBER OF ANIMALS REARED AND/OR PROCESSED, BY SPECIES AND BREED TYPE AND BY HOUSING TYPE GRI FP11

Type*	Turkeys		Broilers		Pigs	
	2016	2017	2016	2017	2016	2017
Negative pressure	36.54%	40%	34%	31%	-	-
Positive pressure	66.51%	60%	41%	34%	-	-
Dark house	-	-	25%	35%	-	-
Collective management	-	-	-	-	20.10%	26.50%
Individual management	-	-	-	-	79.90%	73.50%

** Negative pressure: Aviaries with yellow or blue curtains, with or without cooling equipment in the air intake and with nebulizers, or aviaries with black/silver curtains without cooling and with nebulizers. In this system, greater control of temperature and humidity is possible, offering the poultry a better comfort condition throughout life. Positive pressure: Aviaries working with open curtains making maximum use of the natural condition of the environment. In the first days of the lot, equipment is used to warm the facilities, providing thermal comfort to chicks. At high temperatures, they use fans and nebulizers to assist in ambient conditions. They provide an environment closer to the animals' usual environment. Dark house: Aviaries with black x silver curtains, cooling equipment, and nebulizers. They work with curtains closed. The air enters through one end and is forced out through the opposite end. In this system, lighting is supplied and controlled by the producer in order to guarantee the best condition for the animal in the different stages of production. Provides better control over the temperature and ventilation of the facility, ensuring thermal comfort for the poultry. Collective gestation: during the gestation period, broilers remain in collective bays (in group) with freedom of movement and to express their natural characteristics. Individual gestation: during the gestation period, broilers remain in individual bays. Despite limiting the space of the breeders, this practice facilitates the individual control of gestating breeders and provides conditions to avoid fights among the animals.*

(Natural Capital

Energy

ENERGY CONSUMPTION WITHIN THE ORGANIZATION (GJ) GRI 302-1

Non-renewable sources	2015	2016	2017
Fuel oil	166,017.18	178,710.10	76,513.32
Diesel	109,030.87	110,380.87	68,120.95
Natural gas	266,331.36	184,186.94	881,504.50
Gasoline	1,501.97	144.64	852.21
LPG	595,626.97	585,322.59	513,963.70
Kerosene	0.00	0.00	0.00
Shale	106,181.00	99,716.27	92,873.61
Total	**1,244,689.35**	**1,158,461.40**	**1,633,828.29**
Renewable sources	2015	2016	2017
Sugarcane ethanol	23.71	40.18	5.73
Biodiesel	0.00	0.00	0.00

Wood briquette	7,133.28	20,843.55	25,395.76
Wood chips	12,510,507.12	12,895,029.47	14,243,132.02
Fire wood	11,019,877.29	9,538,042.37	8,023,260.30
Vegetable or animal oil	288,555.51	227,357.03	195,083.91
Wood strip	345,408.52	215,805.33	152,011.03
Sawdust	6,205.13	650.60	1,898.79
Palm Kernel Shell	0.00	57,176.93	16,705.00
Total	**24,177,710.56**	**22,954,945.46**	**22,657,492.54**
Energy consumption from non-renewable sources			
Gas	460,899.45	403,064.07	513,693.72
Oil	340,219.93	82,432.84	146,618.04
Nuclear	74,991.73	15,530.83	4,093.76
Coal	126,980.61	268,427.45	229,411.27
Total	**1,003,091.72**	**769,455.18**	**893,816.79**
Energy consumption from renewable sources			
Hydroelectric	6,662,464.13	6,195,891.59	7,404,013.34
Biomass	445,551.82	222,807.26	154,994.21
Wind power	173,868.77	77,654.13	79,580.48
Solar	3,452.76	1,202.45	6,681.31
Geothermal	0.00	0.00	11,848.73
Total	**8,288,429.20**	**7,267,010.61**	**7,657,118.07**
Energy sold			
Electricity	0.00	0.00	0.00
Heating	0.00	0.00	0.00
Cooling	0.00	0.00	0.00
Steam	0.00	0.00	0.00
Total	**0.00**	**0.00**	**0.00**
Total energy consumed			
Fuels from non-renewable sources	1,244,689.35	1,158,461.40	1,633,828.29
Fuels from renewable sources	24,177,710.56	22,954,945.46	22,657,492.54
Energy consumed from non-renewable sources	1,003,091.72	769,455.18	893,816.79
Energy consumed from renewable sources	8,288,429.20	7,267,010.61	7,657,118.07
Total	**33,710,829.11**	**31,380,417.47**	**32,842,255.70**

Water

WATER SOURCES AFFECTED BY WITHDRAWAL OF WATER[1] GRI 303-2

Name of water source	Withdrawal (m)	Source designated as a protected area nationally or internationally	Value of biodiversity	Value for local communities and Indigenous peoples
Iguaçu River	13.400.000.00	National	N/D	N/D
Santa Rosa River	11.937.637.44	National	N/D	N/D
Queimados River	14.065.056.00	National	N/D	N/D
Santa Cruz River	13.140.000.00	National	N/D	N/D
São José River	14.941.756.80	National	N/D	N/D
São João River	17.250.192.00	National	N/D	N/D
Marau River	23.652.000.00	National	N/D	N/D
Cuiabá River[2]	29.802.150.720.00	National	N/D	N/D
Dourados River[2]	Does not withdraw from surface source			

[1]The criterion for defining this list as affected sources was the withdrawal of more than 5% of the total flow of the source (river) and withdrawals from bodies of water that are considered by specialists to be particularly sensitive because of their relative size, function or condition as a rare, threatened or endangered system - or for the support they give to a specific species of plant or animal threatened with extinction.
[2]There is no withdrawal above 5% of the flow of the Cuiabá and Dourados Rivers - they were cited for being on the Ramsar list.

PERCENTAGE AND TOTAL VOLUME OF WATER RECYCLED AND REUSED GRI 303-3

Water recycled and reused	2015	2016	2017
Total volume of water recycled (m)	8,416,355.28	8,376,260.93	7,218,991.68
Total volume of water reused (m)	7,740,455.35	13,730,264.45	5,403,590.53
Total volume of water recycled and reused by the organization (m)	16,156,810.63	22,106,525.38	12,622,582.21
Total volume of water withdrawn (m)	58,314,506.77	61,082,557.42	65,786,767.58
Percentage of water recycled and reused	27.71%	36.19%	19.19%
Recirculation rate (%)	23.93%	28.96%	18.67%
Total indirect/direct volume of reuse water (WHO)	3,259,361.03	5,583,145.89	7,843,541.03
Recirculation rate (%)	29.90%	38.30%	31.15%

AREAS OF WATER STRESS* GRI 306-5

Unit	Source of consumption/ withdrawal of water	Withdrawal(m)	Withdrawal (m)	% of water withdrawal from river	Is source in protected area?	Withdrawal grant	Expiration of the grant
Dois Vizinhos	Iguaçu River	4,437,803.37	13,400,000	33.12%	Yes	Ordinance 429/2012	03/04/2022
Francisco Beltrão	Santa Rosa River	2,825,415.01	11,937,637	23.67%	Yes	Ordinance 674/2008	30/07/2018
Concórdia	Queimados River	3,543,908.90	14,065,056	25.20%	Yes	CNUA - 30313. 23933. 34393-45341	Valid for an indefinite period of time
Capinzal	Santa Cruz River	2,887,795.00	13,140,000	21.98%	Yes	CNUA 421 00418765-29/2010	Valid for an indefinite period of time
Chapecó	São José River	3,323,458.90	14,941,757	22.24%	Yes	CNUA 421 00414932-29	Valid for an indefinite period of time
Carambeí	São João River	2,580,075.62	17,250,192	14.96%	Yes	Ordinance 766/2011	27/07/2021
Marau Aves	Marau River	1,979,743.00	23,652,000	8.37%	Yes	DRH No. 190/2003	Valid for an indefinite period of time
Várzea Grande	Cuiabá River	1,298,451.84	29,802,150,720	0.01%	Yes	Valid for an indefinite period of time	
Dourados			Does not withdraw from surface source, enters the Ramsar list				

** Discharges account for an average of 5% or more of the average annual volume of the water body in the following rivers: Iguaçu; Santa Rosa; Queimados; Santa Cruz; São João; Marau; Cuiabá; and São José.*

EMISSIONS OF OZONE-DEPLETING SUBSTANCES (ODS) (TCFC-11E) GRI 305-6

	2015	2016	2017
CFC	0.00	0.00	0.00
HCFC	883.53	1,720.47	1.004,04
Total	**883.53**	**1,720.47**	**1.004,04**

SIGNIFICANT AIR EMISSIONS GRI 305-7

	2015	2016	2017
NOx	2,065.37	1,285.28	xx
SOx	208.68	131.42	xx
Persistent Organic Pollutants (POP)	0.00	0.00	xx
Volatile Organic Compounds (VOC)	0.00	0.00	xx
Hazardous Air Pollutants (HAP)	0.00	0.00	xx
Particulate Matter (PM)	2,344.87	2,323.71	xx
CO	6,500.02	5,530.05	xx
HC	0.00	0.00	xx
Total	**-**	**-**	**xx**

** The data reported come from measurements/reports/analyses carried out by specialized companies and with the frequency required by the applicable legislation. For the analysis of combustion gases, we use high-technology equipment, which employs the principle of electrochemical cells conducting online analyses of the gases resulting from the combustion process (CO_2, O_2, NOx and SOx). Collection time complies with the applicable legislation in each location. To determine particulate matter, an isokinetic sampler of air pollutants is used.*

(Financial Result GRI 201-1

VALUE ADDED (R$ BILLION)


32,2
33,7
33,5
2015
2016
2017

ECONOMIC VALUE DISTRIBUTED (R$ MILLION)

	2015	2016	2017
Human Resources	4,776	4,881	5,279
Taxes	3,239	3,711	3,717
Interest/Rent	5,346	4,874	3,969
Interest on capital	899	513	-
Retained	1,839	(984)	(1,126)
Non-controlling shareholding interest	20	5	(27)
Dividends	91	98	-
Total	**16,210**	**13,099**	**11,813**

(Corporate Information

General Coordination of the Project – BRF
Vice Presidency of Finance and Investor Relations

SUSTAINABILITY MANAGEMENT

GRI CONSULTING, EDITORIAL COORDINATION, CONTENT AND DESIGN
Report Sustentabilidade

PHOTOGRAPHY
Leonardo Wen

Images made in the Marau unit, in the state of Rio Grande do Sul

TRANSLATION
Gotcha! Idiomas

INFOGRAPHIC
Cássio Bittencourt

FONT FAMILY
Meta, FS Truman Web and Bungee Inline

www.brf-global.com